Exhibit 10.55

OFFICE BUILDING LEASE
FOR
NATIONAL CONSUMER COOPERATIVE BANK, d/b/a
National Cooperative Bank
2011 Crystal Drive
Arlington, Virginia 22202
CHARLES E. SMITH
REAL ESTATE SERVICES L.P.
2345 Crystal Drive
Arlington, Virginia 22202

TABLE OF CONTENTS

1	SPECIFIC PROVISIONS		5
	1.1	Premises	5
		(a) Demised Premises	5
		(b) Rentable Area	5
		(c) Complex	5
		(d) Building	5
		(e) Address	5
	1.2	Lease Dates	5
		(a) Lease Term	5
		(b) BaseYear	5
		(c) Fiscal Year	5
		(d) Lease Year	5
		(e) Rent Start Date	5
		(g) Expiration Date	5
	1.3	Base Annual Rent	5
		(a) Initial Base Annual Rent	6
		(b) Percentage Factor	6
		(c) Schedule of Base Annual Rent	6
		(d) Base Annual Rent Abatement	6
	1.4	Allowance	6
	1.5	Additional Rent	6
		(a) Increases in Real Estate Taxes	7
		(b) Increases in Operating Expenses	7
		(c) 1725 Eye Street Payment	7
	1.6	Security Deposit	7
	1.7	Standard Buildign Operating Days and Hours	7
	1.8	Use of Premises	7
	1.9	(a) Address for Notices to Tenant	7
		(b) Address for Notices to Landlord	7
		(c) Address for Payment of Rent	7
	1.10	Special Provisions	8
	1.11	Exhibits to Lease	8

2.	RENT		11
	2.1	Base Annual Rent	11
		(a) Payment of Base Annual Rent	11
		(b) Escalation of Base Annual Rent	11
	2.2	Additional Rent	11
		(a) Real Estate Taxes	11
		(b) Operating Expenses	12
	2.3	Additional Rent Estimates and Adjustments	13
		(a) Initial Additional Rent Adjustments	13
		(b) Annual Budget	13
		(c) Additional Rent Reconciliations	13
		(d) Verification of Additional Rent	13
		(e) Fiscal Year	14
	2.4	Rent Adjustment Limit	14
	2.5	Survival of Rent Obligation	14
	2.6	Pro Rata Share	14
	2.7	Prorated Rent	14
	2.8	Application of Rent	14
	2.9	Late Payment Fee and Interest Charge	14
	2.10	Other Tenant Costs and Expenses	14

3.	CONSTRUCTION OF PREMISES AND OCCUPANCY		14
	3.1	Tenant Plans, Construction and Rent Liability	14
		(a) Preparation of Tenant Plans	14
	3.2	Possession	15
	3.3	Permits	15

4.	SUBLETTING AND ASSIGNMENT		15
	4.1	Consent	15
		(a) Consent Required	15
		(b) No Consent Required	15
	4.2	Recapture of Premises	16
	4.3	Excess Rent and Other Consideration	16
	4.4	Tenant Liability	16
	4.5	Reasonable Standards of Consent	16
	4.6	Other Transfers	17
	4.7	Rights on Default	17
	4.8	No Net Income	17
	4.9	Permitted Transactions	17

5.	SERVICES AND UTILITIES		17

	5.1	Building Standard Services and Utilities	17
	5.2	Overtime Services	18
	5.3	Excessive Usage	18
		(a) Equipment Restrictions	18
		(b) Excess Electrical Usage	18
		(c) Additional Utility Costs	18
	5.4	Excessive Heat Generation	18
	5.5	Building Access Control	19
	5.6	Roof and Auxiliary Spaces	19
	5.7	Trash Removal	19

6.	USE AND UPKEEP OF PREMISES		19
	6.1	Use	19
	6.2	Illegal and Prohibited Uses	19
	6.3	Insurance Rating	19
	6.4	Alterations	20
		(a) Approval Required	20
		(b) Alteration Requirements	20
		(c) Leasehold Improvements and Tenant’s Property	20
		(d) Compliance with Laws	21
	6.5	Maintenance by Landlord	21
		(a) Landlord Repairs and Maintenance	21
		(b) Use of Demised Premises by Landlord	21
	6.6	Signs and Publications	22
	6.7	Excessive Floor Load	22
	6.8	Moving and Deliveries	22
		(a) Prohibitions/Notices	22
		(b) Coordination with Landlord	22
		(c) Moving Damages	23
	6.9	Rules and Regulations	23
	6.10 Tenant Maintenance and Condition of Demised Premises Upon Surrender		23
	6.11 Tenant Property and Leasehold Improvements		23
	6.12 Landlord’s Right to Perform Tenant’s Duties		23

7.	ACCESS		23
	7.1	Landlord’s Access	23
	7.2	Restricted Access	23
	7.3	Tenant’s Access	23

8.	LIABILITY		24
	8.1	Tenant’s Property	24
	8.2	Criminal Acts of Third Parties	24
	8.3	Public Liability	24
	8.4	[INTENTIONALLY OMITTED]	24
	8.5	Tenant Insurance	24
		(a) Liability Insurance	24
		(b) Fire and Casualty Insurance	24
		(c) Increases in Coverage	24
		(d) Policy Requirements	24
		(e) No Limitation of Liability	25
		(f) Waiver of Subrogation	25
		(g) Business Interruption	25
		(h) Incident Reports	25
	8.6	Landlord Insurance	25
		(a) Liability Insurance	25
		(b) Fire and Casualty Insurance	25
		(c) Policy Requirements	25

9.	DAMAGE		25
	9.1	Fire or Casualty Damage	25
	9.2	Untenantability	26
		(a) Restoration Requirements	26
		(b) Casualty Near Expiration of Lease Term	26

10.	CONDEMNATION		26
	10.1	Landlord’s Right to Award	26
	10.2	Tenant’s Right to File Claim	26

11.	BANKRUPTCY		26
	11.1	Events of Bankruptcy	26
	11.2	Landlord’s Remedies	27
		(a) Termination of Lease	27
		(b) Suit for Possession	27
		(c) Non-Exclusive Remedies	27
		(d) Assumption or Assignment by Trustee	27
	11.3	[INTENTIONALLY OMITTED]	27
	11.4	Damages	27

12.	DEFAULTS AND REMEDIES	27
	12.1 Default	27
	12.2 Remedies	28
	12.3 Landlord’s Right to Relet	28
	12.4 Recovery of Damages	28
	(a) Quantification of Damages	28
	(b) Non-Exclusive Rights	28
	12.5 Waiver	28
	12.6 Anticipatory Repudiation	29
	(a) Repudiation Prior to Commencement Date	29
	(b) Repudiation of Any Obligation of Tenant During Lease Term	29
	12.7 [INTENTIONALLY OMITTED]	29
	12.8 [INTENTIONALLY OMITTED]	29
	12.9 [INTENTIONALLY OMITTED]	29
	12.10 Injunctive Relief	29
	12.11 Independent Covenants	29
	12.12 Waiver of Redemption	29
	12.13 Material Non-Monetary Defaults	29

13.	SUBORDINATION	29
	13.1 Subordination	29
	13.2 Estoppel Certificates	30
	13.3 Attornment	30
	13.4 Mortgagee Rights	30
	(a) Mortgagee Requirements	30
	(b) Notices to Mortgagee	30

14.	TENANT’S HOLDOVER	31
	14.1 With Landlord Consent	31
	14.2 Without Landlord Consent	31

15.	[INTENTIONALLY OMITTED]	31

16.	QUIET ENJOYMENT	31

17.	SUCCESSORS	31

18.	WAIVER OF JURY TRIAL AND STATUTE OF LIMITATIONS	31

19.	LIMITATION OF LANDLORD’S LIABILITY; NOTICE	31
	19.1 Landlord’s Consent	31
	19.2 Individual Liability	32
	19.3 Notice in Event of Landlord’s Default	32

20.	AUTHORITY	32

21.	TENANT’S RESPONSIBILITY REGARDING HAZARDOUS SUBSTANCES	32
	21.1 Hazardous Substances	32
	21.2 Tenant’s Restrictions	32
	(a) Violations	32
	(b) Use	32
	21.3 Affirmative Obligations	32
	(a) Compliance with Laws	32
	(b) Clean-Up Plans	32
	(c) Information Requests	33
	21.4 Tenant’s Indemnity	33
	21.5 Landlord’s Obligations	33
	21.6 Survival of Obligations	33

22.	JOINT AND SEVERAL LIABILITY	33

23.	DEFINITIONS	33
	23.1 Pronouns	33
	23.2 Demised Premises	33
	23.3 Lease Term	33
	23.4 Tenant’s Property	33
	23.5 Leasehold Improvements	33
	23.6 Calendar Year	33

24.	NOTICE TO PARTIES	33
	24.1 Addresses for Notices	33
	24.2 Effective Date of Notice	34

25.	[INTENTIONALLY OMITTED]	34

26.	SPECIAL PROVISIONS; EXHIBITS	34
	26.1 Incorporation in Lease	34
	26.2 Conflicts	34

27.	CAPTIONS	34

28.	ENTIRE AGREEMENT; MODIFICATION	34

29.	GOVERNING LAW; SEVERABILITY	34

30.	BINDING EFFECT OF LEASE	34

31.	FORCE MAJEURE	34

32.	RECORDATION	34

33.	TIME OF ESSENCE	34

34.	BROKERS	35

35.	RELATIONSHIP OF LANDLORD AND TENANT	35

36.	RETAIL BANK RESTRICTION	35

37.	STORAGE SPACE	35

38.	RENEWAL OPTION	35

39.	CHILDCARE	36

40.	FITNESS FACILITY	36

41.	ROOF RIGHTS	37

42.	PARKING	37

43.	INITIAL REMODELING OF THE DEMISED PREMISES	37

44.	RIGHT OF FIRST OFFER	40

45.	MUST TAKE EXPANSION OPTIONS	41

46.	TELECOMMUNICATIONS	42

47.	OFAC COMPLIANCE	42

48.	TENANT'S EXISTING LEASE	43

49.	TENANT’S SET OF RIGHT	44

50.	LENDER APPROVAL AND SNDA DELIVERY CONTINGENCY	45

     This Lease, made this                      day of                                         , 2005, between FIRST CRYSTAL PARK ASSOCIATES LIMITED PARTNERSHIP, a Virginia limited partnership (hereinafter referred to as “Landlord”), and NATIONAL CONSUMER COOPERATIVE BANK, d/b/a National Cooperative Bank, a federally chartered institution (hereinafter referred to as “Tenant”).
     Landlord, for and in consideration of the covenants and agreements set forth hereinafter, leases to Tenant, and Tenant leases from Landlord, the premises described, for the use set forth and for the term and at the rent reserved herein.
1. SPECIFIC PROVISIONS

1.1	PREMISES

	(a) Demised Premises:	Landlord and Tenant acknowledge that the Demised Premises, shown on the floor plans attached hereto as Exhibit A and made a part hereof, contains a Rentable Area of 75,870 rentable square feet of office space in the Building (hereinafter defined), comprised of 32,538 square feet (i.e., a portion of the Rentable Area) on the seventh (7th) floor of the Building and 43,332 square feet (i.e., the entire Rentable Area) on the eighth (8th) floor of the Building, all as measured in accordance with the BOMA Standard (as hereinafter defined).

	(b) Rentable Area:	The applicable rentable square footage of space in the Building measured in accordance with Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996 (the “BOMA Standard”), unless otherwise specifically stated.

	(c) Complex:	The five (5) buildings and related improvements and grounds known as Crystal Park, of which the Building is a part. The legal description of the grounds of the Complex (the “Land”) is set forth in Exhibit B. The five (5) buildings in the Complex contain in the aggregate approximately 2,319,346 square feet of Rentable Area, as measured in accordance with the BOMA Standard.

	(d) Building:	The office building known as 2011 Crystal Drive (a/k/a Crystal Park I), which is deemed to contain 442,469 square feet of total Rentable Area, as measured in accordance with the BOMA Standard.

	(e)Address:	2011 Crystal Drive, Arlington, Virginia 22202.

1.2	LEASE DATES

	(a) Lease Term:	The term of this Lease (“Lease Term”) shall commence on January 1, 2006, which date shall be extended on a day-for-day basis in the event of any Landlord Delay (as hereinafter defined) (“Commencement Date”) and shall thereafter continue for fifteen (15) years and eight (8) months, unless sooner terminated or extended in accordance with the provisions of this Lease. Landlord shall exercise reasonable diligence to tender possession of the Demised Premises in the condition required by this Lease on January 1, 2006, it being agreed, however, that (i) with respect to the portion of the Demised Premises comprised of the GSA Space (as hereinafter defined), Landlord shall exercise reasonable diligence to tender possession by March 1, 2006, and (ii) with respect to the portion of the Demised Premises comprised of the Cyprus Space (as hereinafter defined), Landlord shall exercise reasonable diligence to tender possession by April 1, 2006 (such January 1, 2006, March 1, 2006 and April 1, 2006 dates, as applicable, each a “Delivery Date”).

	(b) Base Year:	The period commencing on January 1, 2006, and ending on December 31, 2006.

	(c) Fiscal Year:	Each annual period, or portion thereof, included within the Lease Term commencing on January 1 and ending on December 31.

	(d) Lease Year:	The first Lease Year shall commence on the Rent Start Date (as defined below) and shall terminate at 11:59 p.m. on the day before the first anniversary of the Rent Start Date. All subsequent Lease Years shall be for twelve calendar months, except that the last Lease Year shall terminate on the date this Lease expires or is terminated in accordance with the provisions hereof.

	(e) Rent Start Date:	The earlier of (i) September 1, 2006 (which date shall be extended on a day-for-day basis in the event of any Landlord Delay), and (ii) the date on which Tenant commences use of the Demised Premises for the conduct of its business.

	(f) Expiration Date:	August 31, 2021 (which date shall be extended on a day-for-day basis in the event of any Landlord Delay).

1.3	BASE ANNUAL RENT

(a) Initial Base Annual Rent:	For the first Lease Year, commencing on the Rent Start Date, the annual amount of Two Million Three Hundred Fifty-One Thousand Nine Hundred Seventy and 00/100 Dollars ($2,351,970.00) (i.e., 75,870 rentable square feet multiplied by a base rental rate of $31.00 per rentable square foot), payable in equal monthly installments of One Hundred Ninety-Five Thousand Nine Hundred Ninety-Seven and 50/100 Dollars ($195,997.50) hereinafter referred to as “base monthly rent”. The Initial Base Annual Rent is subject to increase on the first day of each succeeding Lease Year pursuant to Section 1.3(c) below.

(b) Percentage Factor:	Two Percent (2%) per annum, with the first such increase commencing on the first (1st) day of the second (2nd) Lease Year; provided, however, that on the first (1st) day of each of the sixth (6th) and eleventh (11th) Lease Years, in lieu of the 2% increase described herein, the Base Annual Rent then in effect (i.e., including all prior annual escalations) shall be increased by $2.00 per rentable square foot of the Demised Premises.

(c) Schedule of Base Annual Rent:	Base Annual Rent during the Lease Term shall be an amount equal to the product of the Rentable Area of the Demised Premises multiplied by the following sums per annum:

Base Annual Rent
(per square foot
Lease Year	per annum)
1	$31.00
2	$31.62
3	$32.25
4	$32.90
5	$33.56
6	$35.56
7	$36.27
8	$36.99
9	$37.73
10	$38.49
11	$40.49
12	$41.30
13	$42.12
14	$42.96
15	$43.82
16 (partial, if applicable)	$44.70

(d)	Base Annual Rent Abatement:	Provided that no monetary or material non-monetary default then exists under this Lease that remains uncured beyond any applicable notice and cure period, Landlord shall abate the Base Annual Rent payable under this Lease for the period commencing on the Rent Start Date (or the first day of the calendar month immediately succeeding the Rent Start Date if the Rent Start Date is not the first day of a month) through and including the last day of the fifth (5th) full calendar month thereafter (the “Abatement Expiration Date”). Notwithstanding the foregoing, in the event that Tenant does not timely elect to have Landlord assume the 1725 Eye Street Economic Obligation pursuant to Section 48 below (or after so electing, rescinds such election pursuant to Section 48 below), the Abatement Expiration Date shall be extended for an additional seven (7) full calendar months immediately following the Abatement Expiration Date.

1.4	ALLOWANCE

Subject to the provisions of Section 43.4, Landlord shall provide Tenant with an allowance (the “Leasehold Improvements Allowance”) in an amount equal to Three Million Four Hundred Fourteen Thousand One Hundred Fifty and 00/100 Dollars ($3,414,150.00) (i.e., $45.00 per rentable square foot of the Demised Premises), and an additional allowance (the “Design Allowance”) in an amount equal to One Hundred Eighty-Nine Thousand Six Hundred Seventy-Five and 00/100 Dollars ($189,675.00) (i.e., $2.50 per rentable square foot of the Demised Premises). Notwithstanding anything to the contrary contained in this Lease, in the event that Tenant does not timely elect to have Vornado (as hereinafter defined) assume the 1725 Eye Economic Obligation (as hereinafter defined) pursuant to Section 48 below (or after so electing, rescinds such election pursuant to Section 48), the amount of the Leasehold Improvements Allowance shall be increased by Three Hundred Seventy-Nine Thousand Three Hundred Fifty and 00/100 Dollars ($379,350.00) (i.e., $5.00 per rentable square foot of the Demised Premises). The Leasehold Improvements Allowance and the Design Allowance are collectively referred to as the “Allowance.”

1.5	ADDITIONAL RENT

Additional Rent shall be payable by Tenant in accordance with Section 2, commencing on the first (1st) day of the second (2nd) Lease Year, and shall include each of the following:

(a) Increases in Real Estate Taxes:	Tenant’s pro rata share, equal to 17.15% (i.e., the Rentable Area of the Demised Premises [75,870 rentable square feet] divided by the Rentable Area of the Building [442,469 rentable square feet]), of the amount of Real Estate Taxes in excess of the Base Year Real Estate Taxes.

(b) Increases in Operating Expenses:	Tenant’s pro rata share, equal to 17.15% (i.e., the Rentable Area of the Demised Premises [75,870 rentable square feet] divided by the Rentable Area of the Building [442,469]), of the amount of Operating Expenses in excess of the Base Year Operating Expenses.

1.6 SECURITY DEPOSIT	None.
1.7 STANDARD BUILDING OPERATING DAYS AND HOURS
8:00 A.M. to 6:00 P.M. Monday — Friday (excluding Holidays)
8:00 A.M. to 1:00 P.M. Saturday (excluding Holidays)
“Holidays” means those holidays observed from time to time by the Federal government.
1.8 USE OF PREMISES
General office use (including uses ancillary thereto, such as conference facilities and other amenities for Tenant’s employees’ use, all as permitted by law) in keeping with the quality and nature of this first class office building.
1.9 (a) ADDRESS FOR NOTICES TO TENANT

Prior to Rent Start Date:	After Rent Start Date:
National Cooperative Bank	National Cooperative Bank
1725 Eye Street, N.W.	2011 Crystal Drive
Washington, D.C.	Arlington, Virginia 22202
Attention: Mr. Stan Sherfy, Vice President, Facilities and Services	Attention: Mr. Stan Sherfy, Vice President, Facilities and Services

With a copy to:	With a copy to:

National Cooperative Bank	National Cooperative Bank
1725 Eye Street, N.W.	2011 Crystal Drive
Washington, D.C.	Arlington, Virginia 22202
Attention: Mr. Richard L. Reed, Chief Financial Officer	Attention: Mr. Richard L. Reed, Chief Financial Officer
     (b) ADDRESS FOR NOTICES TO LANDLORD

First Crystal Park Associates Limited Partnership
c/o Charles E. Smith Real Estate Services L.P.
2345 Crystal Drive, Suite 1000
Arlington, Virginia 22202
Attention: Executive Vice President, Commercial Management
     (c) ADDRESS FOR PAYMENT OF RENT

First Crystal Park Associates Limited Partnership
c/o Charles E. Smith Real Estate Services L.P.
P.O. Box 642584
Pittsburgh, Pennsylvania 15264-2006
Or, if payment made by courier, to:

PNC Bank Firstside Center
Lockbox Department
500 First Avenue
Pittsburgh, Pennsylvania 15219
Re: First Crystal Park Associates Limited Partnership, Lockbox No. 642584

1.10 SPECIAL PROVISIONS

Retail Bank Restriction	Section 36
Storage Space	Section 37
Renewal Option	Section 38
Childcare	Section 39
Fitness Facility	Section 40
Roof Rights	Section 41
Parking	Section 42
Initial Remodeling of the Demised Premises	Section 43
Right of First Offer	Section 44
Must Take Expansion Options	Section 45
Telecommunications	Section 46
OFAC Compliance	Section 47
Tenant’s Existing Lease	Section 48
Tenant’s Set Off Right	Section 49
Lender Approval and SNDA Delivery Contingency	Section 50
1.11 EXHIBITS TO LEASE

Exhibit A — Floor Plans — Demised Premises
Exhibit B — Description of Land
Exhibit C — Building Rules and Regulations
Exhibit D — Minimum Cleaning Specifications by Landlord
Exhibit E — Construction Work Rules and Regulations
Exhibit F — Form of Subordination, Nondisturbance and Attornment Agreement
Exhibit G — License Agreement for Roof Top Antennae and Satellite Dishes
Exhibit H — Base Building Shell Condition
Exhibit I — 1725 Eye Furniture
Exhibit J — Form of Final Written Offer for Renewal
Exhibit K — Landlord Work Specifications
Exhibit L — Exclusive Exterior Signage Area

     IN WITNESS WHEREOF, Landlord has caused this Lease, composed of Specific Provisions, General Provisions, Special Provisions and Exhibits, to be signed and sealed by one or more of its Members, Officers, General Partners, Trustees, or Agents, and Tenant has caused this Lease, as described above, to be signed in its corporate name by its duly authorized officer and its corporate seal to be hereto affixed and duly attested by its Secretary.

WITNESS:	LANDLORD:

FIRST CRYSTAL PARK ASSOCIATES LIMITED PARTNERSHIP

	By:	CESC Park One Manager L.L.C., General Partner

By:	(SEAL)

Mitchell N. Schear
Executive Vice President

WITNESS/ATTEST:	TENANT:

NATIONAL CONSUMER COOPERATIVE BANK,
a federally chartered institution, d/b/a National Cooperative Bank

CORPORATE		By:	(SEAL)

SEAL	Secretary		Name:
Title:

JOINDER OF VORNADO REALTY L.P.
In consideration of the material benefit to Vornado Realty L.P. (“Vornado”) of this Lease, Vornado hereby joins this Lease for the sole purpose of confirming its rights and obligations set forth in Section 48 of this Lease.

VORNADO REALTY L.P.

By:	Vornado Realty Trust
General Partner

	By:	[Seal]

Mitchell N. Schear
President — Charles E. Smith Commercial Realty Division

Date:

GENERAL PROVISIONS
2.	RENT
     2.1 Base Annual Rent.
          (a) Payment of Base Annual Rent. Tenant shall pay to Landlord the first monthly installment of Base Annual Rent specified in Section 1.3 upon execution of this Lease. From and after the Rent Start Date (subject to any abatement to which Tenant is entitled pursuant to Section 1.3(d) above), Tenant shall pay the remaining monthly installments of Base Annual Rent in advance without deduction, demand, right of set-off (except as expressly provided pursuant to Section 49 below) or recoupment, in immediately available funds, on the first day of each and every calendar month throughout the entire Lease Term specified in Section 1.2(a), to Charles E. Smith Real Estate Services L.P. (“Landlord’s Agent”), by electronic funds transfer if requested by Landlord, or otherwise as reasonably requested by Landlord, at the address specified in Section 1.9(b) or 1.9(c), as applicable, or to such other person or at such other place as Landlord may hereafter designate in writing.
          (b) Escalation of Base Annual Rent. Commencing on the first day of the second Lease Year and continuing on each subsequent anniversary thereof, the Base Annual Rent shall be increased by the applicable Percentage Factor stipulated in Section 1.3(b) times the Base Annual Rent payable for the preceding Lease Year or, as provided in Section 1.3(b), with the specified dollar increase in lieu of such Percentage Factor increase, as applicable (all of which shall be calculated without giving effect to any waiver of rent or rent credit otherwise provided to Tenant). An illustration of the application of the foregoing is set forth as the Schedule of Base Annual Rent in Section 1.3(c) above. The escalated Base Annual Rent so determined shall be the “Base Annual Rent” for all purposes of this Lease, including the calculation of the increase in Base Annual Rent for the subsequent Lease Year.
     2.2 Additional Rent. Commencing on the first day of the second Lease Year and continuing throughout the Lease Term, Tenant shall pay as Additional Rent Tenant’s pro rata share, as indicated in Section 1.5, of any (i) Real Estate Taxes and (ii) Operating Expenses, in excess of the (i) Real Estate Taxes and (ii) Operating Expenses, respectively, accruing during the Base Year. It is understood and agreed that any Increases in Real Estate Taxes (as defined in Section 1.5(a)) payable by Tenant hereunder shall be calculated separately from, and not combined or aggregated with, any Increases in Operating Expenses (as defined in Section 1.5(b)) payable by Tenant hereunder. Additional Rent shall be determined as follows:
          (a) Real Estate Taxes. Tenant shall pay Tenant’s pro rata share, as indicated in Section 1.5(a), of any Real Estate Taxes accruing during each Fiscal Year falling entirely or partly within the Lease Term, in excess of the amount of Real Estate Taxes accruing during the Base Year.
               (i) The term “Real Estate Taxes” shall mean (1) all taxes, assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Lease Term), provided that any assessments that may be paid over a period of time shall be paid over the longest period of time allowed by law, water, sewer, transportation or other excises, levies, license fees, permit fees, impact fees, inspection fees, and other authorization fees and other similar charges, in each case whether general or special, levied or assessed, ordinary or extraordinary, foreseen or unforeseen, of every character (excluding interest and penalties thereon, except for interest payable pursuant to the terms of any election to pay a component thereof over the longest period permitted by law), which at any time during or in respect of the Lease Term, may, by any governmental or taxing authority, be assessed, levied, confirmed, or imposed on or in respect of, or be a lien upon, the land and the building improvements of which the Demised Premises are a part, together with (2) any other tax imposed on real estate or on owners of real estate generally, including taxes imposed on leasehold improvements which are assessed against the Landlord and taxes upon or with respect to any activity conducted on the land and improvements of which the Demised Premises are a part, upon this Lease or any rent reserved or payable hereunder, and (3) any other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building, which are in the nature of or in substitution or supplementation in whole or in part for Real Estate Taxes. Real Estate Taxes shall not include (a) any income, excess profits, or other taxes of Landlord determined on the basis of its income, receipts, or revenues, (b) any estate, inheritance, succession, gift, capital levy, or similar tax of Landlord, (c) any franchise, capital stock, or similar taxes of Landlord and (d) any income, excess profits, or other taxes of Landlord determined on the basis of its income or revenue derived pursuant to this Lease.
               (ii) If Real Estate Taxes accruing during the Base Year are subsequently reduced by any application or proceeding brought by or on behalf of Landlord for reduction in the amount of Real Estate Taxes payable by Landlord, the Real Estate Taxes deemed to have accrued during the Base Year shall be decreased and Landlord may promptly bill Tenant for the Additional Rent not previously paid by Tenant for any Fiscal Year during the Lease Term, based upon the reduced amount of Real Estate Taxes accruing during the Base Year. If Real Estate Taxes accruing during any Fiscal Year after the Base Year are subsequently reduced by any application or proceeding brought by or on behalf of Landlord for reduction in the amount of Real Estate Taxes payable by Landlord, the Real Estate Taxes deemed to have accrued during such Fiscal Year shall be decreased by the net amount of such reduction and Landlord shall provide Tenant with a credit for any excess payment in the Additional Rent previously paid by Tenant for such Fiscal Year, which credit shall be applied to any sums then due Landlord under this Lease and then to the next installment(s) of Rent due until Tenant is fully credited for any excess payment or Landlord shall promptly pay Tenant the excess Additional Rent previously paid if the Lease Term has expired and Tenant has vacated the Demised Premises.
               (iii) Notwithstanding anything in this Lease to the contrary, including Sections 1.4 and 2.2, Real Estate Taxes for all Fiscal Years (including the Base Year) shall be “grossed up” to reflect the amount of Real Estate Taxes that would have been payable by Landlord had the Building been fully assessed and one hundred percent (100%) occupied.
               (iv) In addition to the pro rata share of any increase in Real Estate Taxes to be paid by Tenant pursuant to Sections 2.2(a)(i), (ii) and (iii) above, Tenant shall reimburse Landlord within thirty (30) days after demand, accompanied by reasonable substantiation, for any and all taxes required to be paid by Landlord upon, measured by, or reasonably attributable to the cost or value of Tenant’s Property.
               (v) Landlord shall timely pay, before interest or penalties accrue (except for interest payable pursuant to the terms of any election to pay Real Estate Taxes over the longest period permitted by law), all Real Estate Taxes during the Lease Term.
          (b) Operating Expenses. Tenant shall pay Tenant’s pro rata share, as indicated in Section 1.5(b), of any Operating Expenses accruing during each Fiscal Year falling entirely or partly within the Lease Term, in excess of the amount of Operating Expenses accruing during the Base Year.
               (i) The term “Operating Expenses” shall mean any and all expenses of Landlord, calculated in accordance with generally accepted accounting principles, consistently applied, in connection with the servicing, insuring, operation, maintenance, replacement and repair of the Building and related interior and exterior appurtenances of which the Demised Premises are a part or for health, welfare or safety; expenses, if any, of Landlord either alone or in conjunction with others to maintain common facilities, amenities, programs and services required or approved by jurisdictional authorities for the Building, the building site, the Complex or the locality in which the Complex is situated; the cost of any services to achieve a reduction of, or to minimize the increase in, Operating Expenses or Real Estate Taxes; management fees (which for the Base Year shall be calculated as 3% of the gross revenue payable to Landlord with respect to the Building for the applicable calendar year); vault rentals; business license, personal property and other taxes; capital expenditures, and other costs of Landlord for equipment or systems installed to reduce or minimize increases in Operating Expenses or to comply with any governmental or quasi-governmental ordinance or requirement that was enacted or first applicable to the Building following the Commencement Date (provided that only the annual amortization of such costs that constitute capital expenditures (as defined below), with commercially reasonable interest, may be included within Operating Expenses in accordance with a cost repayment schedule based on the useful life of such equipment or systems). Any such expenses that benefit buildings in addition to the Building shall be equitably apportioned among the Building and such other buildings, based upon square footage unless there is an equitable basis for an alternate allocation.
               (ii) Notwithstanding the foregoing, the term “Operating Expenses” shall not include any of the following, except to the extent that such costs and expenses are specifically included in Operating Expenses as described in Section 2.2(b)(i) above: depreciation and amortization; expenses incurred by Landlord to prepare, renovate, repaint, redecorate or perform any other work in any space leased to an existing tenant or prospective tenant of the Building; expenses incurred by Landlord for repairs or other work occasioned by fire, windstorm, or other casualty or condemnation (except if the occurrence falls within the scope of insurance required to be carried by Landlord under Section 8.6(b) below, then only to the extent of a commercially reasonable deductible or self-insured amount under Landlord’s property insurance as aforesaid may such expenses be included in Operating Expenses); expenses incurred by Landlord to lease space to new tenants or to retain existing tenants including, without limitation, legal fees and disbursements leasing commissions, advertising and promotional expenditures; expenses including, without limitation, legal fees and disbursements incurred by Landlord to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants or in connection with any financing, sale or syndication of the Building; interest, principal, points and fees, amortization or any other costs associated with any debt or ground rent and all costs and expenses associated with any such debt or lease and any ground lease rent, irrespective of whether this Lease is subject or subordinate thereto; expenses incurred for the repair, maintenance or operation of any pay parking garage (including without limitation, the existing underground garage for the Complex), including but not limited to salaries and benefits of any attendants, electricity, insurance and taxes; cost of alterations, capital improvements, equipment replacement and other items which under generally accepted accounting principles are properly classified as capital expenditures; expenses for the replacement of any item covered under warranty; cost to correct any penalty or fine incurred by Landlord due to violation of any federal, state, or local law or regulation and any interest or penalties due for late payment of any of the Building Operating Expenses; cost of repairs necessitated by Landlord’s negligence or willful misconduct, or of correcting any latent defects or original design defects in the Building construction, materials, or equipment; expenses for any item or service which Tenant pays directly to a third party or separately reimburses Landlord and expenses incurred by Landlord to the extent the same are reimbursable or reimbursed from any other tenants, occupants of the property, or third parties; expenses for any item or service not provided to Tenant but provided to any other tenants in the Building or if made available to a greater extent to other tenants, such expenses shall be excluded to the extent in excess of that made available to Tenant; a property management fee for the Building in excess of 3% of the gross revenue payable to Landlord applicable to the Building for the relevant calendar year; compensation and benefits of (i) employees above the grade of Senior Property Manager, and (ii) that portion of employee expenses for employees, whose time is not spent directly and solely in the operation of the Building; Landlord’s general corporate overhead, and administrative expenses except if it is solely for the Building; business interruption insurance or rental value insurance; expenses incurred by Landlord in order to comply with all laws, ordinances, requirements, orders, directives, rules and regulations of federal, state, county and city governments and of all other governmental authorities having or claiming jurisdiction over the building in existence as of the date hereof, including without limitation the Americans with Disabilities Act of 1990 (as amended), the Federal Occupational Safety and Health Act of 1970 (as amended) and any of said laws, rules and regulations relating to environmental, health or safety matters, including, without limitation, those relating to asbestos or PCB’s; reserves; fees paid to affiliates of Landlord to the extent that such fees exceed the customary amount charged for the services provided; the operating expenses incurred by Landlord relative to retail stores, hotels and any specialty service in the Building or on the Building; and any additional operating expenses incurred by Landlord relative to any declaration of covenants or restrictions to which the Building may be subject; cost of sculptures, paintings and other objects of art; costs associated with the removal of substances considered to be detrimental to the environment or the health of occupants of the Building; the excess over competitive costs by independent suppliers and contractors, of the cost of supplies and services provided by subsidiaries and affiliates of Landlord; any charge for Landlord’s income tax, excess profit tax, franchise tax, or like tax on Landlord’s business and tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due; Real Estate Taxes assessed against the Building or Landlord for tenant improvements above the Building standard; cost of signs in or on the Building or Complex identifying the owner of the Building or other tenants signs; assessments and premiums which are specifically charged to a tenant due to such tenant’s acts or omissions; and costs arising form Landlord’s charitable or political contributions.
               (iii) Notwithstanding anything in this Lease to the contrary, including Sections 1.4 and 2.2, Operating Expenses for all Fiscal Years (including the Base Year) shall be “grossed up” to reflect the amount of Operating Expenses that would have been incurred had the Building been one hundred percent (100%) occupied.
               (iv) Provided Tenant is not then in monetary or material non-monetary default of any of the terms or conditions of this Lease beyond any applicable notice and cure period, Landlord agrees that the Additional Rent stipulated in Section 1.5(b) based upon increases in Operating Expenses (but expressly excluding any increases in Real Estate Taxes, utilities, snow removal, insurance and any services provided by contractors subject to collective bargaining which shall not be subject to any limitation, collectively, the “Cap Exclusion Items”), that Tenant is obligated to pay in the second (2nd) Lease Year shall be calculated on an Operating Expense amount which is not more than One Hundred Eight Percent (108%) of the Base Year’s Operating Expenses (exclusive of the Cap Exclusion Items); and in subsequent Lease Years, the maximum Operating Expense amount (exclusive of the Cap Exclusion Items) used to calculate Section 1.5(b) Additional Rent shall be One Hundred Eight Percent (108%) of the previous year’s cap amount. Tenant shall pay its pro rata share of increases in the Cap Exclusion Items without regard to the cap used to calculate Section 1.5(b) Additional Rent based on increases in other Operating Expenses.
     2.3 Additional Rent Estimates and Adjustments.
          (a) Initial Additional Rent Adjustments. Landlord shall submit to Tenant prior to the date set forth in Section 1.5 a statement of Landlord’s reasonable estimate of the increases described in Sections 2.2(a) and (b) above, together with the amount of Tenant’s Additional Rent which is estimated to result from such increases, in which event Tenant shall pay such estimated Additional Rent to Landlord in equal monthly installments beginning on the date set forth in Section 1.5, on the dates and in the manner required for the payment of Tenant’s monthly installments of Base Annual Rent.
          (b) Annual Budget. Subsequent to the Calendar Year in which Tenant’s obligation to pay each component of Additional Rent pursuant to Section 2.2 commences, Tenant shall thereafter pay each such component of Additional Rent in twelve equal monthly installments based upon Landlord’s estimates. In order to provide for the current monthly payment of each component of Additional Rent described herein, Landlord shall submit to Tenant a statement of Landlord’s reasonable estimate of the increases described in Section 2.2 above, together with the amount of Tenant’s Additional Rent which is estimated to result from such increases. Tenant agrees to pay each such estimated component of Additional Rent to Landlord in twelve equal installments beginning on January 1, on the dates and in the manner required for the payment of Tenant’s monthly installments of Base Annual Rent.
          (c) Additional Rent Reconciliations. After the end of each Calendar Year, Landlord will submit to Tenant an un-audited financial statement (each, an “Expense Statement”) of the actual increases (or decreases) in Real Estate Taxes and Operating Expenses accruing during the Fiscal Year which ended during such Calendar Year over the Real Estate Taxes and Operating Expenses which accrued during the Base Year, respectively. Such Expense Statement shall also indicate the amount of Tenant’s excess payment or underpayment of Additional Rent based on Landlord’s estimate described in Sections 2.3(a) and 2.3(b). If Additional Rent paid by Tenant during the preceding Calendar Year shall be in excess of, or less than, the aggregate of its share of the actual increase in Real Estate Taxes and Operating Expenses, Landlord shall make the appropriate adjustment following the submission of the Expense Statement. Tenant shall either pay any Additional Rent due with the installment of Base Annual Rent due for the month following submission of the Expense Statement, or pay any Additional Rent due within thirty (30) days if the Lease Term has expired or has otherwise been terminated. Tenant shall deduct its excess payment, if any, from the installment of Base Annual Rent or Additional Rent due for the month following submission of the Expense Statement, or following the expiration or earlier termination of the Lease Term, Tenant shall be reimbursed for any excess payments made, less any amounts then due Landlord under this Lease, upon demand.
          (d) Verification of Additional Rent. (i) Unless Tenant elects to audit or inspect Landlord’s books and records within the time period set forth below, Tenant shall have no right to contest the amount of Tenant’s pro rata share of increases in Real Estate Taxes and/or Operating Expenses or the Expense Statement submitted by Landlord, and such amounts shall be binding on Tenant. No such election shall extend the time for payments as set forth in Sections 2.2 and 2.3 above. If Tenant elects to audit or inspect Landlord’s books and records within the time period set forth below and if it shall be determined that there is an error in the Expense Statement, Tenant shall be entitled to a credit for any overpayment, which shall be applied to any sums then due Landlord under this Lease and then to the next installment(s) of Base Annual Rent or Additional Rent until fully credited for the overpayment, or refunded within thirty (30) days thereafter if Tenant has vacated the Demised Premises, or Tenant shall be billed for any underpayment and shall remit any amount owing to Landlord within thirty (30) days of Tenant’s receipt of such Expense Statement.
               (ii) Tenant shall have the right, exercisable within two (2) years after Tenant’s receipt of an Expense Statement, to cause its employee or to employ a third-party auditor (as applicable, “Tenant’s Auditor”) to inspect and audit Landlord’s books and records relating to such Expense Statement; provided, however, that Tenant’s right to inspect and audit Landlord’s books and records with respect to the Base Year, if not exercised sooner, shall be exercised during the same period in which Tenant may exercise such right with respect to the Expense Statement applicable to the first Lease Year. If Tenant elects to employ such third-party auditor, Tenant shall also deliver to Landlord a confidentiality and non-disclosure agreement reasonably satisfactory to Landlord and which has been executed by Tenant’s Auditor. Unless Tenant’s Auditor is Tenant’s employee or part of a nationally recognized, reputable firm with expertise in operating expense audits for office buildings, Tenant’s Auditor must be engaged on an hourly or flat fee basis pursuant to which no part of its compensation, fee, reimbursement or the like is in any manner contingent. Tenant shall provide Landlord not less than thirty (30) days’ written notice of the date on which Tenant’s Auditor desires to examine Landlord’s books and records during regular business hours. Landlord shall reasonably cooperate with such inspection or audit and shall make its books and records available to Tenant’s Auditor in the Washington, DC metropolitan area. Tenant shall cause the results of such inspection or audit, including the inspection or audit report, to be communicated in writing to Landlord. If, after performing such inspection or audit, Tenant disputes any items in the Expense Statement, Tenant shall inform Landlord of the nature of such dispute in reasonable detail within ninety (90) days after Landlord has initially provided access to Tenant’s Auditor into Landlord’s books and records concerning the Expense Statement. If Landlord and Tenant cannot agree on the disputed items within thirty (30) days after Landlord’s receipt of Tenant’s notice of dispute, then the matter shall be determined by Arbitration (as hereafter defined). If Landlord and Tenant agree, or if the Arbitration determines, that the amount paid by Tenant to Landlord exceeded the amounts to which Landlord was entitled hereunder, Landlord shall credit the amount of such excess against the next installments of Base Annual Rent or Additional Rent due and payable hereunder by Tenant after the date of such agreement or determination. If the Landlord and Tenant agree, or if the Arbitration determines, that the amount paid by Tenant to Landlord was less than the amount to which Landlord was entitled hereunder, Tenant shall pay to Landlord the amount of such shortfall, within thirty (30) days of the date of such agreement or determination. All costs and expenses of any such inspection or audit shall be paid by Tenant, except if it is agreed upon by Landlord and Tenant or the Arbitration determines that the amounts paid by Tenant to Landlord exceeded the amounts to which Landlord was entitled by more than three percent (3%), in which event Landlord shall within thirty (30) days after final decision pay to Tenant all such overcharged amounts, and Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred in such inspection or audit. The term “Arbitration” shall mean binding, expedited arbitration by a panel of three (3) arbitrators in accordance with the then current rules for expedited commercial arbitration promulgated by the American Arbitration Association (“Arbitration Rules”). The decision of any such Arbitration may be entered by any party to such Arbitration as a final judgment in any court of competent jurisdiction. Any notice of a disputed claim subject to Arbitration shall include such party’s choice of an arbiter, who shall be selected from the general commercial arbiter list of the American Arbitration Association, with such arbiter being identified to the American

Arbitration Association as a person with expertise in commercial real estate. Within ten (10) days of receipt of such notice, the party receiving such notice shall notify the other party of its choice of an arbiter. Within ten (10) days thereafter, the two (2) arbiters shall choose a third arbiter, at which point such three (3) arbiters shall proceed to resolve the dispute pursuant to the Arbitration Rules.
          (e) Fiscal Year. Landlord shall have the right to change its Fiscal Year from time to time. If Landlord changes its Fiscal Year during the Lease Term, thereby creating a Fiscal Year with fewer than twelve (12) months (hereinafter “short year”), the Real Estate Taxes and Operating Expenses for the short year shall be determined on an annualized basis by taking the monthly average of the actual Real Estate Taxes and Operating Expenses, respectively, and multiplying each by twelve. The amounts determined by this method shall be used in determining the increases described in Sections 2.2(a) and 2.2(b) for the short year.
     2.4 Rent Adjustment Limit. Notwithstanding any deductions from or adjustments to Base Annual Rent and Additional Rent as provided for above, in no event shall the total monthly installment of Base Annual Rent and Additional Rent to be paid by Tenant in any month during the Lease Term or any extension thereof be less than the monthly installment of Base Annual Rent stipulated in Section 1.3, except as required as the result of the Landlord’s application of a credit due to Tenant pursuant to Section 2.3(c) or (d).
     2.5 Survival of Rent Obligation. The obligation of Tenant with respect to payment of Base Annual Rent, as defined in Section 2.1, and Additional Rent as defined in Sections 2.2 and 2.10 together with all other sums due hereunder, accrued and unpaid during the Lease Term, shall survive the expiration or earlier termination of this Lease.
     2.6 Pro Rata Share. Tenant’s “pro rata share” for Real Estate Taxes and Operating Expenses shall be the ratios specified in Section 1.5.
     2.7 Prorated Rent. Any Base Annual Rent or Additional Rent payable pursuant to Sections 2.1 and 2.2 for one or more full calendar months in a partial Fiscal Year at the beginning or end of the Lease Term shall be prorated based upon the number of months in the Fiscal Year. Any Base Annual Rent or Additional Rent payable pursuant to Sections 2.1 and 2.2 for a portion of a calendar month shall be prorated based upon the number of days in the applicable calendar month.
     2.8 Application of Rent. No payment by Tenant or receipt by Landlord of lesser amounts of Base Annual Rent or Additional Rent than those required by this Lease shall be deemed to be other than on account of the earliest unpaid stipulated Base Annual Rent or Additional Rent. No endorsement or statement on any check or any letter accompanying any check or payment as Base Annual Rent or Additional Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Annual Rent and Additional Rent or pursue any other remedy provided in this Lease. Any credit due to Tenant hereunder by reason of overpayment of Base Annual Rent or Additional Rent shall first be applied to any Base Annual Rent, Additional Rent or other sums owed to Landlord by Tenant as set forth elsewhere in this Lease or if Tenant shall be in default when said credit shall be owed.
     2.9 Late Payment Fee and Interest Charge. In the event any installment of Base Annual Rent or Additional Rent due hereunder is not paid when due, and continues unpaid for five (5) calendar days after written notice to Tenant, then Tenant shall also pay to Landlord as Additional Rent (a) a late payment fee equal to five percent (5%) of the payment as liquidated damages for the additional administrative costs incurred by Landlord as a result of such late payments, plus (b) an interest charge calculated at the rate of fifteen percent (15%) per annum (the “Default Rate”) on the delinquent payment from the date due until paid.
     2.10 Other Tenant Costs and Expenses. All costs and expenses which Tenant owes to Landlord pursuant to this Lease, including without limitation costs of construction and alterations, shall be deemed Additional Rent, whether or not the same is specifically designated herein as Additional Rent, and, in the event of nonpayment thereof, Landlord shall have all the rights and remedies herein provided for the nonpayment of Base Annual Rent and Additional Rent payable pursuant to Sections 2.1 and 2.2, including assessment of late payment fees and interest charges.
3.	CONSTRUCTION OF PREMISES AND OCCUPANCY
     3.1 Tenant Plans, Construction and Rent Liability. Landlord shall deliver the Demised Premises to Tenant and Tenant shall accept the Demised Premises in then “as is” condition as of the Commencement Date, it being understood and agreed that Landlord is not performing any improvements in or to the Building or the Demised Premises in connection with Tenant’s occupancy of the Demised Premises, except as otherwise expressly provided pursuant to Section 43.1 of this Lease.
          (a) Preparation of Tenant Plans. (i) Landlord shall have the right to approve any architect and/or engineer selected by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, and each of Tenant’s architects and engineers shall be licensed in the jurisdiction in which the Demised Premises are located and shall maintain (and provide Landlord with evidence of the existence of) professional liability insurance adequate in Landlord’s reasonable judgment. Landlord hereby approves Davis Carter & Scott as Tenant’s architect for the Leasehold Improvements (as hereinafter defined).
               (ii) Tenant’s Plans shall be certified by the architect or engineer preparing same to be in compliance with applicable building and fire codes, and with The Americans with Disabilities Act and all amendments, modifications, extensions, replacements, regulations, orders and directives in connection therewith (the “ADA”). Prior to the date hereof, Landlord shall have provided to Tenant any current “as-built” plans in Landlord’s possession reflecting the condition of the Demised Premises prior to the Demolition Work (as hereinafter defined). Upon completion of Tenant’s remodeling work, Tenant shall provide Landlord, at Tenant’s expense, with “as-built” plans of the Demised Premises. If the Demised Premises as reflected on Tenant’s plans are not in compliance with applicable building and fire codes, or do not comply with all requirements of the ADA, then Tenant’s plans shall not be, nor shall they be deemed to be, acceptable to Landlord. Landlord’s approval of Tenant’s plans or work does not constitute certification by Landlord that said plans or work meet the applicable requirements of any building or fire codes, laws or regulations, or the ADA, nor shall it impose any liability whatsoever upon Landlord.

     3.2 Possession. (a) Tenant shall accept the Demised Premises and, except as otherwise provided herein, shall be obligated for the payment of Base Annual Rent and Additional Rent pursuant to Sections 1.3 and 1.5 on the Rent Start Date, regardless of any time required to construct, alter or redecorate the Demised Premises to Tenant’s requirements.
          (b) If Landlord shall be unable, notwithstanding the exercise of commercially reasonable efforts, to tender possession of the applicable portion of the Demised Premises by the applicable Delivery Date set forth in Section 1.2, then, except to the extent of any Landlord Delay as provided above, Landlord shall not be subject to any liability for the failure to tender possession on said date. No such failure to tender possession on the applicable Delivery Date set forth in Section 1.2 shall in any other respect affect the validity of this Lease or the obligations of Tenant hereunder except as otherwise provided in Section 1.2(a), nor shall same be construed to extend the termination date of this Lease set forth in Section 1.2, except as otherwise provided in Section 1.2. In the event the actual Delivery Date for any portion of the Demised Premises does not occur within one hundred eighty (180) days of the date this Lease is fully executed and delivered by Landlord and Tenant, then Landlord (provided Landlord has exercised commercially reasonable efforts to tender possession of the Demised Premises in the condition required by this Lease prior thereto) and Tenant, without further liability to the other (except as otherwise expressly provided below), each shall have the right to terminate this Lease upon thirty (30) days prior written notice to the other party. If permission is given to Tenant to enter into possession of the Demised Premises prior to the date specified as the Commencement Date, Tenant covenants and agrees that such occupancy shall be deemed to be subject to all of the terms, covenants, conditions and provisions of this Lease, except for the payment of rent which shall start on the Rent Start Date. Such right of termination may be exercised only during the period commencing on the one hundred eighty-first (181st) day after the date this Lease has been fully executed and continuing through the two hundred tenth (210th) day after this Lease has been fully executed, and if such right is not exercised by such 210th day, such right shall thereafter lapse and be of no further force or effect. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Lease pursuant to this Section if Landlord certifies in writing and in good faith to Tenant, within five (5) days after Landlord’s receipt of Tenant’s termination notice, that possession of the Demised Premises will be tendered to Tenant within ten (10) business days, and possession is so tendered. In the event that Tenant timely exercises the right herein to terminate this Lease, as Tenant’s sole and exclusive remedy therefor, Landlord shall reimburse Tenant, within thirty (30) days after receipt of substantiating evidence thereof, for all reasonable third party out-of-pocket costs and expenses incurred in connection with work by Tenant’s design consultants for the Demised Premises through the date of Tenant’s notice of termination, up to a maximum aggregate amount of Two and 50/100 Dollars ($2.50) per rentable square foot of the Demised Premises.
     3.3 Permits. Tenant shall be responsible for obtaining at Tenant’s sole cost and expense the construction and occupancy permits for the Demised Premises. Tenant shall be responsible for obtaining any other permits or licenses necessary for its lawful occupancy of the Demised Premises. Tenant shall provide Landlord with a copy of all such permits and licenses. Landlord agrees to cooperate reasonably with Tenant, upon Tenant’s request and at no cost or expense to Landlord, in connection with Tenant’s obtaining such permits and licenses.
4.	SUBLETTING AND ASSIGNMENT
     4.1 Consent.
          (a) Consent Required. Subject to the remaining provisions of this Section 4, including, without limitation, Section 4.1(b) below, without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed in accordance with Section 4.5, Tenant will not (i) sublet the Demised Premises or any part thereof, (ii) transfer possession or occupancy thereof to any person, firm or entity, (iii) transfer or assign this Lease, or (iv) implement a transaction having the same effect as a subletting or assignment hereof by operation of law or in any other alternative manner, such as the transfer of all or substantially all of Tenant’s assets or voting control of Tenant’s stock, partnership interest or other equity. Except in the event NCB (as hereinafter defined) or any Affiliate of NCB remains the tenant under this Lease or the shares of stock or other ownership interests in Tenant are publicly traded on a national or regional stock exchange, (A) if Tenant is or becomes a partnership, then any sale, conveyance, or other transfer of, or the grant of a security interest in, any partnership interest, or any dissolution of Tenant, or any act which will result in a potential future change in control, or a withdrawal or change, whether voluntary, involuntary or by operation of law, of a partner or partners owning a controlling interest in Tenant, shall be deemed a voluntary assignment of this Lease for which Landlord’s consent shall be required if the provisions contained in Section 4.1(b) are not applicable, or (B)if Tenant is a corporation, then any sale, conveyance, or other transfer of, or grant of a security interest in any controlling shares of stock, dissolution, merger, consolidation or other reorganization of Tenant, or any sale or transfer of a controlling interest of its capital stock, or any act which will result in a potential future change in control, or a withdrawal or change, whether voluntary, involuntary or by operation of law, of a shareholder or shareholders owning a controlling interest in Tenant, shall be deemed a voluntary assignment of this Lease. Except as otherwise specifically provided in this Lease, all permitted sublettings and assignments of the Demised Premises and this Lease shall be subject to the provisions of this Lease, including but not limited to Section 4.3. No assignment shall be allowed, if at all, for other than the entire Demised Premises Any subletting or assignment for which Landlord’s consent is required, and which is consented to by Landlord, to be effective, shall be evidenced in writing in a form acceptable to Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Consent by Landlord to any assignment or subletting by Tenant shall not operate as a waiver of the necessity for obtaining Landlord’s consent in writing to any subsequent assignment or subletting requiring Landlord’s consent. The collection or acceptance of rent from any such assignee, subtenant or other occupant shall not constitute a waiver of or release of Tenant from any covenant or obligation contained in this Lease, nor shall such acceptance of rent be deemed to create any right to the Demised Premises in such assignee, subtenant or other occupant, nor any legal or other relationship between the Landlord and any such assignee, subtenant or other occupant. Landlord’s acceptance of any name for listing on the Building directory shall not be deemed, nor will it substitute for, Landlord’s consent as required by this Lease, to each sublease, assignment and any other occupancy of the Demised Premises. In the event that Tenant defaults under this Lease in the payment of Base Annual Rent or Additional Rent, which default remains uncured following the expiration of any applicable notice and cure period, Tenant hereby assigns to Landlord the rent and other sums due from any subtenant, assignee or other occupant and hereby authorizes each such subtenant, assignee and other occupant to pay said rent and other sums directly to Landlord upon demand. Landlord shall endeavor to provide written notice to Tenant of the exercise of such right. Any transfer of this Lease or the Demised Premises, or any transfer of any interest in Tenant for which Landlord’s consent is required pursuant to this Section 4.1, without the prior written consent of Landlord pursuant to this Section 4.1 shall be void. By taking a transfer of this Lease by assignment, the transferee shall be bound by all provisions of this Lease.
          (b) No Consent Required. Notwithstanding anything contained in this Section 4 to the contrary that would have required that Landlord’s consent be obtained, provided Tenant is not then in monetary or material non-monetary default hereunder beyond the expiration of any applicable cure period, Tenant may, upon not less than ten (10) days’ prior written notice to Landlord or upon notice not more than ten (10) days’ following such transfer if prior notice is not permitted by applicable securities regulations (which notice, in any such event, shall contain a written certificate from Tenant, signed by an authorized representative of Tenant, containing a representation as to the true, correct and complete legal and beneficial relationship of Tenant and the proposed assignee, transferee or subtenant) but without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Sections 4.2 and 4.3 below, assign or transfer its entire interest in this Lease or sublease all or any part of the Demised Premises to any of the following (each, an “Affiliate”): (i) to a corporation or other business entity (herein sometimes referred to as a “successor corporation”) into or with which Tenant shall be merged or consolidated, or to which all or substantially all of the assets of Tenant may be transferred or sold, or (ii) to a corporation or other business entity (herein sometimes referred to as a “related corporation”) which shall control, be controlled by or be under common control with Tenant; provided that, in the event of any transfer pursuant to clause (i) or clause (ii) herein, (A) such successor corporation or related corporation, as applicable, shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom), and (B) such transfer shall be undertaken for a valid business purpose and not principally to transfer the benefit of this Lease, and (C) such successor corporation or related corporation, as applicable, shall have a net worth at least equal to seventy-five percent (75%) of the net worth of Tenant as of the date of this Lease, and (D) the proposed use of the Premises is in compliance with Sections 1.8 and 6.1. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. For purposes of clause (ii) above, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity. Notwithstanding the foregoing, if Tenant structures an assignment or sublease to an entity that meets the definition of an Affiliate as specified above for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Section 4, then such subtenant or assignee shall conclusively be deemed not to be an Affiliate and subject to all such restrictions.
     4.2 Recapture of Premises. If Tenant desires to (A) assign this Lease or (B) sublet a portion (the “Proposed Sublet Space”) of the Demised Premises which is (or, when aggregated with other space being sublet or assigned by tenant, will be) more than fifty percent (50%) of the total number of rentable square feet in the Demised Premises, in either (A) or (B) to any party other than an Affiliate, then Tenant shall give to Landlord written notice of such desire, which notice shall include the proposed effective date of such assignment or sublease and, in the case of a sublease, a floor plan describing the Proposed Sublet Space. Such notice need not identify any particular proposed assignee or subtenant. Within thirty (30) days of receipt of such notice, Landlord shall have the right, at its option, by sending written notice to Tenant, (1) in the case of an assignment, to terminate this Lease as of the proposed effective date of such assignment, or (2) in the case of a sublease, to terminate this Lease as to the entire Proposed Sublet Space as of the proposed effective date of such sublease but only for the period of such proposed sublease. If Landlord elects to terminate this Lease pursuant to this Section 4.2, either in its entirety (in the case of an assignment of this Lease) or with respect to the Proposed Sublet Space, Landlord and Tenant shall promptly execute a lease amendment in form reasonably acceptable to Landlord and Tenant to evidence such termination.
     4.3 Excess Rent and Other Consideration. Fifty Percent (50%) of any rent and other consideration accruing to Tenant as a result of each such sublease or any assignment of this Lease (other than to an Affiliate), which is in excess of the pro rated portion of Base Annual Rent and Additional Rent then being paid by Tenant for all or a portion of the Demised Premises being sublet or assigned, shall be paid by Tenant to Landlord monthly as Additional Rent; provided that Tenant shall not be entitled to its 50% share of such excess consideration unless Tenant first obtains the written consent of the Landlord to such sublease or assignment as required by this Section 4 and further provided that Tenant is not in monetary or material non-monetary default of any of the terms or conditions of this Lease (beyond the expiration of any applicable cure period set forth in this Lease) on the date each rent payment is due pursuant to such sublease or assignment. Tenant shall be permitted to first deduct the reasonable advertising and marketing costs, reasonable brokerage commissions and remodeling costs, tenant improvement allowances, lease takeover payments, and reasonable legal fees, all to the extent incurred by Tenant in connection with such sublease or assignment, in calculating Landlord’s share of the net excess rent and other consideration to be paid to Landlord pursuant to this Section. Tenant shall provide documentation of such expenses to Landlord at the time Tenant requests Landlord’s giving consent to the subletting or assignment. Notwithstanding the foregoing, if Tenant structures the consideration paid in connection with any transfer of interest in Tenant restricted pursuant to Section 4.1 in regard to the value of this Lease in a manner so as to subvert the profit sharing provisions of this Section 4.3, such consideration which is in excess of the pro rata share of the Base Annual Rent and Additional Rent which would have been paid by Tenant during the Lease Term shall be deemed to be consideration to which the profit sharing provisions of this Section 4.3 are applicable.
     4.4 Tenant Liability. In the event of any subletting of the Demised Premises or assignment of this Lease by Tenant or transfer of an interest in this Lease or in Tenant, Tenant shall remain liable to Landlord for payment of the Base Annual Rent and Additional Rent stipulated herein and all other covenants and conditions contained herein. No subletting of the Demised Premises or assignment of this Lease or transfer of an interest in this Lease or in Tenant shall operate to release, discharge or otherwise affect the liability of any guarantors, co-signers or other parties liable to Landlord pursuant to the terms of any guaranty or otherwise for the obligations of Tenant under this Lease.
     4.5 Reasonable Standards of Consent. Provided Landlord does not elect to recapture the Demised Premises or the Proposed Sublet Space pursuant to Section 4.2, Landlord shall approve or disapprove (Landlord’s approval not to be unreasonably withheld, conditioned or delayed) in writing the identity of any proposed assignee or subtenant within ten (10) business days after Landlord receives written notice of the identity of such proposed assignee or subtenant (and all other information reasonably requested by Landlord after receipt of Tenant’s written notice). Tenant shall deliver to Landlord a fully-executed copy of each agreement evidencing a sublease or assignment within ten (10) days after execution thereof. Tenant acknowledges that Landlord, in considering whether to grant or withhold consent required of Landlord pursuant to this Section 4, shall be entitled to apply any or all of the following criteria:
          (a) The financial strength of proposed subtenant/assignee/transferee must be acceptable to Landlord in Landlord’s reasonable discretion based on adequate current and historical financial information given by Tenant; provided, however, that with respect to any sublease, assignment or transfer of a portion of the Demised Premises which is (or when aggregated with all other space being sublet, assigned or transferred by Tenant, will be) for fifty percent (50%) or less of the rentable area of the Demised Premises, such financial strength determination shall be measured in relation to the size of the area being subleased, assigned or transferred. Landlord shall be entitled to receive, and Tenant shall deliver or cause others to deliver, such guarantees, collateral and other security as Landlord shall request in conjunction with any prospective sublease, assignment or other transfer. Failure to provide such financial information, guarantees, collateral and other security shall be grounds for Landlord to withhold or deny consent;
          (b) The proposed subtenant/assignee/transferee does not have a negative reputation in the business community;

          (c) The proposed use shall be compatible with first class office use, in Landlord’s reasonable determination;
          (d) The proposed subtenant/assignee/transferee shall have no right to further sublet the subleased premises, nor to further assign this Lease, nor to further transfer any interest in such proposed subtenant/assignee/transferee, except, in any event, in accordance with the terms and conditions of this Article 4;
          (g) In the event Tenant is in monetary or material non-monetary default beyond the expiration of any applicable cure period set forth in this Lease, consent may be withheld irrespective of whether these other criteria are met by the proposed subtenant/assignee/transferee.
     4.6 Other Transfers. Notwithstanding anything herein to the contrary, Tenant shall not pledge, assign, transfer, encumber or otherwise convey its interest in the Demised Premises conditionally or as security for any obligations of Tenant to any third party, or otherwise. Any such transfer in violation of this provision shall be void.
     4.7 Rights on Default. In the event Landlord shall elect to terminate this Lease or Tenant’s right of possession thereof following a default by Tenant under this Lease that continues uncured beyond the expiration of any applicable notice and cure period set forth in this Lease, in addition to the rights and remedies of Landlord outlined in Section 12, Landlord, at its option, may elect to recognize any sublease between Tenant and any subtenant, or any agreement by which Tenant has granted any leasehold estate or interest in the Demised Premises, as a direct lease or agreement between Landlord and such subtenant or other grantee, upon written notice to Tenant and such subtenant or other grantee, without releasing or affecting the liability of Tenant to Landlord under this Lease, and Tenant shall be deemed to have assigned its interest in such sublease or other agreement to Landlord (without the need for executing any further documentation evidencing same) and such subtenant or other grantee shall attorn to and recognize the rights of Landlord under such sublease or other agreement, as the case may be. Notwithstanding Tenant’s consent or acquiescence in the termination of this Lease and/or Tenant’s voluntary surrender of the Demised Premises (or any portion thereof), Landlord may consider any sublease or other agreement transferring a leasehold estate or interest in the Demised Premises, and/or any right to use or possess the Demised Premises (or any portion thereof) by any subtenant or other grantee, terminated as of the date Landlord terminates this Lease and/or Tenant’s right to possession of the Demised Premises, it being the intention of the parties that any sublease shall be subject to the terms and conditions of this Lease, including all rights and remedies of Landlord outlined herein, notwithstanding anything to the contrary contained in such sublease or other agreement.
     4.8 No Net Income. Notwithstanding any other provision of this Lease, neither Tenant nor any direct or indirect assignee or subtenant of Tenant may enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Demised Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, occupied or utilized, or which would require the payment of any consideration which would not fall within the definition of “rents from real property”, as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended.
     4.9 Permitted Transactions. Notwithstanding anything in this Section 4 to the contrary, provided there does not exist a monetary or material non-monetary default by Tenant hereunder that continues uncured following the expiration of any applicable notice and cure period, without being subject to Landlord’s rights and Tenant’s obligations set forth in Sections 4.2 and 4.3 above, upon at least ten (10) days prior written notice to Landlord but without Landlord’s consent, Tenant may (a) share portions of the Demised Premises with any third party on an undemised, shared-service basis or (b) sublease a portion of the Demised Premises to an entity of not more than twenty (20) employees in the aggregate to be located in the Demised Premises, provided that the affected area in either event is less than ten percent (10%) of the rentable area of the Demised Premises in the aggregate. Notwithstanding the foregoing, Tenant shall not have the right to engage in office sharing with respect to any particular entity or to sublease to such entity without Landlord’s prior written consent under this Section 4.9 if such entity is engaged in a business, or the Demised Premises will be used in a manner, that is not permitted by this Lease or inconsistent with the primary use set forth in Section 1.8 above or the first-class nature of the Building. For purposes of this Lease, the acts or omissions of the employees or other personnel of any entity engaged in office sharing hereunder shall be deemed to be the acts or omissions (as applicable) of Tenant’s employees.
5.	SERVICES AND UTILITIES
     5.1 Building Standard Services and Utilities. Landlord shall manage and operate (or cause to be managed and operated) the Building in a manner consistent with the highest and best standards for similar class A office Buildings of comparable age, quality and location in Crystal City, Virginia (the “Comparable Standard”). Subject to the limitations set forth in Section 5.3 below, Landlord shall furnish the following services in accordance in all material respects with the standards described below or, if no standards are specified, in a manner and at a level consistent with the Comparable Standard: (i) electric current for lighting and office equipment in accordance with the specifications described on Exhibit H attached hereto; (ii) hot and cold water for lavatory and drinking purposes and for pantries with sink and ice maker; (iii) rest room facilities and lavatory supplies; (iv) fluorescent tube and ballast replacements for building standard fixtures only; (v) heating and cooling during the appropriate seasons of the year, in accordance in all material respects with the specifications attached hereto as Exhibit H, between the hours and on the days set forth in Section 1.7; (vi) subject to Section 7.3, automatically operated elevator service, subject to call at all times including Sundays and Holidays; (vii) nightly cleaning service (after 6:00 p.m.) in accordance in all material respects with the cleaning specifications attached hereto as Exhibit D, except that Landlord shall not be responsible for cleaning Tenant’s kitchens, private bathrooms, rugs, carpeting (except vacuuming) and drapes (except to the extent otherwise specified on Exhibit D); (viii) maintenance, repairs, replacements, painting and electrical lighting service for all Common Areas of the Building and the Complex consistent with the Comparable Standard, and the requirements of Section 6.5 (without limitation, Landlord shall (A) keep, or cause to be kept, the sidewalks, plazas and landscaped areas adjoining the Building in good condition and repair consistent with the Comparable Standard, including without limitation, reasonably free of accumulation of snow and ice, dirt, refuse, rubbish and unlawful obstructions, (B) keep the Building lobby and all other Common Areas and public areas of the Building clean and presentable, (C) care for and maintain, or cause to be cared for and maintained, the shrubbery, planting and landscaping on the plaza or plazas adjacent to the Building or other public areas of the Complex, and (D) keep, or cause to be kept, and maintain the Building and its fixtures, appurtenances, systems and facilities (including the Building garage) in good working order, condition and repair) consistent with the Comparable Standard; (ix) access to the Demised Premises at all times, 24 hours per day, 7 days per week, 365 days per year, except in the event of emergencies, with an elevator access system that shall be capable of programming to provide lock-off access to the floors of the Building on which the Demised Premises is located after the standard building operating hours, as more fully described in Section 5.5; (x) space on the Building directory in the Building lobby for use by Tenant to display names, logos, location, and other information with the amount of space on the directory dedicated to Tenant’s use bearing the same proportion to all of the space on the directory in the Building lobby as the Rentable Area of the Demised Premises bears to the Rentable Area of the office space in the Building; and (xi) pest and vermin control. Landlord shall have no liability for and expressly disclaims any responsibility for the engineering, design, installation, provision of or maintenance of Tenant’s telecommunications and data transmission systems and the inside wire associated therewith. All of the aforesaid services shall be provided without cost to Tenant except as such expenses may be included in calculating Additional Rent pursuant to the provisions of Sections 2.2 and 2.3. Landlord shall not be liable for failure to furnish, or for suspension or delay in furnishing, any of such services if such failure, suspension or delay is caused by regularly scheduled maintenance or repair work or Force Majeure (as defined below). Except as expressly provided below, failure, suspension, delay or interruption of services shall not result in any abatement of Base Annual Rent or Additional Rent, be deemed an eviction or breach of this Lease (including any express or implied covenant of quiet enjoyment), or relieve Tenant of performance of Tenant’s obligations under this Lease. If any of the services described in this Section 5 is suspended, Landlord shall use commercially reasonable efforts to immediately cure such suspension so as to minimize any interference with Tenant’s business operations in the Demised Premises. Notwithstanding anything contained in this Lease to the contrary, (i) if such suspension renders all or any material part (i.e., at least fifteen percent (15%) of any floor within the Demised Premises or the computer operations room in the Demised Premises) of the Demised Premises unusable for Tenant’s normal business operations and continues for more than five (5) consecutive business days (if the reason for the suspension was in Landlord’s reasonable control), all Annual Base Rent and Additional Rent payable hereunder (with respect to the portion of the Demised Premises rendered unusable for Tenant’s normal business operations) shall be abated for the period commencing on the sixth (6th) consecutive business day of such suspension and concluding on the date that the service has been restored; or (ii) if such suspension renders all or any material part (as defined above) of the Demised Premises unusable for Tenant’s normal business operations and continues for more than ten (10) consecutive business days (if the reason for the suspension was not within Landlord’s reasonable control), all Annual Base rent and Additional Rent payable hereunder (with respect to the portion of the Demised Premises rendered unusable for tenant’s normal business operations) shall be abated for the period commencing on the eleventh (11th) consecutive business day of such suspension and concluding on the date that the service has been restored.. In addition, if the suspension renders all or substantially all of the Demised Premises unusable for Tenant’s normal business operations and continues for more than one hundred twenty (120) consecutive days and Tenant does not in fact use the Demised Premises during such period, then Tenant shall have the right at its option to terminate this Lease by sending Landlord notice of such election at any time prior to the date that the service has been restored.
     5.2 Overtime Services. (a) Should Tenant require heating and cooling services beyond the hours and/or days stipulated in Section 1.7, upon receipt of at least three (3) hours prior notice (via telephone, email or web-based system) during normal building hours and at least twelve (12) hours prior notice (via telephone, e-mail or web-based system) outside of normal building hours (including weekend and holidays) from Tenant, Landlord will furnish such additional service at the then-prevailing hourly rates (based on Landlord’s actual direct costs) for both utility services and personnel (to include reasonable administrative overhead, and to be based on Landlord’s electrical rate and hourly labor rate, if any, without mark up for profits) as reasonably established by Landlord from time to time. For purposes hereof, the prevailing hourly cost of overtime heating and cooling services as of the date of execution of this Lease, which amounts are subject to increase only if and to the extent Landlord’s actual direct cost therefor (to include reasonable administrative overhead, and to be based on Landlord’s electrical rate and hourly labor rate, if any, without mark up for profits) increases, is as follows:
          $62.80 per hour per floor (plus labor as required).
          (b) There shall be no minimum usage requirement for such after-hours heating and cooling service, and no special charge (other than the prevailing hourly cost as provided above) to start up such service. Landlord further agrees to reasonably apportion costs for overtime heating and cooling services between Tenant and other tenants who utilize overtime heating and cooling services during the same time periods. Notwithstanding the foregoing, Landlord agrees to waive Landlord’s hourly charge set forth above for the first one hundred (100) hours of after-hours heating and cooling service supplied to the Demised Premises each Lease Year.
     5.3 Excessive Usage.
          (a) Equipment Restrictions. Tenant will not install or operate in the Demised Premises any heavy duty electrical equipment or machinery or any other equipment which consumes excess gas (where applicable), excess water, excess sewer services or excess electricity as defined in Section 5.3(b) below, without first obtaining prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord may reasonably require, as a condition to its consent for the installation of such equipment or machinery, that Tenant pay as Additional Rent the costs for excess consumption of such utilities that may be occasioned by the operation of such equipment or machinery. Landlord may make periodic inspections of the Demised Premises, subject to Section 7.1, to determine that Tenant’s equipment and machinery comply with the provisions of this Section and Section 5.4.
          (b) Excess Electrical Usage. The consumption of electricity in excess of seven (7) watts per square foot demand load for the entire Demised Premises (exclusive of lighting, Building requirements and Building standard HVAC) shall be deemed excessive.
          (c) Additional Utility Costs. Landlord shall have the right to either require that one or more separate meters be installed to record the consumption or use of electricity or other utilities, or if Landlord has a reasonable basis to determine that Tenant is engaging in the excessive use of electricity or other utilities, to cause a reputable independent engineer to survey and determine the quantity of such utilities consumed by such allegedly excessive use. If the engineer’s survey reflects excessive use as aforesaid, then the cost of any such survey and meters and of installation, maintenance and repair thereof shall be paid for by Tenant. Tenant agrees to pay Landlord (or the utility company, if direct service is provided by the utility company), promptly upon demand therefor, for all such consumption and demand as shown by said meters, or a flat monthly charge determined by the survey, as applicable, at the rates charged for such service by the local public utility company based on Landlord’s actual cost with no profit increment and taking into account the actual hours of such excess use.
     5.4 Excessive Heat Generation. Landlord shall not be liable for its failure to maintain comfortable atmospheric conditions in all or any portion of the Demised Premises due to heat generated by over-occupancy of the Demised Premises or by any equipment, machinery or additional lighting installed by Tenant (with or without Landlord’s consent) that exceeds design capabilities for the Building as delineated in Exhibit H or for any special use areas (e.g., kitchens). If Tenant desires additional cooling to offset excessive heat generated by such over-occupancy, equipment, machinery, special use areas or additional lighting, except for the provision of HVAC supplemental loop provided by Landlord (it being understood that appropriate associated HVAC required equipment is to be provided by Tenant at its expense), and its capacity and application for Tenant’s supplemental cooling in the Demised Premises, Tenant shall pay for auxiliary cooling equipment and the operating, maintenance, repair and replacement costs of such equipment, including without limitation electricity, gas, oil and water, but only if and to the extent Tenant’s consumption of electricity exceeds the total amount specified in Section 5.3(b). Notwithstanding anything to the contrary contained herein, Tenant shall have the right, at Tenant’s sole cost and expense, to install a supplemental HVAC unit for Tenant’s local area network/computer room in the Demised Premises, upon reasonable prior written notice to Landlord and subject to the terms of Section 6.4 below. Tenant shall be permitted to connect such supplemental HVAC unit to the Building’s commercial condenser water system, in which event Tenant shall be permitted to use Tenant’s proportionate share (based on the ratio of the Rentable Area of the Demised Premises to the rentable area of the Building) of condenser water from the Building commercial cooling tower. Any such supplemental HVAC unit installed by Tenant shall be separately metered or submetered, at Tenant’s expense. Tenant agrees to pay Landlord (or the utility company, if direct service is provided by the utility company), promptly upon demand therefor, for all such consumption and demand as shown by said meter, at the rate charged for such service by the local public utility company based on Landlord’s actual cost with no profit increment.
     5.5 Building Access Control. (a) Any access control system or other access control measures (collectively, the “Access Control System”) that Landlord may undertake for the Demised Premises, the Building and/or Complex (including any parking garages or areas) are for the physical structures only and shall not be relied upon by Tenant, its agents, employees or invitees to protect Tenant, Tenant’s Property and Leasehold Improvements or Tenant’s employees, invitees or their property. Tenant shall not do anything to circumvent or allow others to circumvent any Access Control System. Landlord shall not be liable for any failure of any Access Control System to operate or for any breach or circumvention of the Access Control System by others, and Landlord makes no representations or warranties concerning the installation, performance and monitoring of any Access Control System, or that it will detect or avert the occurrences which any such Access Control System is intended or expected to detect or avert. The access control system for the Building shall be consistent with the Comparable Standard described above, and shall include an electronic perimeter access control system, to control after-hours access to the Building lobby and garage, and to control elevator operation through the use of proximity readers. Such access control system shall operate twenty-four (24) hours per day, seven (7) days per week (subject to emergency, repair and Force Majeure). In addition to the foregoing, Landlord agrees that one (1) security guard shall be assigned exclusively to the Crystal Park Complex on a twenty-four (24)-hour, seven-day-a-week basis. Landlord, at its expense, initially shall supply Tenant with a reasonable number of Building access keys requested by Tenant, and shall provide Tenant with a reasonable number of additional access keys at such times as Tenant leases the Must Take Space pursuant to Section 45.
          (b) Tenant may install, at its expense, its own access control system within the Demised Premises that may be coordinated with the Building access system. If Tenant installs such a system or additional devices which would restrict access to the Demised Premises, Tenant shall provide Landlord with a copy of keys or access cards to such locks, devices or systems. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not assume any liability of any kind whatsoever as a result of any integration between the Building access system and Tenant’s access system for the Demised Premises, provided that the same shall not limit Landlord’s obligations to maintain the Access Control System in accordance with the foregoing.
     5.6 Roof and Auxiliary Spaces. Except as otherwise expressly provided pursuant to Section 41 of this Lease, Tenant shall not use the roof, roof utility closets or other auxiliary spaces in the Building for antennas, condenser coolers, telecommunications and/or data transmission equipment or any other type of equipment or for any other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, but may be conditioned upon the terms of a separate written agreement.
     5.7 Trash Removal. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders and regulations of the federal, state, county, municipal and local governments, departments, commissions, agencies and boards regarding the collection, sorting, separation and recycling of trash. Upon request by Landlord, Tenant shall sort and separate its trash into such categories as are provided by law. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by law and reasonably directed by Landlord, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties and damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section, and Tenant, at Tenant’s sole cost and expense, shall indemnify, defend and hold Landlord harmless from and against any actions, claims and suits (including reasonable legal fees and expenses) arising from such noncompliance, utilizing counsel reasonably satisfactory to Landlord.
6.	USE AND UPKEEP OF PREMISES
     6.1 Use. Tenant shall use and occupy the Demised Premises only for the purposes specified in Section 1.8 and for no other purpose whatsoever, and, subject to the terms and conditions of Section 6.4(d), shall, in its use of the Demised Premises, comply, and cause its employees, agents, contractors, invitees and other users of the Demised Premises to comply, with all applicable federal, state and local laws, statutes, ordinances and regulations, including, but not limited to, Title III of the Americans with Disabilities Act of 1990 and the applicable regulations promulgated thereunder (the “ADA”), zoning regulations, and smoking regulations. Any variation or deviation from the specific use expressly set forth in Section 1.8 shall be deemed a default of this Lease. Tenant shall pay before delinquency any governmental taxes, fees or expenses that are now or hereafter assessed or imposed upon Tenant’s use or occupancy of the Demised Premises, the conduct of Tenant’s business in the Demised Premises or Tenant’s Property. If any such tax or fee is enacted or altered so that such tax or fee is imposed upon Landlord so that Landlord is responsible for collection or payment thereof, then Tenant shall promptly pay the amount of such tax or fee directly to the taxing authority, or if previously paid by Landlord, to Landlord within thirty (30) days of demand accompanied by reasonable substantiation.
     6.2 Illegal and Prohibited Uses. Tenant will not use or permit the Demised Premises or any part thereof to be used for any unlawful purpose and will not manufacture anything therein. Tenant will not use or permit the Demised Premises to be used for any purposes that interfere with the use and enjoyment by other tenants of the Building or Complex. Tenant shall immediately refrain from and discontinue such use after receipt of written notice from Landlord.
     6.3 Insurance Rating. Tenant will not, in its manner of use of the Demised Premises, do or permit anything to be done in the Demised Premises, the Building or the Complex or bring or keep anything therein which shall in any way increase the rate of fire or other insurance on said Building or the Complex, or on the property kept therein, or conflict (or permit any condition to exist which would conflict) with applicable fire laws or regulations, or with any statute, rules or regulations enacted or established by any appropriate governmental authority. Tenant shall be responsible for any increase in insurance costs with respect to the Building or Complex if the increases were caused by its breach of the foregoing covenant. Nothing in this Section 6.3 shall be deemed or construed to prevent Tenant from, or exposing Tenant to liability hereinabove for any increase in insurance costs in connection with, completing construction of Tenant’s Leasehold Improvements or from conducting its normal business operations in a manner consistent with typical office use.
     6.4 Alterations.
          (a) Approval Required. Following Tenant’s completion of the initial Leasehold Improvements performed by Tenant pursuant to Section 44, Tenant shall not make any alterations, installations, changes, replacements, repairs, additions or improvements (“Alterations”) which in Landlord’s reasonable judgment could adversely affect the structural elements of the Building or the Demised Premises, or the Systems (hereinafter defined), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Tenant shall not make any other Alterations in or to the Demised Premises or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes (as defined below) within the Demised Premises after at least five (5) days’ prior written notice to (but without requiring the prior consent of) Landlord. “Cosmetic Changes” shall mean those minor, non-structural Alterations of a decorative nature consistent with a first-class office building for which a building permit is not required and which cost (including installation) in the aggregate less than Seventy-Five Thousand Dollars ($75,000.00) per project or series of related projects (as reasonably determined by Landlord) (with no such dollar threshold for customary painting or carpeting). If Tenant desires to make any Alterations in or to the Premises that are not Cosmetic Changes, Tenant shall, prior to beginning any such work, deliver to Landlord all plans (or drawings) and specifications therefor, if plans and specifications are reasonably required. Upon Tenant’s receipt of Landlord’s written approval, which approval shall not be unreasonably withheld or delayed except as otherwise provided herein and in all events shall be provided within ten (10) business days following receipt by Landlord of all information reasonably requested in connection therewith, and upon Tenant’s paying to Landlord the actual reasonable out-of-pocket costs incurred by Landlord, if any, for the review of such plans and specifications by third party consultants if reasonably required due to the need, in Landlord’s reasonable determination, for special expertise, Tenant may proceed with the construction of the Alterations provided that the Alterations are performed in compliance in all material respects with the plans and specifications submitted to Landlord and with the provisions of this Section 6.4. All Tenant architectural and engineering plans and specifications shall be prepared at Tenant’s expense by an architect or engineer, as applicable, reasonably acceptable to Landlord. Landlord may, among other things, condition its consent upon Tenant’s agreement that any construction up-gradings required by any governmental authority as a result of Tenant’s work, either in the Demised Premises or in any other part of the Building or Complex, will be paid for by Tenant in advance. Tenant shall not install any equipment of any kind or nature whatsoever which will or may necessitate any changes, replacements or additions to the water system, plumbing system, heating system, ventilating system, air-conditioning system, supply, return or control systems, Landlord’s data system(s), or the electrical system of the Demised Premises or the Building (collectively, the “Systems”), nor install or use any air-conditioning unit, engine, boiler, generator, machinery, heating unit, stove, water cooler, ventilator, radiator or any other similar apparatus, nor modify or interfere with any of the Systems, without the prior written consent of the Landlord, which consent may be granted or withheld in the Landlord’s sole and absolute discretion. Tenant shall not modify or interfere with the Systems without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion (if in Landlord’s reasonable judgment same could adversely affect such items), and then only as Landlord may reasonably direct. Landlord may condition its consent to proposed Alterations for which Landlord’s consent is required upon Tenant’s payment of all costs to make such changes, replacements or modifications. Tenant shall not design, configure, install, use or arrange for the design, configuration, installation or use of its telecommunications and data transmission systems or inside wire associated therewith in any manner that interferes with the existing telecommunications and/or data transmission systems or inside wire associated therewith of Landlord or other tenants in the Building. Landlord’s consent to any work by Tenant or approval of Tenant’s plans or specifications shall not be deemed a certification that such work complies with applicable building codes, laws or regulations, nor shall it impose any liability whatsoever upon Landlord.
          (b) Alteration Requirements. All of Tenant’s approved work shall be done in accordance with Landlord’s Construction Work Rules and Regulations (as attached hereto as Exhibit E, and as reasonably promulgated and amended by Landlord from time to time upon prior written notice thereof to Tenant) and shall be done by duly qualified and licensed contractors in accordance with all applicable laws, codes, ordinances, rules and regulations, and Tenant shall obtain (or give) at its cost any required permits, licenses, registrations, notices, or inspections for performance of its work. If any mechanic’s or materialman’s lien shall at any time, whether before, during or after the Lease Term, be filed against any part of the Building or other property of Landlord by reason of work, labor, services or materials performed for or furnished to or on behalf of Tenant, Tenant shall forthwith cause the lien to be released of record by being discharged or bonded off to Landlord’s satisfaction within thirty (30) days after being notified of the filing thereof. If Tenant shall fail to cause such lien to be released of record within said thirty (30) day period, then, in addition to any other right or remedy of Landlord, Landlord may bond off or discharge the lien by paying the amount claimed to be due. Any amount paid by Landlord, whether as bond premium or payment of the lien amount, and all costs and expenses, including reasonable attorneys’ fees incurred by Landlord in procuring the same and its release from the appropriate land records, shall be due from Tenant, as Additional Rent, to Landlord and shall be payable within thirty (30) days after written demand therefor.
          (c) Leasehold Improvements and Tenant’s Property. It is understood and agreed that the Leasehold Improvements and all Alterations installed or located in the Demised Premises shall immediately become the property of Landlord (subject to the terms of this Lease), and shall remain upon and be surrendered to Landlord with the Demised Premises upon the expiration or termination of the Lease Term; provided, however, Landlord shall have the right to require Tenant to remove, at the expiration or termination of the Lease Term and at Tenant’s expense, upon written notice thereof to Tenant at least ninety (90) days prior to the scheduled expiration of the Lease Term (with no such prior notice required in the event of an earlier termination of the Lease Term resulting from a default by Tenant under this Lease), any Leasehold Improvement or Alteration. Notwithstanding the foregoing, (i) Landlord shall have the right to require Tenant to remove, at the expiration or earlier termination of the Lease Term, at Tenant’s expense, only those Alterations that affect the Building structure or the integrity of the base Building (such as, by way of example but not limitation, internal staircases), and that Landlord identifies to Tenant in a written notice to Tenant at the time Landlord reviews Tenant’s plans and specifications therefor, and (ii) Tenant shall not be required to remove any cabling or wiring in or serving the Demised Premises. It is further understood and agreed that Tenant shall have the right to install locks on the common area stairwell doors adjacent to the Demised Premises (provided that Tenant provides Landlord with the keys thereto); provided, however, that Landlord shall have the right to require restoration thereof at the expiration or earlier termination of the Lease Term. All damage and injury to the Demised Premises or the Building caused by any such removal by Tenant shall be repaired by Tenant, at Tenant’s sole expense. Tenant shall remove all of Tenant’s Property from the Demised Premises at the expiration or termination of the Lease Term and shall repair any damage to the Demised Premises or the Building caused by the removal of such property unless Landlord has notified Tenant in writing that Landlord intends to demolish the improvements after Tenant vacates the Demised Premises and that, therefore, Tenant need not repair any such damage. Any property belonging to Tenant or any other person which is left in the Demised Premises after the Lease Term shall be deemed to have been abandoned; however, Tenant shall remain liable for the cost of the removal of such property unless Landlord has notified Tenant in writing that Landlord intends to demolish the improvements after Tenant vacates the Demised Premises and that, therefore, Tenant need not repair any such damage.
          (d) Compliance with Laws. Landlord represents that the Building was constructed in compliance in all material respects with all applicable laws in effect at the time of the applicable construction, including without limitation, (i) the full sprinklering of the Building with central alarm annunciation as part of a fully addressable life safety system, (ii) the installation of smoke detectors in the elevator lobbies and all base Building mechanical and electrical closets, (iii) the installation of audio/visual alarm devices and strobes in the elevator lobbies, common area restrooms and stairwells, and Tenant areas as indicated on the base Building plans, and (iv) the compliance of the base Building Systems and Floor Common Areas (as hereinafter defined), including without limitation, with the Americans with Disabilities Act of 1990 and the applicable regulations promulgated thereunder. In the event that during the Lease Term either Landlord or Tenant shall be required by the order or decree of any court, or any other governmental authority, or by law, code or ordinance (including but not limited to the ADA) (collectively, “Laws”), to repair, alter, remove, reconstruct, or improve any part of the Demised Premises or of the Building, then Tenant agrees, at its sole cost and expense, to comply with such requirements imposed on the Demised Premises or Tenant. Notwithstanding the foregoing, Landlord at its expense (subject to reimbursement pursuant to Section 2.2, if and to the extent permitted thereby) shall comply with Laws to the extent the same apply to the structure of the Building and the Systems (as defined in Section 6.4) (which shall be deemed to include those portions of any full floor leased by Tenant that would be a Building common area were such floor leased by other tenant(s) in addition to Tenant, such portions sometimes collectively referred to as “Floor Common Areas”); provided, however, that to the extent any non-compliance with such Laws relating to the Building structure, Floor Common Areas and Systems results solely from Tenant’s proposed or completed Alterations or from Tenant’s particular manner of use of the Demised Premises, then such compliance shall be at Tenant’s cost (except compliance of base building restrooms); and provided further, however, that Tenant at its expense shall be responsible for all space (except compliance of base building restrooms, Floor Common Areas and Building structure and Systems) within the Premises being in compliance with such Laws. Notwithstanding the foregoing, in the event that Landlord determines in its reasonable discretion that (A) any non-compliance with such Laws relating to the Building structure, Floor Common Areas or Systems results from Tenant’s proposed Alterations which are customary alterations for general office use (and are unrelated to Tenant’s manner of use of the Demised Premises) and (B) Landlord is able to pass the costs of such compliance through to the tenants of the Building as Operating Expenses, then Tenant shall not be responsible for the costs of such compliance (except to the extent of its pro rata share thereof pursuant to Section 2.2 above); provided, however, that if and to the extent Landlord determines in its reasonable discretion that it is unable to pass the costs of such compliance through to the tenants of the Building as Operating Expenses, then Landlord shall be responsible for the costs of such compliance, up to a maximum amount of Twenty-Five Thousand Dollars ($25,000.00), and Tenant shall be responsible for all costs of such compliance in excess of Twenty-Five Thousand Dollars ($25,000.00). Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide the Landlord with copies of (as applicable), (I) any notices alleging violation of any law, code or ordinance (including the ADA) relating to any portion of the Demised Premises or the Building, (II) any claims made or threatened in writing regarding noncompliance with any law, code or ordinance and relating to any portion of the Building or of the Demised Premises, or (III) any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with any law, code or ordinance and relating to any portion of the Building or the Demised Premises. Landlord shall provide Tenant with written notice and copies (as applicable) of any such notices , claims made or actions instituted or threatened pursuant to clauses (I), (II) and (III) of the immediately preceding sentence to the extent relating to any obligation of Tenant with respect to the Demised Premises or the Building. No such order or decree or the compliance required therewith shall have any effect whatsoever on the obligations or covenants of Tenant herein contained. Tenant hereby waives all claims for damages or abatement of Base Annual Rent and Additional Rent because of such repairing, alteration, removal, reconstruction, or improvement; provided, however, that (1) Landlord shall use commercially reasonable efforts to perform any such work that is the responsibility of Landlord hereunder in a manner so as to minimize any disruption to Tenant’s business operations in the Demised Premises and (2) except in the event of an emergency, Landlord shall provide Tenant with reasonable prior notice before entering the Demised Premises for any of the purposes described herein, permit Tenant to accompany Landlord or its contractors through the Demised Premises and, at Tenant’s request, schedule such work on such dates and times as Tenant may reasonably request, including on weekends and after hours if reasonable based on the nature of the work.
     6.5 Maintenance by Landlord.
          (a) Landlord Repairs and Maintenance. Except to the extent that Tenant is required to maintain and repair pursuant to Sections 5.4, 6.4, 6.7, 6.8, 6.10, 6.11, 9 and 21, Landlord shall maintain and repair, in a manner consistent with the Comparable Standard, the base Building and all public and common areas permitted to be used in connection therewith, including external landscaping and walkways and parking areas, and, except to the above extent, Landlord shall make repairs to the Building structure, roofs, walls and Building Systems. Except as otherwise expressly provided in this Lease, such maintenance shall be provided without cost to Tenant, except that (i) if and to the extent permitted under this Lease, such expenses may be included in calculating the Additional Rent pursuant to the provisions of Sections 2.2 and 2.3 (excluding, without limitation, the exclusions provided pursuant to Section 2.2); and (ii) if such expenses are incurred by Landlord in making repairs attributable to acts or omissions of Tenant or Tenant’s employees, agents, contractors or invitees, then subject to the terms of Section 8.5(f) below, Tenant shall reimburse Landlord for all such expenses within thirty (30) days after Landlord submits a bill for such costs to Tenant accompanied by reasonable substantiation therefor. Tenant hereby waives all claims for damages or abatement of Base Annual Rent and Additional Rent because of such repairing, alteration, removal, reconstruction, or improvement; provided, however, that (1) Landlord shall use commercially reasonable efforts to perform such repair work in a manner so as to minimize any disruption to Tenant’s business operations in the Demised Premises and (2) except in the event of an emergency, Landlord shall provide Tenant with reasonable prior notice before entering the Demised Premises for any of the purposes described herein, permit Tenant to accompany Landlord or its contractors through the Demised Premises and, at Tenant’s request, schedule such work on such dates and times as Tenant may reasonably request, including on weekends and after hours if reasonable based on the nature of the work.
          (b) Use of Demised Premises by Landlord. Landlord reserves the right to erect, use, maintain, repair and replace all pipes, ducts, conduits, wiring, fluids, gases, components, and similar materials and structures in and through the Demised Premises, including any changes, additions or replacements as Landlord may from time to time make thereto, provided that the exercise of such rights by Landlord does not adversely affect Tenant’s use or enjoyment of the Demised Premises, in Landlord’s reasonable determination, and is consistent with the Comparable Standard. Any such installation of materials, equipment, pipes, ducts, conduits, wires, and related fluids, gases, components and mechanical equipment serving other portions, tenants and occupants of the Building shall be located so as to cause minimum interference with Tenant’s use of the Demised Premises and shall, if possible, be located within the walls or above Tenant’s suspended ceiling, if any, or as close to the concrete slab as possible, below the floor, along column lines or in storage areas and shall not, in any event, reduce the usable area of the Demised Premises. Landlord shall have the right to remove or abate any hazardous materials located in the Demised Premises and Tenant shall fully cooperate with Landlord in this regard. Landlord’s right to locate facilities within the Demised

Premises shall include facilities required by tenants or occupants in levels above or below the Demised Premises as well as on the same level as the Demised Premises. None of the above conduct by Landlord shall be deemed to constitute an interference with Tenant’s quiet enjoyment or an actual or constructive eviction of Tenant; provided, however, that Landlord shall use commercially reasonable efforts to perform such repair work in a manner so as to minimize any disruption to Tenant’s business operations in the Demised Premises. Tenant shall be entitled to no abatement of Base Annual Rent or Additional Rent whatsoever on account of such installation, location, construction, use, entry, removal, repair, maintenance or other conduct as aforesaid; provided, however, that (1) Landlord shall use commercially reasonable efforts to perform any such work in a manner so as to minimize any disruption to Tenant’s business operations in the Demised Premises and (2) except in the event of an emergency, Landlord shall provide Tenant with reasonable prior notice before entering the Demised Premises for any of the purposes described herein, permit Tenant to accompany Landlord or its contractors through the Demised Premises and, at Tenant’s request, schedule such work on such dates and times as Tenant may reasonably request, including on weekends and after hours if reasonable based on the nature of the work.
     6.6 Signs and Publications.
          (a) Except as otherwise specifically provided in this Lease, no sign, advertisement or notice shall be inscribed, painted or affixed on any part of the outside of the Building, or in the common areas of the Building, or inside the Demised Premises where it may be visible from the public areas of the Building, except on the directories and doors of offices, and then only in such size, color, method of attachment and style as Landlord shall reasonably approve (it being agreed that Tenant may place signage inside the Demised Premises in areas that are not visible from the exterior of the Demised Premises).
          (b) Landlord, at Landlord’s expense, will list Tenant’s name in the Building directory in accordance with the provisions contained in Section 5.1 and provide one (1) Building standard suite entry sign per floor on which the Demised Premises is located.
          (c) Notwithstanding the foregoing and subject to applicable laws and ordinances and the approval of the applicable governing authority, and subject to the prior written approval of Landlord as to size and location of the same (it being agreed that such signage shall be similar in size and location to the Anteon sign located on the exterior of 2231 Crystal Drive), and except as provided below, Tenant shall have the non-exclusive right to exterior facade signage (including Tenant’s name and/or corporate logo) on the fascia at the top of the southwest side of the Building only for so long as Tenant then leases pursuant to this Lease and occupies at least seventy-five percent (75%) of the Demised Premises initially leased by Tenant as of the Rent Start Date, it being agreed that such exterior signage shall be on the only exterior signage on the area of the Building shown on Exhibit L attached hereto. Tenant shall pay all commercially reasonable costs incurred in installing and maintaining such signage. Landlord shall cooperate with Tenant in securing any governmental, quasi-governmental or other approvals that may be required in connection with any of Tenant’s signage, at Tenant’s sole cost and expense. Tenant will coordinate installation of said signage, which installation shall, at Tenant’s election, be performed by either Landlord’s designated contractor or subcontractor or a contractor selected by Tenant and reasonably approved by Landlord pursuant to a contract reasonably approved by Landlord, and in either case at Tenant’s expense. Landlord shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) the size, materials, color, design, weight, lettering, logo, location, and method of attachment of such signage. The signage will be designed as reasonably agreed to by Landlord and Tenant. Upon the termination of Tenant’s signage rights (or the expiration or termination of the Lease), Tenant shall, at its expense, remove said signage from the facade of the Building and repair any damage so as to return the same to its previous condition prior to installation of said signage, normal wear and tear excepted. Notwithstanding anything contained in this Lease to the contrary, the rights granted to Tenant in this subsection (c) are personal to NCB and any Affiliate of NCB to which this Lease has been assigned pursuant to Section 4.1(b) above (and may not be exercised by or for the benefit of any other assignee or subtenant without Landlord’s prior written approval).
          (d) Provided that Tenant is not in monetary or material non-monetary default under this Lease beyond any applicable notice and cure periods, during the Lease Term, the Building shall not be named, and shall not have installed on the exterior thereof any signage, for any other entity whose primary business is provision of retail banking services without Tenant’s prior written consent.
     6.7 Excessive Floor Load. Landlord shall have the right to prescribe the weight and method of installation of safes, computer equipment, and other heavy fixtures or equipment. Tenant will not install in the Demised Premises any item of Tenant’s Property or fixtures that will place a load upon the floor exceeding the designed floor load capacity of the floor and the Building, except where Tenant installs additional structural supports as part of the Leasehold Improvements or Alterations. Landlord may reasonably prescribe the placement and positioning of all such objects within the Demised Premises and/or Building, and, if reasonably necessary, such objects shall be placed upon platforms, plates or footings of such size as Landlord shall reasonably prescribe. All damage done to the Building or the Demised Premises by installing or removing a safe or any other article of Tenant’s Property or fixtures, or due to its being in the Demised Premises, shall be repaired at the expense of Tenant, subject to the terms of Section 8.5(f) above.
     6.8 Moving and Deliveries.
          (a) Prohibitions/Notices. Moving in or out of the Building from the Demised Premises at the beginning or end of the Lease Term is prohibited during the hours specified in Section 1.7. There shall be one (1) loading dock for the Building, and a designated service/delivery area. Delivery traffic will be segregated from the tenant parking facilities serving the Building. Tenant shall only use freight elevators and loading areas for all moving and deliveries, at no additional charge. Tenant shall provide Landlord with at least twenty-four (24) hours advance notice (which may be by telephone) of any move and obtain Landlord’s reasonable approval therefor in order to facilitate scheduling use of freight elevators and loading areas. Daily deliveries of office supplies and other customary office deliveries may be made during business hours, subject to compliance with Landlord’s reasonable scheduling procedures in connection therewith.
          (b) Coordination with Landlord. No freight, furniture or other bulky matter of any description shall be received into the Building or carried in the elevators, except as reasonably scheduled with Landlord. All moving of furniture, material and equipment shall be under the direct control and supervision of Landlord, who shall, however, not be responsible for any damage to or charges for moving same. Deliveries from lobby and freight areas requiring use of hand carts shall be restricted to freight elevators. All hand carts shall be equipped with rubber tires and side guards. Any control exercised by Landlord hereunder shall be deemed solely for the benefit of Landlord and the Building, and shall not be deemed to make any of Tenant’s employees, agents or contractors the agent or servant of Landlord. Tenant shall promptly remove from the public areas in or adjacent to said Building any of Tenant’s Property delivered or deposited there.

          (c) Moving Damages. Subject to the terms of Section 8.5(f), any and all damage or injury to the Demised Premises or the Building caused by moving the property of Tenant into or out of the Demised Premises shall be repaired at the sole cost of Tenant. In conjunction with the foregoing, Tenant shall indemnify, defend and hold Landlord harmless with respect to any and all damages and injuries to the Demised Premises or the Building, and with respect to any property damage and injury to others. Without releasing Tenant from any liability hereunder, Tenant shall cooperate with Landlord to identify delivery contractors and movers causing damage to the Building or Demised Premises or causing property damage or injury to others.
     6.9 Rules and Regulations. Tenant shall, and shall cause Tenant’s agents, employees, invitees and guests, to faithfully keep, observe and perform the Building Rules and Regulations set forth in Exhibit C, attached hereto and made a part hereof, and such amendments, modifications and additions thereto as Landlord may reasonably promulgate from time to time by advance written notice to Tenant of general applicability to all tenants of the Building, unless waived in writing by Landlord. Any other such rules and regulations shall not substantially interfere with the intended use of the Demised Premises, but Tenant acknowledges that the Building Rules and Regulations, which, in Landlord’s judgment, are needed for the general well-being, operation and maintenance of the Demised Premises, the Building and the Complex, together with their appurtenances, are reasonable. Landlord shall have the right to specifically enforce all Building Rules and Regulations. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce such Building Rules and Regulations, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, invitees, licensees, customers, clients, family members or guests. Further, it shall be in Landlord’s reasonable judgment as to whether Tenant is in compliance with the Building Rules and Regulations. Notwithstanding anything to the contrary contained herein, Landlord agrees not to enforce the Building Rules and Regulations in a manner which discriminates among tenants.
     6.10 Tenant Maintenance and Condition of Demised Premises Upon Surrender. Without limiting Landlord’s repair and maintenance obligations hereunder, at all times during the Lease Term, Tenant will keep the Demised Premises and the Leasehold Improvements and Tenant’s Property therein, to the extent of Tenant’s responsibility under this Lease, in good order and condition, will suffer no waste or injury to the Demised Premises and Leasehold Improvements, and will, subject to the provisions of Section 6.4(c), at the expiration or other termination of the Lease Term, surrender and deliver up the Demised Premises and Leasehold Improvements in like good order and condition as at the Commencement Date, ordinary wear and tear and damage by casualty and condemnation excepted.
     6.11 Tenant Property and Leasehold Improvements. Maintenance and repair of Tenant’s Property and any Leasehold Improvements within or related to the Demised Premises shall be the sole responsibility of Tenant, and Landlord shall have no obligation in connection therewith.
     6.12 Landlord’s Right to Perform Tenant’s Duties. In the event that Tenant fails to make any repairs required to be made by Tenant pursuant to this Lease, and such failure continues for twenty (20) days after written notice to Tenant, or such longer period as may be reasonably required, in Landlord’s determination, provided that Tenant shall commence such cure within such twenty (20)-day period and thereafter diligently pursue such cure to completion (except in the case of emergencies in which case such failure continues for a lesser period during which a repair is required to be made taking into consideration the nature of the emergency), Landlord may, but shall not be obligated to, make such repairs at Tenant’s expense. Within thirty (30) days after Landlord renders a bill for the reasonable cost of said repairs accompanied by reasonable substantiation therefor, Tenant shall reimburse Landlord.
7.	ACCESS
     7.1 Landlord’s Access. Landlord, Landlord’s Agent, and their agents and employees, shall have the right to enter the Demised Premises at all reasonable times (a) to make inspections or to make such repairs, maintenance and construction to the Demised Premises required or permitted by this Lease or repairs and maintenance to other premises as Landlord may deem reasonably necessary; (b) to exhibit the Demised Premises to prospective tenants during the last six (6) months of the Lease Term; and (c) for any purpose whatsoever relating to the safety, protection or preservation of the persons or property of the other tenants, the public, the Demised Premises, the Building, the Complex or other surrounding properties. Except in the case of an emergency, (i) Landlord shall provide Tenant with reasonable prior notice prior to entering the Demised Premises, (ii) at Tenant’s request, Landlord shall use commercially reasonable efforts to schedule the performance of any such work at times reasonably requested by Tenant, including after hours or on weekends if reasonable based on the nature of the work, and (iii) at Tenant’s option, Landlord, Landlord’s Agent, or their agents or employees shall be accompanied by a representative of Tenant while in the Demised Premises. In performing any work in the Demised Premises, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations.
     7.2 Restricted Access. Except as otherwise specifically provided in this Lease, no additional locks, other devices or systems which would restrict access to the Demised Premises shall be placed upon any doors without the prior consent of Landlord, which shall not be unreasonably withheld, provided that Tenant provides Landlord with a means of access to the Demised Premises for the purposes outlined in Section 7.1 above. Unless access to the Demised Premises is provided during the hours when cleaning service is normally rendered, Landlord shall not be responsible for providing such service to the Demised Premises or to those portions thereof which are inaccessible during said hours. Such inability by Landlord to provide cleaning services to inaccessible areas shall not entitle Tenant to any adjustment in Base Annual Rent, Additional Rent or other sums due hereunder.
     7.3 Tenant’s Access. Subject to the provisions of Sections 5.1 and 5.5, Tenant, its employees and agents shall have access to the Demised Premises using the Building elevators and, during non-business hours, via at least one (1) operable elevator (except in emergencies), twenty-four (24) hours per day, 365 days per year, and, for the purpose of access to the Demised Premises only, shall have the right in common with all other tenants, Landlord and Landlord’s agents and employees to use public corridors, elevators and lobbies. Landlord may at any time and from time to time during the Lease Term exclude and restrain any person from access, use or occupancy of any or all mechanical and auxiliary spaces, roofs, public corridors, elevators and lobbies, excepting, however, Tenant and other tenants of Landlord and bona fide invitees and authorized agents of either who make use of said public facilities in accordance with the rules and regulations adopted by Landlord from time to time in accordance with this Lease. Landlord may at any time and from time to time close all or any portion of such public facilities to make repairs or changes, to prevent a dedication to any person or the public, and to do and perform such other acts in and to such public facilities as in the exercise of good business judgment Landlord shall determine to be advisable; provided that Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s business activities in the Demised Premises and promptly complete any work that may interfere with Tenant’s use of or access to the Demised Premises. It shall be the duty of Tenant to keep all of said public facilities free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operation. In order to protect the integrity of telephone service in the Building, Landlord may, at its option, supervise or restrict Tenant’s access to any or all equipment rooms, inside wire space and/or conduits or the demarcation point.
8.	LIABILITY
     8.1 Tenant’s Property. All of Tenant’s Property, the Leasehold Improvements (other than those paid with the Allowance) and the personal property of Tenant’s employees, agents, contractors, visitors and invitees in the Demised Premises or in the Building shall be at their sole risk. Landlord, Landlord’s Agent, and their respective agents and employees shall not be liable for any damage to Tenant’s Property; provided, however, the foregoing provision shall not apply if (a) the loss was caused by the negligence or willful misconduct of Landlord, Landlord’s Agent or their agents or employees, and (b) the Tenant has not otherwise waived and released its claims pursuant to Section 8.5(f).
     8.2 Criminal Acts of Third Parties. Landlord, Landlord’s Agent and their respective agents and employees shall not be liable in any manner to Tenant, its agents, employees, invitees or visitors for any injury or damage to Tenant, Tenant’s agents, employees, invitees or visitors, or their property, caused by the criminal or intentional misconduct of third parties or of Tenant, Tenant’s employees, agents, invitees or visitors on or about the Demised Premises, Building and/or Complex (including any parking garages and parking areas). All claims against Landlord, Landlord’s Agent and their respective agents and employees for any such damage or injury are hereby expressly waived by Tenant.
     8.3 Public Liability. Landlord, Landlord’s Agent and their respective agents and employees assume no liability or responsibility whatsoever with respect to the conduct and operation of the business to be conducted upon the Demised Premises. Subject to the terms of Section 8.5(f) below, Landlord, Landlord’s Agent and their respective agents and employees shall not be liable for any accident or injury to any person or persons or property in or about the Demised Premises which are caused by the conduct and operation of Tenant’s business in the Demised Premises or by virtue of equipment or property of Tenant in said Demised Premises. Tenant agrees to hold Landlord, Landlord’s Agent and their respective agents and employees harmless against all such claims, and indemnify and defend Landlord, Landlord’s Agent and their respective agents and employees from all injuries and damages and the expenses of defending such claim, unless and to the extent such claims, injuries or damages are caused by the negligence or willful misconduct of Landlord, Landlord’s Agent or their respective agents or employees. Landlord agrees to hold Tenant, its agents and employees harmless against any claims arising out of any accident or injury to any person or persons or property in or about the common or public areas of the Building or Complex which are caused by the conduct of Landlord, Landlord’s Agent or their respective agent or employees or by virtue of equipment or property of Landlord in such areas, and indemnify and defend Tenant, its agents and employees from all injuries and damages and the expenses of defending such claims, unless and to the extent such claims, injuries or damages are caused by the negligence or willful misconduct of Tenant, its agents or employees.
     8.4 [Intentionally Omitted].
     8.5 Tenant Insurance.
          (a) Liability Insurance. During the Lease Term, Tenant at its sole cost shall maintain public liability and property damage insurance (“Commercial General Liability”) which includes coverage for bodily injury and death, property damage, advertising injury, completed operations and products coverage, with at least a single combined liability and property damage limit of $5,000,000.00 (with the base policy being for $1,000,000 minimum, and umbrella or excess coverage for the remainder being acceptable) insuring against all liability of Tenant and its authorized representative third parties arising out of or in connection with Tenant’s use or occupancy of the Demised Premises and the business conducted therein. Landlord and Landlord’s Agent shall be named as additional insureds. Such insurance coverage maintained by Tenant shall be primary insurance with respect to Landlord, its officers and employees. Any insurance or self insurance maintained by Landlord shall be in excess of and non-contributing to Tenant’s insurance. In addition to the foregoing, Tenant shall maintain, or cause its architects or engineers to maintain, at their sole cost and expense in the event that Tenant is performing renovations or alterations to the Demised Premises, during the term of this Lease and any renewal terms the following insurance coverage:
               (i) Architectural & Engineering (“A &E”) professional liability insurance to indemnify Tenant and Landlord from any and all claims for damages due to a breach of professional standards by the Tenant or Tenant subcontractors arising out of their duties. Such insurance shall: a) provide protection in an amount equal to the full limits maintained from time to time by Tenant in the normal course of business, but in no event shall coverage be in an amount of less than $1,000,000.00; b) be written with an insurer having an A.M. Best rating of A-(VIII) or better.
               (ii) The aforementioned insurance coverage maintained by Tenant shall be primary insurance with respect to Landlord, its officers and employees. Any insurance or self insurance maintained by Landlord shall be in excess and non-contributing to Tenant’s insurance.
          (b) Fire and Casualty Insurance. During the Lease Term, Tenant at its cost shall maintain special form all risk insurance on all Alterations and all contents of the Demised Premises, including Leasehold Improvements (except to the extent required to be covered by Landlord’s insurance under Section 8.6 below) and Tenant’s Property, in an amount sufficient so that no coinsurance penalty will be applied in case of loss. Notwithstanding the foregoing, Tenant shall have the right to self insure for Tenant’s Property only (and expressly not for any Leasehold Improvements or Alterations); provided, however, that Tenant shall be deemed to be carrying the all risk property damage insurance required hereunder for all purposes of this Section 8, including without limitation, for purposes of the release and waiver of subrogation in Section 8.5(f) below, and in no event shall any failure to maintain all risk insurance coverage on Tenant’s Property be permitted to delay any restoration of the Demised Premises pursuant to Section 9 below.
          (c) Increases in Coverage. Tenant shall increase its insurance coverage as required if in the reasonable opinion of the mortgagee on the Building, Landlord or Landlord’s insurance agent such insurance coverage at that time is not adequate and such increase shall be in amounts as are customary in other similar buildings in the Crystal City, Virginia market.
          (d) Policy Requirements. All insurance required under this Lease shall be issued by insurance companies authorized to do business in the jurisdiction where the Building is located. Such companies shall have a policyholder rating of at least “ B+” and be assigned a financial size category of at least “Class X” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies. If at any time during the Lease Term the rating of any of Tenant’s insurance carriers is reduced below the rating required pursuant to the terms hereof, Tenant shall promptly replace the insurance coverage(s) maintained with such carrier with coverage(s) from a carrier whose rating complies with the foregoing requirements. If the Best’s Key Rating Guide is discontinued or revised without substitution of a comparable rating system, Landlord shall reasonably determine an alternative source of similar ratings, unless the same is not available, in which event Landlord shall reasonably determine its satisfaction with the insurance company issuing Tenant’s policies. Each policy shall contain an endorsement requiring thirty (30) days written notice from the insurance company to Landlord before cancellation or any change decreasing coverage, scope or amount of such policy and an endorsement naming Landlord and Landlord’s Agent as additional insureds or loss payees, as applicable, as more particularly described below. Certificates of insurance evidencing all coverages specified in this Lease shall be furnished by Tenant and Tenants contractors to Landlord upon return of this Lease, fully executed. Current active certificates of insurance shall be similarly submitted as required to document continuous coverage as specified herein. These certificates shall contain a provision that the insurance coverages afforded under the policies shall not be materially modified or cancelled until at least thirty (30) days prior written notice of intent to so modify or cancel had been delivered to Landlord. Certificates of insurance evidencing Commercial General Liability or Excess and Umbrella Liability, shall name Landlord and Landlord’s Agent as “Additional Insureds”. Certificates of insurance evidencing Property damage shall designate Landlord as “Loss Payee” as Landlord’s interest may appear. Tenants and contractors must each maintain separate liability coverage to the full minimum limits required. This total limit is arrived at by adding their primary, umbrella, and excess liability limits together.
          (e) No Limitation of Liability. Notwithstanding the fact that any liability may be covered by insurance, liability shall in no way be limited by the amount of insurance recovery or the amount of insurance in force or required by any provisions of this Lease.
          (f) Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby mutually waive and release their respective rights of recovery against each other for any loss of its property (in excess of a reasonable deductible amount) to the extent insured against by the fire and extended coverage insurance policies required under this Lease, whether carried or not, or such other insurance as is actually carried by such party, whichever is greater. Each party shall apply to its insurer to obtain said waiver and obtain any special endorsement, if required by its insurer to evidence compliance with the aforementioned waiver, and shall bear the cost therefor.
          (g) Business Interruption. Except as otherwise expressly provided in the last sentence of Section 8.3, but in no event exposing Landlord to any liability whatsoever for any indirect losses or consequential damages (including without limitation, loss to Tenant’s business), Landlord, Landlord’s Agent and their respective agents and employees shall have no liability or responsibility for any loss, cost, damage or expense arising out of or due to any interruption of business (regardless of the cause therefor), increased or additional cost of operation of business or other costs or expenses, whether similar or dissimilar, which are capable of being insured against under business interruption insurance, whether or not carried by Tenant.
          (h) Incident Reports. Tenant shall promptly report to Landlord’s Agent all accidents and incidents of which Tenant is aware occurring on or about the Demised Premises, the Building and/or the Complex which involve or relate to the security and safety of persons and/or property.
     8.6 Landlord Insurance.
          (a) Liability Insurance. During the Lease Term, Landlord at its sole cost shall maintain public liability and property damage insurance (“Commercial General Liability”) which includes coverage for bodily injury and death, property damage, premises and operations coverage, with at least a single combined liability and property damage limit of $10,000,000.00 insuring against all liability of Landlord and its authorized representatives arising out of or in connection with Landlord’s use or occupancy of the Complex.
          (b) Fire and Casualty Insurance. During the Lease Term, Landlord at its cost shall maintain special form all risk insurance on the Building, on all Leasehold Improvements actually installed in the Demised Premises (and not personal property, soft costs, etc.) paid for by Landlord through the Allowance (as defined in Section 44.4) as Tenant shall specify in a written notice to Landlord clearly delineating which such items are paid for with Allowance funds (the “Allowance Improvements”) and which are paid for by Tenant, and all contents owned by Landlord in the Building, in an amount sufficient so that no coinsurance penalty will be applied in case of loss.
          (c) Policy Requirements. All insurance required under this Lease shall be issued by insurance companies authorized to do business in the jurisdiction where the Building is located. Such companies shall have a policyholder rating of at least “B+” and be assigned a financial size category of at least “Class VIII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies. If at any time during the lease Term the rating of any of Landlord’s insurance carriers is reduced below the rating required pursuant to the terms hereof, Landlord shall promptly replace the insurance coverage(s) maintained with such carrier with coverage(s) from a carrier whose rating complies with the foregoing requirements.
9.	DAMAGE
     9.1 Fire or Casualty Damage. In the event of damage or destruction of the Demised Premises or a portion thereof by fire or any other casualty, then, except as otherwise provided in Section 9.2, this Lease shall not be terminated, but damage to the Demised Premises, including demising partitions and doors, shall be promptly and fully repaired and restored as the case may be, using due diligence and the exercise of commercially reasonable efforts, by Landlord at its own cost and expense. Due allowance, however, shall be given for reasonable time required for adjustment and settlement of insurance claims, and for such other delays as may result from government restrictions, and controls on construction, if any, and for strikes, national emergencies and other conditions beyond the control of Landlord. Restoration by Landlord shall not include replacement of Tenant’s Property. Tenant shall, at its expense, repair, restore and replace Tenant’s Property. Tenant’s restoration, replacement and repair work shall comply with Section 6 hereof and Tenant shall maintain adequate insurance on all such replacements, restoration and property pursuant to Section 8.5.

     9.2 Untenantability.
          (a) Restoration Requirements.
               (i) If the condition referred to in Section 9.1 is such that the Demised Premises are partially damaged or destroyed, then during the period that Tenant is deprived of the use of the damaged portion of the Demised Premises, Tenant shall be required to pay Base Annual Rent and Additional Rent covering only that part of the Demised Premises that Tenant is able to occupy, based on the ratio between the square foot area remaining that can be occupied and the total square foot area of the entire Demised Premises covered by this Lease. Any unpaid or prepaid installment of Base Annual Rent and Additional Rent for the month in which the condition referred to in Section 9.1 occurs shall be prorated.
               (ii) (1) If the condition referred to in Section 9.1 is such so as to make the entire Demised Premises untenantable and provided that the condition was not due to the acts or omissions of Tenant, its agents, employees, invitees or visitors, then, subject to the rights set forth in Section 9.2(a)(ii)(2) below, the installment(s) of Base Annual Rent and Additional Rent which Tenant is obligated to pay hereunder shall abate as of the date of the occurrence until the restoration of the Demised Premises has been substantially completed by Landlord to the extent of Landlord’s obligations as described in Section 9.1. Any unpaid or prepaid installment of Base Annual Rent and Additional Rent for the month in which the condition referred to in Section 9.1 occurs shall be prorated.
                    (2) In the event (x) the Demised Premises are substantially or totally destroyed by fire or other casualty so as to be unrepairable within 210 days, (y) a substantial portion of the Building is destroyed or damaged to such an extent that, in the sole judgment of Landlord, the Building cannot be operated as a functional unit or an economically viable unit and Landlord terminates all other similarly situated tenant leases in the Building, or (z) the damage to the Demised Premises and/or the Building is due to an uninsured risk or insurance proceeds are otherwise unavailable to cover the expenses of restoration or repair of the damage (less any applicable deductible), then Landlord shall have the unconditional right to cancel this Lease in its sole discretion, in which case Base Annual Rent and Additional Rent shall be apportioned and paid to the date of said fire or other casualty. If Landlord elects not to cancel this Lease, then Landlord shall determine and notify Tenant in writing, within sixty (60) days following the fire or other casualty, of the date by which the Demised Premises can be restored by Landlord in accordance with the provisions of Section 9.1. If the date determined by Landlord as aforesaid for completion of restoration of the Demised Premises is more than two hundred ten (210) days after such fire or other casualty, then Tenant shall have the right, to be exercised by giving written notice to Landlord within thirty (30) days following receipt of such notice from Landlord, to cancel and terminate this Lease. In the event the date by which Landlord determines it can complete restoration of the Demised Premises as herein provided is less than 210 days following such fire or other casualty, or Tenant fails to terminate this Lease as herein provided following notification from Landlord that completion of restoration will require more than 210 days, then this Lease shall remain in full force and effect and Landlord shall commence restoration of the Demised Premises to the extent of Landlord’s obligations as described in Section 9.1. Due allowance, however, shall be given for reasonable time required for adjustment and settlement of insurance claims, for Landlord to reasonably be able to determine the time necessary for completion of the restoration and for other such delays as may result from government restrictions, and controls on construction, if any, and for strikes, national emergencies and other conditions beyond the control of Landlord. Any delays as a result of the foregoing shall operate to postpone Landlord’s obligation to complete restoration of the Demised Premises by one day for each day of any such delay. Tenant shall commence any restoration to be performed by Tenant as required in Section 9.1 and Tenant shall reoccupy the Demised Premises when restored.
               (iii) Except as expressly provided in this Section 9.2, no compensation, or claim, or diminution of Base Annual Rent or Additional Rent will be allowed or paid by Landlord, by reason of inconvenience, annoyance, or injury to business, arising from any fire or other casualty suffered by Tenant or the necessity of repairing or restoring the Demised Premises or any portion of the Building.
          (b) Casualty Near Expiration of Lease Term. In addition to any other right of Landlord or Tenant to terminate this Lease pursuant to the provisions of this Section 9, in the event the Demised Premises are damaged in whole or in part by fire or other casualty during the last twelve (12) months of the Lease Term (unless Tenant has irrevocably exercised its right to renew the Lease Term pursuant to Section 38 below), then Landlord or Tenant, upon ten (10) days prior written notice to the other given within sixty (60) days of the date of the fire or casualty, may terminate this Lease, in which case the Base Annual Rent and Additional Rent shall be apportioned and paid to the date of said fire or other casualty; provided, however, Tenant shall have no right to terminate this Lease hereunder if prior to receipt of Tenant’s notice Landlord has commenced to repair or restore the Demised Premises.
10.	CONDEMNATION
     10.1 Landlord’s Right to Award. Tenant agrees that if any of the Demised Premises or the Building shall be taken or condemned for public or quasi-public use or purpose by any competent authority, Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid to Landlord as a result of any such condemnation. All rights of Tenant to damages therefor, if any, are hereby assigned by Tenant to Landlord. If (a) the whole or a substantial part of the Demised Premises or the Building is taken or condemned or if (b) less than a substantial portion of the Building or the Demised Premises is taken or condemned and the remainder of either in Landlord’s reasonable opinion can not be operated as a functional unit or as an economically viable unit, the Lease Term shall cease and terminate from the date of such governmental taking or condemnation and Landlord shall notify Tenant of the termination of this Lease effective as of the date of such governmental taking or condemnation. In the event of any termination of this Lease by reason of any taking or condemnation, Tenant shall have no claim against Landlord or Landlord’s Agent for the value of any unexpired portion of the Lease Term. If this Lease shall remain in effect after a taking or condemnation, the rent shall be equitably adjusted on the date when title vests in such governmental authority and the Lease shall otherwise continue in full force and effect. For the purposes of this Section 10, a substantial part of the Demised Premises shall be considered to have been taken if more than thirty-three percent (33%) of the Demised Premises are unusable by Tenant.
     10.2 Tenant’s Right to File Claim. Nothing in Section 10.1 shall preclude Tenant from filing a separate claim against the condemning authority for the value of its Leasehold Improvements not then depreciated (excluding those Leasehold Improvements paid for by Landlord) and relocation expenses, provided that any award to Tenant will not result in a diminution of any award to Landlord.
11.	BANKRUPTCY
     11.1 Events of Bankruptcy. The following shall be Events of Bankruptcy under this Lease:

          (a) Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code, entitled Bankruptcy, 11 U.S.C. Sec. 101 et seq. (the “Bankruptcy Code”), or under the insolvency laws of any State, District, Commonwealth or Territory of the United States (“Insolvency Laws”);
          (b) The appointment of a receiver or custodian for any or all of Tenant’s Property or assets, or the institution of a foreclosure action upon any of Tenant’s real or personal property;
          (c) The filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws;
          (d) The filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is either not dismissed within sixty (60) days of filing, or results in the issuance of an order for relief against the debtor, whichever is earlier; or
          (e) Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.
     11.2 Landlord’s Remedies.
          (a) Termination of Lease. Upon occurrence of an Event of Bankruptcy, Landlord shall have the right to terminate this Lease by giving written notice to Tenant; provided, however, that this right to terminate shall have no effect while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, unless Tenant or its Trustee is unable to comply with the provisions of Sections 11.2(d) and (e) below. At all other times this Lease shall automatically cease and terminate, and Tenant shall be immediately obligated to quit the Demised Premises upon the giving of notice pursuant to this Section 11.2(a). Any other notice to quit, or notice of Landlord’s intention to re-enter is hereby expressly waived. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, subject, however, to the rights of Landlord to recover from Tenant all Base Annual Rent and Additional Rent and any other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later, and any other monetary damages sustained by Landlord.
          (b) Suit for Possession. Upon termination of this Lease pursuant to Section 11.2(a), Landlord may proceed to recover possession of the Demised Premises under and by virtue of the provisions of the laws of any applicable jurisdiction, or by such other proceedings, including reentry and possession, as may be applicable, or by direct order from any Court having jurisdiction over Tenant/Debtor, including any Bankruptcy Court.
          (c) Non-Exclusive Remedies. Without regard to any action by Landlord as authorized by Sections 11.2(a) and (b) above, Landlord may at its discretion exercise all the additional provisions set forth below in Section 12.
          (d) Assumption or Assignment by Trustee. In the event Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease pursuant to Section 11.2(a) shall be subject to the rights of the Trustee in Bankruptcy to assume or assign this Lease. In addition to all other objections Landlord may raise to assumption and/or assignment, and in addition to all other requirements of any Bankruptcy Court and the Bankruptcy Code, the Trustee shall not have the right to assume or assign this Lease unless the Trustee (i) has timely performed all Lease obligations of the Tenant/Debtor arising from and after the filing of any voluntary bankruptcy petition by Tenant or, in the case of an involuntary petition, the date of entry of the Order for Relief, (ii) promptly cures all defaults under this Lease, (iii) promptly compensates Landlord for monetary damages incurred as a result of such default, and (iv) provides adequate assurance of future performance on the part of Tenant or on the part of the assignee of Tenant or the Trustee.
     11.3 [Intentionally Omitted].
     11.4 Damages. In the event of cancellation and termination of this Lease pursuant to Section 11.2 above, Landlord shall, notwithstanding any other provisions of this Lease to the contrary, be entitled to promptly recover damages from Tenant determined in accordance with the provisions set forth in Section 12.2 of this Lease as provided for in the case of default by Tenant.
12.	DEFAULTS AND REMEDIES
     12.1 Default. If any one or more of the following events occur, said event shall be deemed a default of this Lease:
          (a) Tenant’s failure to accept possession of the Demised Premises within sixty (60) days after tender by Landlord;
          (b) Tenant’s failure to pay any installment of Base Annual Rent, Additional Rent or other sum required to be paid by Tenant when the same shall be due and payable, all without demand unless demand is necessary under the express terms of this Lease (in which case a material default shall be deemed to occur if such payment is not made strictly within the time period provided for such payment following the demand);
          (c) Tenant’s failure to perform or observe any other term, covenant or condition of this Lease;
          (d) Any event expressly designated or deemed a default elsewhere in this Lease;
          (e) Any execution, levy, attachment or other legal process of law shall occur upon Tenant’s Property, Tenant’s interest in this Lease or the Demised Premises, unless Tenant provides a bond or other security therefor; and/or
          (f) Tenant’s abandonment or surrender of the Demised Premises prior to the expiration of the Lease Term and the suspension of rent payments as the same may become due and payable.
Notwithstanding anything to the contrary in Sections 12.1 and 12.2, if Tenant defaults in the payment of Base Annual Rent, Additional Rent or any other sum required to be paid by Tenant, or if Tenant defaults in the performance of or compliance with any other covenant, condition, agreement, rule or regulation herein contained, Landlord shall give Tenant written notice of such default. If Tenant fails to cure any default in the payment of Base Annual Rent, Additional Rent or any other sum required to be paid by Tenant within ten (10) days after the effective date of such notice, or fails to cure any other default within twenty (20) days after the effective date of such notice (or if such other default is of such nature that it cannot be completely cured within said twenty (20) days, if Tenant fails to commence to cure within said twenty (20) days and thereafter proceed with reasonable diligence and in good faith to complete the cure), then Landlord shall be entitled to all rights and remedies available to Landlord pursuant to Section 12 in the event of Tenant’s default. Nevertheless, in the event Tenant defaults in the payment of Base Annual Rent, Additional Rent or any other sum required to be paid by Tenant or if Tenant otherwise defaults in the performance of or compliance with any other covenant, condition, agreement, rule or regulation herein contained, two (2) times in any twelve (12) month period (except in the first Lease Year, Landlord shall provide Tenant with a notice and cure period up to three (3) times), Landlord shall not be required during the remainder of the Lease Term to send notice of any default hereunder before proceeding with its remedies under Section 12.
     12.2 Remedies. During the pendency of each and every default set forth in Section 12.1 above, at the option of Landlord, Tenant’s right of possession shall thereupon cease and terminate. Landlord shall be entitled to all rights and remedies now or later allowed at law or in equity, all of which shall be cumulative to the extent that the exercise of any one or more rights or remedies shall not be deemed to constitute a waiver of the Landlord’s right to exercise any one or more other rights and remedies herein provided or provided at law or in equity. Landlord shall be entitled to obtain possession of the Demised Premises whether or not Landlord elects to terminate this Lease, and to re-enter the same without demand of rent or demand of possession of the Demised Premises and may forthwith proceed to recover possession of the Demised Premises by any lawful means or process of law whether or not Landlord elects to terminate this Lease, any notice to quit being hereby expressly waived by Tenant. In the event of such re-entry by process of law or otherwise, Tenant nevertheless agrees to remain liable for all Base Annual Rent, Additional Rent and other sums due under this Lease, and shall pay the same as and when it accrues and is payable hereunder. Landlord may (but shall not be obligated to) declare the entire balance (or any portion thereof) of Base Annual Rent, Additional Rent and all other sums payable by Tenant hereunder for the remainder of the Lease Term to be immediately due and payable in full, which shall be recoverable pursuant to Section 12.4 below. Tenant further agrees to remain liable for any and all damage, deficiency, and loss of Base Annual Rent, Additional Rent and other sums herein specified, and all other damages which Landlord may sustain by such re-entry, including reasonable attorneys’ fees and costs. If under the provisions hereof, a seven (7) days summons or other applicable summary process shall be served, and a compromise or settlement thereof shall be made, such action shall not constitute a waiver of any breach of any covenant, term, condition or agreement herein contained.
     12.3 Landlord’s Right to Relet. Should this Lease be terminated before the expiration of the Lease Term, by reason of Tenant’s default as provided in Sections 11 or 12, the Demised Premises may be relet by Landlord, on Tenant’s behalf or for the account of Landlord, as Landlord so chooses, for such rent and upon such terms as are reasonable under the circumstances. If the full rent reserved under this Lease (and any of the costs, expenses or damages indicated below) shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in Base Annual Rent, Additional Rent, reasonable attorneys’ fees, other collection costs, brokerage fees, expenses incurred by Landlord to remove Tenant’s Property and (at Landlord’s option) Leasehold Improvements, and expenses of placing the Demised Premises in first-class rentable condition (all such costs to be prorated based on the length of the remaining Lease Term over the lease term of any replacement lease). Landlord, in putting the Demised Premises in good order or preparing the same for reletting may, at Landlord’s option, make such alterations, repairs or replacements in or relating to the Demised Premises as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of reletting the Demised Premises, and the making of such alterations, repairs or replacements shall not operate or be construed to release Tenant from liability hereunder as aforesaid. In no event shall Tenant be entitled to receive any excess, if any, of rent (if any) collected over the sums payable by Tenant to Landlord hereunder.
     12.4 Recovery of Damages.
          (a) Quantification of Damages. Any damage, deficiency, loss of Base Annual Rent, Additional Rent or other sums payable by Tenant hereunder, and all other damages may be recovered by Landlord, at Landlord’s option, upon default by Tenant, in separate actions, from time to time, as said damage shall have periodically accrued, or, at Landlord’s option, may be deferred until the expiration of the Lease Term (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said Lease Term). . At Landlord’s option, in lieu of the Base Annual Rent and Additional Rent which would have been payable for the period after the date of any judgment obtained in any action by Landlord against Tenant to recover damages, Tenant shall pay a sum representing liquidated damages, and not penalty, in an amount equal to the excess of (i) the sum of the Base Annual Rent and Additional Rent provided for in this Lease for the unexpired portion of the Lease Term after the date of judgment discounted at a rate of five percent (5%) per annum to present value, over (ii) the rental value of the Leased Premises, at the time of termination of this Lease, for the unexpired portion of the Lease Term, discounted at a rate of five percent (5%) per annum to present value. In determining the rental value of the Leased Premises, the rent realized by any reletting accomplished or accepted by Landlord within a reasonable time after termination of this Lease, shall be deemed, prima facie, to be the rental value.
          (b) Non-Exclusive Rights. The provisions contained in this Section 12.4 shall be in addition to and shall not prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired Lease Term. All rights and remedies of Landlord under this Lease shall be cumulative and shall not be exclusive of any other rights and remedies provided to Landlord under applicable law. In the event Tenant becomes the subject debtor in a case under the Bankruptcy Code, the provisions of this Section 12.4 may be limited by the limitations of damage provisions of the Bankruptcy Code.
     12.5 Waiver. If under the provisions hereof Landlord shall institute proceedings and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any agreement, covenant, condition, rule or regulation herein contained nor of any of Landlord’s rights hereunder. No waiver by Landlord of any breach of any agreement, covenant, condition, rule or regulation herein contained, on one or more occasions, shall operate as a waiver of such agreement, covenant, condition, rule or regulation itself, or of any subsequent breach thereof. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver shall be in writing signed by Landlord. Receipt and acceptance by Landlord of any Base Annual Rent, Additional Rent or other charges, or the performance of any obligation by Tenant hereunder, with knowledge of the breach of any agreement, covenant, condition, rule or regulation of this Lease by Tenant shall not be deemed a waiver of such breach. Failure of Landlord to enforce any of the rules and regulations against Tenant or any other tenant in the Building or Complex shall not be deemed a waiver of any such rule or regulation, it being agreed pursuant to Section 6.9 above that Landlord will not enforce the Building Rules and Regulations in a manner which discriminates among tenants. No payment by Tenant or receipt by Landlord of a lesser amount than the Base Annual Rent and Additional Rent herein stipulated shall be binding upon Landlord, nor shall the same be deemed to be other than on account of the stipulated Base Annual Rent and Additional Rent. No endorsement or statement on any check, letter or other transmittal accompanying any check or payment of Base Annual Rent, Additional

Rent or other sum due from Tenant shall be deemed a settlement of a legal dispute or an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Annual Rent, Additional Rent and other sums or to pursue any other remedy provided in this Lease. Landlord’s consent to, or approval of, any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.
     12.6 Anticipatory Repudiation.
          (a) Repudiation Prior to Commencement Date. If, prior to the Commencement Date or the first day of any extension or renewal period set forth in an extension or renewal option validly exercised by Tenant hereunder, Tenant notifies Landlord of or otherwise unequivocally demonstrates an intention to repudiate this Lease or breach any obligation of Tenant hereunder, Landlord may, at its option, consider such anticipatory repudiation a breach and material default of this Lease. In addition to any other remedies available to it hereunder or at law or in equity, Landlord may retain all Base Annual Rent, Additional Rent and other sums paid by Tenant hereunder, including any security deposit, if any, to be applied to damages of Landlord incurred as a result of such repudiation, including, without limitation, all damages and remedies reserved to Landlord in this Section 12 or elsewhere in this Lease, as applicable. It is agreed between the parties that for the purpose of calculating Landlord’s damages, if the Building has other available space at the time of or subsequent to Tenant’s breach, the Demised Premises covered by this Lease shall be deemed the last space rented in the Building even though the Demised Premises may be re-rented prior to such other vacant space. In the event a default occurs prior to the Commencement Date, Tenant shall, in addition to all other damages to which Landlord is entitled under this Lease, pay in full for all Leasehold Improvements constructed or installed within the Demised Premises through the date of the default, and for material ordered at Tenant’s request for the Demised Premises (whether at Tenant’s request or upon Landlord’s anticipation of Tenant’s needs hereunder) or for such material restocking charges.
          (b) Repudiation of Any Obligation of Tenant During Lease Term. If during the Lease Term Tenant notifies Landlord of or otherwise unequivocally demonstrates an intention to repudiate this Lease or breach any obligation of Tenant hereunder, Landlord may, at its option, consider such anticipatory repudiation a breach and material default of this Lease. In addition to any other remedies available to it hereunder or at law or in equity, Landlord may retain all Base Annual Rent, Additional Rent and other sums paid by Tenant hereunder, including any security deposit, if any, to be applied to damages of Landlord incurred as a result of such repudiation, including, without limitation, all damages and remedies reserved to Landlord in this Section 12 or elsewhere in this Lease, as applicable.
     12.7 [Intentionally Omitted].
     12.8 [Intentionally Omitted].
     12.9 [Intentionally Omitted].
     12.10 Injunctive Relief. In the event of a breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided; and in such event Landlord shall be entitled to recover from Tenant any and all reasonable expenses as Landlord may incur in connection with its efforts to secure such injunctive relief or other remedy at law or in equity, including all costs and reasonable attorneys’ fees.
     12.11 Independent Covenants. If Landlord shall commence any proceeding based upon non-payment of Base Annual Rent, Additional Rent or any other sums of any kind to which Landlord may be entitled or which it may claim hereunder, Tenant will not interpose any counterclaim, set-off, recoupment or other defense of any nature or description in any such proceeding. The parties hereto specifically agree that Tenant’s covenants to pay Base Annual Rent, Additional Rent and any other sums required hereunder are independent of all other covenants and agreements of Landlord herein contained; provided, however, that this shall not be construed as a waiver of Tenant’s right to assert such a claim in any separate action brought by Tenant. Tenant further waives any right or defense which it may have to claim a merger.
     12.12 Waiver of Redemption. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession or a judgment for or other right to possession of the Demised Premises and/or Tenant’s Property by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.
     12.13 Material Non-Monetary Defaults. Notwithstanding anything to the contrary contained in this Lease, in the event of any non-monetary default under this Lease by Tenant (a) that Landlord reasonably determines to be material and (b) that continues beyond any applicable notice and cure period and (c) as a result of the occurrence of which Landlord desires to reserve its right to condition the rights or benefits contained in Sections 1.3(d), 2.2(b)(iv), 4.1(b), 4.3, 4.5(a), 4.9, 6.6(d), 36.1,r 41 or 48.2 of this Lease on the cure by Tenant of such material non-monetary default, then Landlord shall provide to Tenant written notice thereof within thirty (30) days after the expiration of the cure period applicable with respect to such material non-monetary default. Such written notice shall provide for such reservation of rights generally with respect to all of the aforementioned sections of this Lease. In such event, any of the rights or benefits that Landlord so conditions on the cure of such material non-monetary default shall be reinstated upon the cure thereof. By way of example but not limitation, if Tenant’s right to abatement pursuant to Section 1.3(d) is suspended as a result of such a material non-monetary default, then upon the cure of such material non-monetary default, Tenant’s right to any abatement suspended on account of such default shall be reinstated and provided to Tenant with the next succeeding payments of base monthly rent. In no event shall the foregoing be construed to require any such action by Landlord in the event of any monetary default as the same may affect a loss of rights benefits with respect to the aforementioned provisions of this Lease.
13.	SUBORDINATION
     13.1 Subordination. This Lease is subject and subordinate to all ground or underlying leases and to all mortgages and/or deeds of trust and/or other security interests (individually and collectively “mortgage”) which may now or hereafter affect the real property of which the Demised Premises form a part, including all renewals, modifications, consolidations, replacements and extensions thereof. Except as otherwise expressly set forth herein, this clause shall be self-operative and no further instrument of subordination shall be required to effect this subordination. Notwithstanding the foregoing, in confirmation of such subordination, Tenant shall at Landlord’s request execute and deliver to Landlord within ten (10) business days after Landlord’s request, any requisite or appropriate certificate, subordination agreement or other document that may be reasonably requested by Landlord or any other party requiring such certificate, subordination agreement or document. If Tenant fails to execute such certificate, subordination agreement or other document requested by Landlord or other party within said ten (10) business day period, and Tenant’s failure continues for three (3) business days following a second written request from Landlord, then Tenant shall pay to Landlord as additional rent a fee in the amount of One Thousand Dollars ($1,000.00) per day for each day following the expiration of such three (3) business day period until Tenant so executes and delivers to Landlord all such requested documents. Notwithstanding the foregoing, any lessor under any ground or underlying lease and the party secured by any mortgage affecting the real property of which the Demised Premises are a part, or any renewal, modification, consolidation, replacement or extension thereof, shall have the right to recognize this Lease and, in the event of any cancellation or termination of such ground or underlying lease, or any foreclosure under any mortgage, or any sale of the real property at foreclosure sale, or any transfer of the real property by a deed in lieu of foreclosure, this Lease shall continue in full force and effect at the option of the lessor under such ground or underlying lease or, as applicable, the party secured by such mortgage, or the purchaser at any foreclosure sale, or the party taking the real property under a deed in lieu of foreclosure, such party being hereby authorized by Tenant to exercise such option to cancel or continue this Lease in such party’s reasonable or unreasonable discretion. Tenant hereby consents to the right of such party to effect the survival of this Lease. Except as otherwise expressly set forth herein, Tenant agrees that neither the cancellation nor termination of any ground or underlying lease, nor the foreclosure under any mortgage, nor the sale at foreclosure, nor the transfer by a deed in lieu of foreclosure, shall, by operation of law or otherwise, result in cancellation or termination of this Lease or the obligations of Tenant hereunder, except in the sole option of the party herein granted such option, which option may be exercised in said party’s reasonable or unreasonable discretion. Notwithstanding anything to the contrary herein, Tenant’s subordination and attornment as set forth in this Section 13.1 shall be subject to Landlord obtaining for Tenant a subordination, non-disturbance and attornment agreement: (i) in connection with mortgages which now encumber or otherwise affect the Land or the Building, substantially in the form attached hereto as Exhibit F (the “Current Nondisturbance Agreement”); and (ii) in connection with any mortgages and ground leases which hereafter encumber or otherwise affect the Land or the Building, on such holder’s standard form, with commercially reasonable and customary concessions thereto. To the extent the terms of this Article 13 are inconsistent with the terms of any such nondisturbance agreements, then the terms of such non-disturbance agreements shall prevail.
     13.2 Estoppel Certificates. Tenant shall execute and return within ten (10) business days any certificate that Landlord may reasonably request from time to time, stating for the benefit of a third party that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modification. The certificate also shall state (a) the amount of the monthly installment of Base Annual Rent and Additional Rent and the dates to which such rent has been paid in advance; (b) the amount of any security deposit or prepaid rent; (c) that to the best of Tenant’s knowledge without special inquiry there is no present default on the part of Landlord nor is there in existence any condition, event, act or omission which with the giving of notice and/or the passage of time will constitute a default on the part of Landlord, or attach a memorandum stating in reasonable detail the factual circumstances of such claimed default and/or the basis under the Lease for such claimed default; (d) that to the best of Tenant’s knowledge without special inquiry Tenant has no right to set-off or recoupment and no defense or counterclaim against enforcement of its obligations under this Lease; (e) that Tenant has no other notice of any sale, transfer or assignment by Landlord of this Lease or of the rentals; (f) that all work and improvements required of Landlord has been completed and are satisfactory or listing any such work or improvements that remain not yet satisfactorily performed; (g) that Tenant is in full and complete possession of the Demised Premises, or if less than full, the extent to which Tenant has commenced possession of the Demised Premises; (h) the date on which Tenant’s rental obligations commenced (excluding any periods of abatement) and the date to which such rent has been paid; (i) that Tenant has not advanced any amounts to or on behalf of Landlord which have not been reimbursed, or specifying the amounts which have not been reimbursed; (j) if applicable, that Tenant understands that this Lease has been collaterally assigned to Landlord’s mortgagee as security for a loan to Landlord; (k) any amounts of Base Annual Rent and Additional Rent that may have been prepaid more than one (1) month in advance; and (l) such other items as Landlord may reasonably request. Failure to deliver the certificate within the aforesaid ten (10) business day period shall be conclusive upon Tenant for the benefit of Landlord and any successor to or mortgagee or assignee of Landlord that this Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate. Within ten (10) business days after request by Tenant, Landlord shall execute and deliver to Tenant a similar certificate containing applicable certifications.
     13.3 Attornment. Tenant covenants and agrees that, in the event any ground lessor, lessor of any underlying lease or subsequent purchaser of the Building so requests or in the event of any foreclosure under any mortgage, or any renewal, modification, consolidation, replacement or extension thereof, or in the event of a sale at foreclosure, or in the event of any acceptance of any deed in lieu of foreclosure, which may now or hereafter affect the real property of which the Demised Premises are a part, upon the agreement of such successor Landlord to be bound by the terms of the Lease and to perform the obligations of Landlord hereunder (except for those matters expressly excluded below in this Section 13.3), Tenant shall attorn to any ground lessor, lessor of any underlying lease or subsequent purchaser of the Building or to the party secured by such mortgage, or any renewal, modification, consolidation, replacement or extension thereof, and to any purchaser at any foreclosure sale or party taking a deed in lieu of foreclosure. In any case, such landlord or successor under such ground or underlying lease or such secured party or purchaser at foreclosure sale or party taking a deed in lieu of foreclosure shall not be bound by any prepayment on the part of Tenant of the Base Annual Rent or Additional Rent for more than one month in advance. Further, such landlord or successor in interest shall not be liable for damages for any act or omission of Landlord or any prior landlord or be subject to any recoupments, offsets, counterclaims or defenses which Tenant may have against Landlord or any prior landlord; provided, however, that if there has occurred under this Lease a default by Landlord or any prior landlord which is continuing and is not personal in nature, such as, but not necessarily limited to, a continuing failure to satisfy an obligation to repair a portion of the Demised Premises or to furnish building services, then this sentence shall not be construed to relieve such landlord or successor in interest of its obligation to cure such continuing default after such landlord or successor in interest becomes the Landlord under this Lease, subject to the notice requirements of Section 13.4 below. Tenant shall, upon request of such landlord or successor landlord, execute and deliver an instrument or instruments confirming Tenant’s attornment.
     13.4 Mortgagee Rights.
          (a) Mortgagee Requirements. Tenant shall, if so directed by Landlord’s mortgagee or such other financial institution in writing, pay all Base Annual Rent, Additional Rent and other sums owed to Landlord directly to such mortgagee or other financial institution, and in such event, Landlord and Landlord’s mortgagee or other financial institution shall credit Tenant under the Lease for any rent payments delivered to the party directed pursuant to such written notice, and Landlord shall not further pursue Tenant for any payments so made to such party.
          (b) Notices to Mortgagee. Tenant agrees to give Landlord’s mortgagee and any trustee named or secured by a mortgage a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the names and addresses of such mortgagees and trustees. Notice shall be provided to the mortgagees and trustees in the manner prescribed in Section 24. Tenant further agrees that if Landlord shall have failed to cure such default within the cure period provided in this Lease, if any, then the mortgagees and trustees shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days such mortgagee or trustee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings if necessary to effect such cure) and has indicated its intent to cure such default, in which event Tenant shall not pursue its remedies while such cure is being diligently pursued.
14.	TENANT’S HOLDOVER
     14.1 With Landlord Consent. If Tenant continues, with the written consent of Landlord (which Landlord may grant or withhold in its sole and absolute discretion for any reason or no reason, with no obligation to do so), to remain in the Demised Premises after the expiration of the Lease Term, then Tenant shall, by virtue of such holdover agreement, become a tenant from month-to-month at the rent agreed to in such writing by Landlord and Tenant. Unless otherwise mutually agreed to in such writing, Tenant shall give to Landlord at least thirty (30) days written notice of any intention to quit the Demised Premises; and Tenant shall be entitled to thirty (30) days written notice from Landlord to quit the Demised Premises, except in the event of nonpayment of the monthly installment of Base Annual Rent and/or Additional Rent in advance or of the breach of any other covenant, term or condition of this Lease by Tenant (in either case not remedied within the applicable cure period), in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days notice to quit being hereby expressly waived by Tenant.
     14.2 Without Landlord Consent. In the event that Tenant, without the written consent of Landlord, shall hold over beyond the expiration of the Lease Term, then Tenant hereby waives all notice to quit and agrees to pay to Landlord for the period that Tenant is in possession after the expiration of this Lease, a monthly charge equal to one hundred seventy-five percent (175%) of the total monthly installment of Base Annual Rent and one hundred percent (100%) of the total monthly installment of Additional Rent in effect during the last month of the Lease Term. Tenant expressly agrees to reimburse, defend, indemnify and hold Landlord and Landlord’s Agent harmless from all loss and damages which Landlord or Landlord’s Agent may incur in connection with or in defense of claims by other persons or entities against Landlord, Landlord’s Agent or otherwise arising out of the holding over by Tenant, including without limitation reasonable attorneys’ fees which may be incurred by Landlord or Landlord’s Agent in defense of such claims. Acceptance of Base Annual Rent, Additional Rent or any other sums due from Tenant hereunder or the performance by Tenant of its obligations hereunder subsequent to the expiration of the Lease Term, shall not constitute consent to any holding over. Landlord shall have the right to apply all payments received after the expiration date of the Lease Term toward payment for use and occupancy of the Demised Premises subsequent to the expiration of the Lease Term and toward any other sums owed by Tenant to Landlord, regardless of how such payment(s) may be designated by Tenant. Landlord, at its option, may forthwith re-enter and take possession of the Demised Premises without process, or by any legal process in force. Notwithstanding the foregoing, if Tenant holds over, without Landlord’s written consent, due to acts of God, riot, or war, then such holdover shall be at the total monthly installment of Base Annual Rent and Additional Rent applicable to the last month of the Lease Term (adjusted in accordance with the provisions of this Lease as if the holdover period were originally included herein), for the duration of the condition (but not to exceed ten (10) days), but such continued occupancy shall not create any renewal of the term of this Lease nor shall it create a tenancy from year-to-year, month-to-month, or otherwise, and Tenant shall be liable for and shall indemnify, defend and hold harmless Landlord and Landlord’s Agent against any loss and damages suffered by Landlord or Landlord’s Agent as described above. Any holdover period during which the Landlord and Tenant are negotiating the terms and conditions of any holdover tenancy, new lease or other matter, and/or for which Landlord and Tenant have failed to reach an agreement as to the rent to be paid during such holdover period, shall conclusively be deemed to be a holdover without the consent of Landlord for the purpose of determining the rental to be paid and the obligations to be performed by Tenant during such period.
15.	[INTENTIONALLY OMITTED]

16.	QUIET ENJOYMENT
       So long as Tenant shall observe and perform the covenants and agreements binding on Tenant hereunder, Tenant shall at all times during the term herein granted, peacefully and quietly have and enjoy possession of the Demised Premises without any encumbrance or hindrance by, from or through Landlord, except as provided for elsewhere under this Lease.
17.	SUCCESSORS
       Subject to Section 19.2 below, all rights, remedies and liabilities herein given to or imposed upon either of the parties hereto, shall extend to their respective heirs, executors, administrators, personal representatives, successors and assigns. This provision shall not be deemed to grant Tenant any right to assign this Lease or to sublet the Demised Premises, except as otherwise expressly provided pursuant to Section 4 above.
18.	WAIVER OF JURY TRIAL AND STATUTE OF LIMITATIONS
       Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Demised Premises, and/or any claim of injury or damage in connection with this Lease. Tenant hereby waives the benefit of any statute of limitation or other law limiting or prohibiting Landlord from bringing any claim against Tenant arising from or related to this Lease, the relationship of Landlord and Tenant and/or the performance of Tenant’s obligations hereunder at any time. Tenant hereby agrees to submit to the personal jurisdiction of any court of competent jurisdiction within the state, or the District of Columbia if applicable, in which the Demised Premises and/or Landlord’s principal place of business is located.
19.	LIMITATION OF LANDLORD’S LIABILITY; NOTICE
     19.1 Landlord’s Consent. Notwithstanding anything to the contrary contained in this Lease, if any provision of this Lease expressly or impliedly obligates Landlord not to unreasonably withhold its consent or approval, an action for declaratory judgment or specific performance will be Tenant’s sole right and remedy in any dispute as to whether Landlord has breached such obligation or is required to give consent or approval, provided that Landlord has acted in good faith in withholding its consent or approval. In no event shall Landlord be liable for damages for any withholding of, any delay in providing, or the conditioning of, any such consent or approval; provided, however, that solely with respect to any proposed sublease or assignment pursuant to Section 4 above for which Landlord is required not to unreasonably withhold its consent, Tenant shall not hereby waive any right it may otherwise have to pursue against Landlord its actual damages directly related to Landlord’s withholding of consent with respect to any such bona fide sublease or assignment.
     19.2 Individual Liability. Tenant acknowledges and agrees that the liability of Landlord with respect to any claim arising out of, related to, or under this Lease shall be limited solely to its interest in the Building. No personal judgment shall lie against the Landlord nor any partner of a partnership constituting Landlord (if Landlord is a partnership) nor any shareholder, officer, director, or member of Landlord (if Landlord is a corporation or a limited liability company), and none of the same will be personally liable with respect to any claim arising out of or related to this Lease. No personal judgment shall lie against any partner of a partnership constituting Tenant (if Tenant is a partnership) nor any shareholder, officer, director, or member of Tenant (if Tenant is a corporation or a limited liability company), and none of the same will be personally liable with respect to any claim arising out of or related to this Lease. In the case of a partnership, any deficit capital account of any partner and any partner’s obligation to contribute capital shall not be deemed an asset of the partnership. In the event of sale or other transfer of the Landlord’s interest in the Demised Premises and/or Building, provided that such successor shall expressly assume all obligations of Landlord under this Lease accruing from and after the transfer, Landlord shall thereupon and without further act by either party be deemed released from all liability and obligations hereunder arising out of any act or omission relating to the Demised Premises, the Building or this Lease, occurring subsequent to the sale or other transfer. The provisions hereof shall inure to the benefit of Landlord’s successors and assigns, including any mortgagee or trustee under a deed of trust. The foregoing provisions are not intended to relieve Landlord from the performance of any of Landlord’s obligations under this Lease, but only to limit the personal liability of Landlord, and its partners or shareholders, as the case may be; nor shall the foregoing be deemed to limit Tenant’s rights pursuant to this Lease to obtain injunctive relief or specific performance with respect to any obligations of Landlord hereunder.
     19.3 Notice in Event of Landlord’s Default. Notwithstanding anything to the contrary in this Lease, in no event shall Landlord be deemed to be in default in the performance of any covenant, condition or agreement herein contained unless Tenant shall have given Landlord written notice of such default, and Landlord shall have failed to cure such default within thirty (30) days after such notice (or if such default is of such nature that it cannot be completely cured within said thirty (30) days, if Landlord fails to commence to cure within said thirty (30) days and thereafter proceed with reasonable diligence and in good faith to effect such cure).
20.	AUTHORITY
       Landlord and Tenant hereby covenant each for itself, that each has the full right, power and authority to enter into this Lease upon the terms and conditions herein set forth. If Tenant signs as a corporation, Tenant does hereby covenant and warrant that Tenant is and shall be throughout the Lease Term, a duly authorized and existing corporation, qualified to do business in the jurisdiction in which the Demised Premises are located and is in good standing, that the corporation has full right and authority to enter into this Lease, and that each of the persons signing on behalf of the corporation were authorized to do so.
21.	TENANT’S RESPONSIBILITY REGARDING HAZARDOUS SUBSTANCES
     21.1 Hazardous Substances. The term “Hazardous Substances”, as used in this Lease, shall include, without limitation, (a) “hazardous wastes”, as defined by the Resource Conservation and Recovery Act of 1976 as amended from time to time, (b) “hazardous substances”, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended from time to time, (c) “toxic substances”, as defined by the Toxic Substances Control Act, as amended from time to time, (d) “hazardous materials”, as defined by the Hazardous Materials Transportation Act, as amended from time to time, (e) oil or other petroleum products, (f) any substance whose presence could be detrimental to the Building, its occupants or visitors, or the environment, (g) substances requiring special handling, (h) flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCBs), chlorofluorocarbons, chemicals known to cause cancer or reproductive toxicity, pollutants and contaminants, (i) any infectious and/or hazardous medical waste as the same may be reasonably determined from time to time, and (j) any other substances declared to be hazardous or toxic under Environmental Laws (hereinafter defined) now or hereafter enacted or promulgated by any Authorities (hereinafter defined).
     21.2 Tenant’s Restrictions. Tenant shall not cause or permit to occur:
          (a) Violations. Any violation of any federal, state and local laws, ordinances, regulations, directives, orders, notices and requirements now or hereafter enacted or promulgated regulating the use, generation, storage, handling, transportation, or disposal of Hazardous Substances (“Environmental Laws”), now or hereafter enacted, related to environmental conditions (an “Environmental Violation”) on, under, or about the Demised Premises, the Building and/or the Complex, or arising from Tenant’s use or occupancy of the Demised Premises, Tenant’s Property, or Leasehold Improvements, including, but not limited to, soil and ground water conditions; and/or
          (b) Use. The use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Substances on, under, or about the Demised Premises, the Building and/or the Complex, or the transportation to or from the Demised Premises of any Hazardous Substances, without the prior written consent of Landlord, such consent to be granted or withheld in Landlord’s sole and absolute discretion, and, if granted, Tenant’s activities shall be in strict compliance with all Environmental Laws. Landlord hereby authorizes Tenant to use and store at the Premises materials and chemicals normally used in an office environment (whether or not Hazardous Substances as defined herein) in quantities normal to an office environment, provided that Tenant shall use, transport, store, and dispose of all such office materials and chemicals as required by Environmental Laws.
     21.3 Affirmative Obligations.
          (a) Compliance with Laws. Tenant shall, at Tenant’s own expense, comply with all Environmental Laws in its use and occupancy of the Demised Premises. Tenant shall, at Tenant’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all federal, state and local governmental and regulatory authorities (the “Authorities”) under the Environmental Laws in connection with Tenant’s use and occupancy of the Demised Premises. Tenant shall promptly provide Landlord with a copy of all such submissions and information requests.
          (b) Clean-Up Plans. Should any Authority or any third party demand that a removal or clean-up plan be prepared and that a removal or clean-up be undertaken because of any deposit, spill, discharge, release, misuse, prohibition on continued use, act or failure to act with respect to any Hazardous Substances relating to, occurring on or arising out of Tenant’s use or occupancy of the Demised Premises, Tenant’s Property or Leasehold Improvements, then Tenant shall, at Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances, and Tenant shall carry out all such removal and clean-up plans within the time limits set by any

Authority or other party. Tenant shall promptly provide Landlord with copies of notices received from any Authority or third party, and of all removal and clean-up plans, bonds, and related matters.
          (c) Information Requests. Tenant shall promptly provide all information regarding the use, generation, storage, transportation or disposal of Hazardous Substances by or on behalf of Tenant that is reasonably required hereunder or is requested by Landlord. If Tenant fails to fulfill any duty imposed under this Section 21 within a reasonable time (or any shorter period of time if so required by any Authority), Landlord may (but shall not be obligated to) do so and all costs associated therewith shall be immediately due and payable to Landlord, together with interest thereon calculated at the rate of ten (10%) per annum. In such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord reasonably deems necessary or appropriate to determine the applicability of the Laws to the Demised Premises, Tenant’s use thereof and Tenant’s Property and Leasehold Improvements, and for compliance therewith, and Tenant shall execute all documents promptly upon Landlord’s request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Laws shall constitute a waiver of any of Tenant’s obligations under this Section 21.
     21.4 Tenant’s Indemnity. Tenant shall indemnify, defend, and hold harmless Landlord, Landlord’s Agent, and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, release, misuse, prohibition or continued use, act or failure to act, with respect to any Hazardous Substances or other failure to comply with the Environmental Laws which arise at any time from Tenant’s use or occupancy of the Demised Premises or Tenant’s Property or the Leasehold Improvements, or from Tenant’s failure to provide all information, make all submissions, and take all steps required by all Authorities under the Environmental Laws and all other related laws.
     21.5 Landlord’s Obligations. Landlord represents and warrants to Tenant that, to Landlord’s knowledge, there are no Hazardous Substances, including without limitation, asbestos, on, in or under the Building as of the date hereof. As used in this Section 21.5, the term “to Landlord’s knowledge” means the current actual knowledge of Craig Gerardi without any independent investigation, inquiry or verification for the purpose of this Lease. Landlord shall not cause or knowingly permit any Hazardous Substances to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in under or about the Building or Complex by Landlord or any of its employees or agents, other than reasonable quantities of customary office and cleaning supplies and other than materials customarily used in the operation or maintenance of first-class office buildings which are stored, used and disposed of in accordance with all applicable Environmental Laws. Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, beneficiaries, shareholders, partners, agents and employees from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees), directly arising out of or resulting from any breach by Landlord of its representations and obligations under this Section 21.5.
     21.6 Survival of Obligations. Landlord’s and Tenant’s respective obligations and liabilities under this Section 21 shall survive the expiration or earlier termination of this Lease.
22.	JOINT AND SEVERAL LIABILITY
       In the event that two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant or guarantee this Lease as guarantors or are otherwise liable for the performance of any or all of Tenant’s or any guarantor’s obligations, the liability of each such individual, corporation, partnership or other business association to pay Base Annual Rent, Additional Rent and any other sums due hereunder and to perform all or any other obligations hereunder shall be deemed to be joint and several.
23.	DEFINITIONS
     23.1 Pronouns. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution or substitutions. Landlord and Tenant herein for convenience have been referred to in the neuter form.
     23.2 Demised Premises. Wherever the word “premises” or the phrase “demised premises” is used in this Lease, it shall refer to the Demised Premises described in Section 1.1, unless the context clearly requires otherwise.
     23.3 Lease Term. Wherever the phrase “Lease Term” or the phrase “term of this Lease” is used in this Lease, it shall refer to the Lease Term described in Section 1.2(a) and any extensions and renewals thereof validly and timely exercised by Tenant, unless the context clearly requires otherwise.
     23.4 Tenant’s Property. “Tenant’s Property” shall be defined to mean all of Tenant’s trade fixtures and all of Tenant’s personal property, including, but not limited to, all goods, wares, merchandise, inventory, furniture, machinery, equipment, telecommunications and data transmission systems (and all their components exclusive of wiring), business records, accounts receivables and other personal property of Tenant in or about the Demised Premises or that may be placed or kept therein during the Lease Term.
     23.5 Leasehold Improvements. “Leasehold Improvements” as defined in Section 43, shall include all improvements installed or constructed within the Demised Premises whether by or on behalf of either Landlord or Tenant (exclusive of Tenant’s trade fixtures), and as repaired, replaced, altered or improved from time to time during the Lease Term, including without limitation, any partitions, wall coverings, floors, floor coverings (excluding area rugs), ceilings, lighting fixtures, and telephone, computer and/or data system wiring or other improvements.
     23.6 Calendar Year. Calendar Year (sometimes appearing as ‘calendar year’) shall be defined as each annual period from January 1 through the immediately following December 31.
24.	NOTICE TO PARTIES
     24.1 Addresses for Notices. All notices required or desired to be given hereunder by either party to the other shall be in writing and personally delivered (with provision for receipt) or given by overnight express delivery service or by certified or registered mail

(delivery and/or postage charges prepaid) and addressed as specified in Section 1.9. Either party may, by like written notice, designate a new address to which such notices shall be directed.
     24.2 Effective Date of Notice. Notices personally delivered or delivered by overnight express carrier shall be deemed effective upon receipted delivery; notices sent by certified or registered mail shall be deemed effective upon the date of receipt or rejection by the addressee. Notwithstanding the foregoing, any notice pertaining to a change of address of a party shall be deemed effective only upon receipt or rejection by the party to whom such notice is sent.
25.	[INTENTIONALLY OMITTED].
26.	SPECIAL PROVISIONS; EXHIBITS
     26.1 Incorporation in Lease. It is agreed and understood that any Special Provisions and Exhibits referred to in Sections 1.10 and 1.11, respectively, and attached hereto, form an integral part of this Lease and are hereby incorporated by reference.
     26.2 Conflicts. If there is a conflict between a Special Provision hereto and the Exhibits, Specific Provisions or General Provisions of this Lease, the Special Provision shall govern. If there is a conflict between a Specific Provision and the Exhibits or General Provisions of this Lease, the Specific Provision shall govern. If there is a conflict between the Exhibits and the General Provisions, the Exhibits shall govern.
27.	CAPTIONS
       All section and paragraph captions herein are for the convenience of the parties only, and neither limit nor amplify the provisions of this Lease.
28.	ENTIRE AGREEMENT; MODIFICATION
       This Lease, including all Exhibits, and the Specific, General and Special Provisions incorporated herein by reference are intended by the parties as a final expression of their agreement and a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein. No course of prior dealings between the parties or their officers, partners, employees, agents or affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this Lease, the Exhibits and the Specific, General and Special Provisions. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties, their agents or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this Lease, the Exhibits and the Specific, General and Special Provisions. Tenant hereby acknowledges that Landlord, Landlord’s Agent and their respective agents and employees made no representations, warranties, understandings or agreements pertaining to the condition of the Building or the Demised Premises, or otherwise, which have induced Tenant to execute, or have been relied upon by Tenant in the execution of this Lease, other than those specifically set forth herein. This Lease can be modified only by a writing signed by both parties hereto. The language of this Lease shall in all cases be construed as a whole and according to its fair meaning, and not strictly for or against either Landlord or Tenant. The interpretation or construction of this Lease shall be unaffected by any argument or claim, whether or not justified, that this Lease has been prepared, wholly or in substantial part, by or on behalf of Landlord or Tenant. Tenant acknowledges that it has had, or has had the opportunity to have, legal counsel of Tenant’s choice to negotiate on behalf of (and/or explain to) Tenant the provisions of this Lease. Any consent or approval required or desired of Landlord, or any decision under this Lease committed to the discretion of Landlord hereunder, may be withheld, delayed, conditioned or exercised by Landlord in its sole, absolute and arbitrary discretion unless the provision of this Lease requiring such consent or approval, or decision under this Lease committed to the discretion of Landlord, expressly states that Landlord shall not withhold, delay, condition or exercise such consent, approval or discretion unreasonably.
29.	GOVERNING LAW; SEVERABILITY
       This Lease shall be governed by and construed in accordance with the laws of the jurisdiction within which the Building is located. The unenforceability, invalidity, or illegality of any provision herein shall not render any other provision herein unenforceable, invalid, or illegal.
30.	BINDING EFFECT OF LEASE
       The submission of an unsigned copy of this document to Tenant for examination or signature shall not constitute an option, reservation or offer to lease space in the Building. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant, and shall be enforceable in accordance with its terms from and after the date this Lease is fully executed and delivered by Landlord and Tenant. This Lease may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Lease.
31.	FORCE MAJEURE
       Other than for payment of any sums due under this Lease, if either party is in any way delayed or prevented from performing any obligation due to fire, act of God, governmental act or failure to act, labor dispute, inability to procure materials or any cause beyond such party’s reasonable control (whether similar or dissimilar to the foregoing named events) (“Force Majeure”), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention.
32.	RECORDATION
       Neither this Lease nor a memorandum hereof shall be recorded by Tenant. Any violation of this Section shall be a default hereunder and Tenant agrees to pay all costs and expenses, including attorneys’ fees, necessary to remove this Lease or any memorandum hereof from record.
33.	TIME OF ESSENCE
       Tenant acknowledges that time is of the essence in its performance of any and all obligations, terms and provisions of this Lease.

34.	BROKERS
     Landlord and Tenant each hereby represents and warrants that, in connection with this Lease, each did not retain, consult or deal with, any broker or real estate agent, salesperson or finder, and there is not commission, charge or other compensation due on account thereof in regard thereto, excepting only Trammell Crow Company, acting on behalf of Tenant, and Landlord’s Agent (as defined in Section 2.1(a)), Charles E. Smith Real Estate Services, acting on behalf of Landlord, both of whose commissions are the responsibility of Landlord. Each party hereto shall indemnify and hold harmless the other (and Tenant shall also indemnify and hold harmless Landlord’s Agent) against and from any claims for brokerage or other commissions by reason of a breach of the indemnifying party’s foregoing representation and warranty. The indemnifying party shall pay, or upon demand reimburse the other party for all costs and expenses, including attorneys’ fees, associated with a breach by the indemnifying party of the foregoing representation and warranty. The rights, obligations, warranties and representations in this Section shall survive the expiration or sooner termination of the Lease Term.
35.	RELATIONSHIP OF LANDLORD AND TENANT
     Nothing in this Lease shall be interpreted or construed as creating any partnership, joint venture, agency or any other relationship between the parties, other than that of landlord and tenant.
36.	RETAIL BANK RESTRICTION
     36.1 Provided that Tenant is not in monetary or material non-monetary default under this Lease beyond any applicable notice and cure periods, during the Lease Term, in no event shall any retail space in the Building be leased to another entity whose primary business is provision of retail banking services without the prior written consent of Tenant.
37.	STORAGE SPACE
     37.1 Tenant shall have the right, upon prior written notice thereof to Landlord by March 1, 2006, to lease during the Lease Term approximately five hundred (500) usable square feet of storage space on the P1 level of the Building, the location and configuration of which shall be designated by Landlord (the “Storage Space”). If Tenant timely elects to lease the Storage Space then the following provisions of this Article shall apply. Commencing on the Rent Start Date for the Demised Premises, Tenant shall pay annual rent for such Storage Space in an amount equal to Fifteen and 00/100 Dollars ($15.00) multiplied by the total number of square feet of area in such Storage Space. Beginning on the first day of the second (2nd) Lease Year, and on the first day of each and every Lease Year thereafter, such annual storage space rent shall be increased to an amount equal to one hundred three percent (103%) of the annual storage space rent in effect during the immediately preceding Lease Year. The annual rent payable for such Storage Space shall be payable in equal monthly installments in advance on the first day of each month. Except as otherwise specified herein, all of the terms, covenants, conditions and provisions of this Lease shall be applicable to the Storage Space, except that no Increases in Operating Expenses or Increases in Real Estate Taxes shall be payable with respect to the Storage Space, and there shall be no allowances, abatements or other concessions payable by Landlord with respect to the Storage Space. The Storage Space shall be lit and shall include a building standard lock set , but Landlord shall not be obligated to provide any other alterations or improvements to or for such Storage Space. In addition, Landlord shall not be obligated to furnish any utilities or services to such Storage Space except for electricity reasonably sufficient for lighting the Storage Space. Tenant shall use any such Storage Space exclusively for storage purposes consistent with a Class A office building and for no other use or purpose and otherwise in accordance with this Lease (and in no event shall employees of Tenant or other persons occupy or work from such Storage Space). Furthermore, in no event shall Tenant store food, food products or other materials that may attract rodents or other pests in the Storage Space.
38.	RENEWAL OPTION
     38.1 Landlord hereby grants to Tenant the conditional right, exercisable at Tenant’s option, to renew the term of this Lease for one (1) period of five (5) years (the “Renewal Term”). If exercised, and if the conditions applicable thereto have been satisfied, the Renewal Term (the “Renewal Term”) shall commence immediately following the end of the initial Lease Term provided in Section 1.2(a) of this Lease. The right of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:
                    (a) Tenant shall exercise its right of renewal with respect to the Renewal Term by giving Landlord written notice thereof not earlier than twenty-four (24) months nor later than eighteen (18) months prior to the expiration of the then-current term of this Lease (the “Renewal Notice Window”). All terms and conditions of this Lease shall remain in full force and effect during the Renewal Term, except that: Base Annual Rent payable during the Renewal Term shall be equal to 100% of the Prevailing Market Rate as of the date of the Tenant Renewal Notice. The “Prevailing Market Rate” shall be the fair market net effective rental rate, on a per rentable square foot basis, based on the actual Rentable Area contained therein, for the Demised Premises, based on the net effective rental rate then being paid by tenants of similar size, credit, quality and stature to Tenant (at the time) with respect to leases then being executed for space in office buildings in the Crystal City, Virginia area of comparable quality and age to the Building (and of premises of comparable locations as that of the Premises within such buildings) taking into account any material economic differences between the terms of this Lease and the terms of any comparable lease (including, without limitation, any then applicable market rent concessions that were given under such comparable transactions as compared to what Tenant will be entitled to should Tenant lease the Demised Premises for the Renewal Term hereunder, and any expenses that the applicable landlord may or may not have incurred in connection with such comparable transaction as compared to the transaction constituting the renewal of this Lease for the Renewal Term, such as rent abatements, improvement allowances, brokerage commissions, lease term, rent escalations, vacancy factors, move costs, tenant procurement costs, construction costs, lack of downtime, the manner in which the comparable lease requires reimbursement for operating expenses and taxes, the manner in which the comparable lease measures space (including any applicable add-on factor), the Operating Expenses Base Year and the Real Estate Taxes Base Year with regard to the Renewal Term being the full calendar year in which the Renewal Term commences, and any other relevant concessions and factors. Within thirty (30) days after Tenant timely elects the Renewal Term, Landlord and Tenant shall negotiate in good faith to determine the Prevailing Market Rate applicable to such Renewal Term. If during such 30-day period, the parties agree on such

Prevailing Market Rate, then they shall promptly execute an amendment to this Lease stating the rent and other related economic terms so agreed upon. In the event Landlord and Tenant are unable to agree upon the Prevailing Market Rate applicable to any such Renewal Term by 5:00 p.m. Eastern Standard Time on the last day of such thirty (30) day period, then Landlord and Tenant shall each deliver to the other its final written offer of the Prevailing Market Rate (each, a “Final Written Offer”) not later than two (2) business days following the expiration of said thirty (30) day period, which Final Written Offer shall be on the form attached hereto as Exhibit J, including the rescission reminder contained therein. For a period of three (3) business days after such delivery (the “Final Offer Negotiation Period”), Landlord and Tenant shall negotiate in good faith to determine the Prevailing Market Rate applicable to such Renewal Term. In the event Landlord and Tenant are unable to agree upon the Prevailing Market Rate applicable to any such Renewal Term on or before the end of the Final Offer Negotiation Period, Tenant shall have the right to rescind the Tenant Renewal Notice upon written notice thereof to Landlord (the “Tenant Rescission Notice”) within two (2) business days after the end of the Final Offer Negotiation Period (the “Tenant Rescission Expiration Date”). Notwithstanding the foregoing, in the event that Landlord shall have failed to deliver to Tenant a reminder regarding the Tenant Rescission Expiration Date, whether as part of the Final Written Offer as set forth on Exhibit J or otherwise, prior to the end of the Final Offer Negotiation Period, then the Tenant Rescission Expiration Date shall be extended to that date which is the last day of the Renewal Notice Window. If Tenant fails to timely deliver the Tenant Rescission Notice (i.e., prior to the Tenant Rescission Expiration Date, as such date may have been extended in accordance with the immediately preceding sentence), then Tenant shall be deemed to have irrevocably elected to lease the Demised Premises for the Renewal Term, but the Prevailing Market Rate applicable thereto shall be determined by a board of three (3) licensed real estate brokers in the following manner (the “Brokers Arbitration Process”). One of the three brokers shall be named by Landlord, one by Tenant, and the two so appointed shall select a third. Each of the three brokers shall be licensed in the Commonwealth of Virginia as a real estate broker, specializing in the field of commercial office leasing in Crystal City, Virginia market, having no less than ten (10) years’ experience in such field, recognized as ethical and reputable within the field, and having no reason to be biased in favor of one party. Landlord and Tenant agree to make their appointments promptly within five (5) days after the expiration of the Final Offer Negotiation Period, or sooner if mutually agreed upon. The two brokers selected by Landlord and Tenant shall promptly select a third broker within ten (10) days after they both have been appointed. Thereafter, within ten (10) days after the third broker has been appointed, each of Landlord and Tenant shall submit to the third broker its Final Written Offer. Within fifteen (15) days after such submission, the third broker shall select the one party’s Final Written Offer (i.e., either that of Landlord or Tenant), which, in the third broker’s opinion, most accurately reflects the actual Prevailing Market Rate, and the determination selected by the third broker shall be binding upon the parties. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.
               (b) If the Tenant Renewal Notice is not given timely or, after timely delivering the Tenant Renewal Notice, if the parties fail to agree upon the Prevailing Market Rate and Tenant timely delivers the Tenant Rescission Notice, then, in either such event, Tenant’s right of renewal with respect to the Renewal Term shall lapse and be of no further force or effect.
               (c) If a default exists under this Lease beyond any applicable notice and cure period on the date Tenant sends the Tenant Renewal Notice or any time thereafter until the Renewal Term is to commence, then, at Landlord’s election, such Renewal Term shall not commence and the term of this Lease shall expire at the expiration of the then current term of this Lease.
               (d) If at any time sixty percent (60%) or more of the square feet of Rentable Area of the Demised Premises has been subleased or assigned (other than to an Affiliate of National Consumer Cooperative Bank (“NCB”)), or if this Lease has been terminated or contracted with respect to any such portion, then Tenant’s rights pursuant to this Section shall lapse and be of no further force or effect.
39. CHILDCARE
     39.1 On or before the Rent Start Date, provided the same is permitted pursuant to all applicable legal requirements and subject to the obtaining of any required governmental or quasi-governmental approvals (which Landlord shall exercise commercially reasonable and diligent efforts to obtain and maintain), Landlord shall have entered into an occupancy agreement with a childcare facility providing services to the public for a fee and on terms and conditions that shall be in the discretion of the childcare operator, to be located within the vicinity of the Building. Landlord shall endeavor with reasonable diligence to have the entity negotiating any occupancy agreement with such childcare facility include in any such agreement a requirement that the childcare facility provide emergency hourly and daily childcare, in addition to standard long-term childcare. Upon the expiration or earlier termination of the occupancy agreement with such childcare facility, Landlord shall use commercially reasonable efforts to continue to provide for a childcare facility to be located within the vicinity of the Building, provided Landlord determines in its reasonable judgment that there exists sufficient demand for such childcare services.
40. FITNESS FACILITY
     40.1 As of the date of this Lease, there is located in the Complex a fitness facility (the “Fitness Facility”) that is available for use by all tenants of the Building, at the prevailing fee charged by the Fitness Facility operator and on such other terms and conditions of the Fitness Facility operator. Landlord shall purchase for Tenant forty (40) membership passes for use of the Fitness Facility during the twelve (12) month period commencing on the Rent Start Date; provided, however, that if Tenant does not commence occupancy of the Demised Premises on the Rent Start Date, then such period shall commence on the earlier of (a) the date on which Tenant occupies the Demised Premises and (b) ninety (90) days after the Rent Start Date (the “Initial Passes”); thereafter, any membership passes for the Fitness Facility desired by Tenant shall be purchased by Tenant directly from the operator of the Fitness Facility, at Tenant’s sole cost and expense. Landlord agrees to cooperate with Tenant, at no cost to Landlord, exercising diligent efforts, in requesting of the Fitness Facility operator that the Initial Passes be transferable, for use by different employees of Tenant from time to time, but Landlord shall have no liability in connection with any refusal by the Fitness Facility operator to make the Initial Passes transferable. Neither Landlord nor Landlord’s agents or partners, shall have any liability to Tenant for any damage, injury, loss, expense, compensation or claim whatsoever arising out of Tenant’s use of the Fitness Facility or any closure of the Fitness Facility during the Lease Term.

41. ROOF RIGHTS
     41.1 Subject to the satisfaction of all the conditions in this Section 41, and provided Tenant is not in monetary or material non-monetary default under this Lease beyond any applicable notice and cure period, upon written notice from Tenant to Landlord requesting the installation of one (1) antenna or satellite dish on the roof of the Building, Landlord shall exercise reasonable efforts to locate available space therefor. If, after exercising such reasonable efforts, Landlord locates such roof space, Tenant shall have the non-exclusive right throughout the Lease Term, without payment of any rental or other fee therefor, to install and maintain in an area to be reasonably designated by Landlord on the roof of the Building, one (1) antenna or satellite dish in accordance with plans and specifications reasonably approved in writing by Landlord, (a) subject to the requirements of all laws, ordinances, rules and regulations of all applicable governmental authorities, including without limitation, zoning laws, ordinances, rules and regulations, as well as any restrictive covenants encumbering the Building, (b) provided such use does not interfere with the rights of other tenants in the Building, it being agreed that if such use interferes with the rights of other tenants in the Building, Landlord shall exercise reasonable efforts to locate an alternate space on the roof for Tenant’s equipment, to be relocated at Tenant’s sole cost and expense, (c) provided Tenant meets all of the conditions and terms of Section 6.4 concerning Alterations (hereinafter defined) and (d) provided Tenant enters into a rooftop license agreement with Landlord, which agreement shall be in substantially the form of Exhibit G to this Lease.
42. PARKING
     42.1 Landlord shall provide or require that any parking operator shall provide to Tenant for use by Tenant or Tenant’s employees or invitees up to one (1) monthly parking permit for the parking of an automobile, on an unassigned or unreserved basis, in the underground garage of the Complex for each six hundred (600) square feet of Rentable Area of the Demised Premises then leased by Tenant pursuant to this Lease. Each such parking permit shall permit card key access to the garage twenty-four (24) hours per day, seven (7) days per week, except in the event of emergency or required repairs. The cost of such parking shall be at the then-prevailing market rate charged by the parking operator; provided, however, that (a) during the twelve (12) month period (the “Parking Period”) commencing on the Rent Start Date or, if Tenant does not commence occupancy of the Demised Premises on the Rent Start Date, then such period shall commence on the earlier of (i) the date on which Tenant occupies the Demised Premises and (ii) ninety (90) days after the Rent Start Date, such rate shall be $105.00 per parking permit per month, (b) commencing on the first anniversary of the first day of the first Parking Period, such rate shall be adjusted to the parking garage operator’s standard rate for monthly parking contracts, and (c) commencing with the second anniversary of the first day of the first Parking Period and continuing for the remainder of the initial Lease Term, the monthly charge per parking permit shall not be more than one hundred ten percent (110%) of the monthly charge per parking permit for the immediately preceding Parking Period. The charge for such unreserved parking permits shall be billed to Tenant or its employees with payment due each month, subject to forfeiture of such parking privilege for non-payment. If at any time Tenant does not contract for all of the spaces to which Tenant is entitled, Landlord shall make such unused spaces available at such later date(s) as Tenant may subsequently request such spaces, provided that Landlord receives at least ninety (90) days prior written notice requesting such spaces. In the event Tenant desires more parking permits than the number allocated hereinabove, Landlord shall endeavor to provide or require that any parking operator provide to Tenant such additional number of parking permits as requested by Tenant from time to time. Tenant shall contract directly with the parking operator for all unreserved parking permits to which Tenant is entitled hereunder, as well as any additional reserved or unreserved parking permits desired by Tenant, however, such requirement that Tenant contract directly with the parking operator shall not diminish or negate any of Landlord’s obligations under this Section 42.1. In the event that a substantial number of parking spaces to which Tenant is entitled hereunder become unavailable for more than a reasonable temporary period of time, including without limitation, on account of casualty, required repair or other force majeure event, then, upon receipt of written notice from Tenant requesting alternate spaces, Landlord shall exercise reasonable efforts to locate alternate parking for Tenant in the vicinity of the Building. The garage shall be maintained in a manner consistent with the Comparable Standard for parking facilities.
43. INITIAL REMODELING OF THE DEMISED PREMISES
     43.1 Landlord and Tenant acknowledge that, on or prior to the Commencement Date, Landlord has completed the Base Building Shell Condition Work attached hereto as Exhibit H (with the exception of the lobby and restroom renovations described therein, which will be performed as further provided in this Section 43.1, and the potential leveling of the concrete floor, which, if required, will be performed as part of the Leasehold Improvements subject to application of Landlord’s Leveling Contribution, as hereinafter defined). Landlord also (a) shall renovate and update (i) the main Building lobby in accordance with the specifications set forth on Exhibit K attached hereto (the “Building Lobby Work”), (ii) the seventh (7th) floor elevator lobby (the “Seventh Floor Lobby Work”), using colors and finishes chosen by Tenant from Landlord’s building standard color and finish selections and at a cost equal to Twenty and 00/100 Dollars ($20.00) per rentable square foot of such lobby area, but in no event more than a total of Thirty-Five Thousand and 00/100 Dollars ($35,000.00) in the aggregate (the “7th Lobby Renovation Budget”) (it being understood and agreed that the Leasehold Improvements Allowance includes an amount equal to the 7th Lobby Renovation Budget for Tenant’s use in renovating the eighth (8th) floor elevator lobby as part of the Leasehold Improvements), (iii) the Building elevators in accordance with the specifications set forth on Exhibit K (the “Elevator Work”), and (iv) the common area restrooms on the seventh (7th) and eighth (8th) floors of the Building, to include new sink counter tops, tile floors and walls, mirrors, paint and wall covering (the “Restroom Work) (the work described in clauses (i) through (iv) herein collectively referred to as the “Common Area Renovation Work”), and (b) shall demolish the improvements located in the Demised Premises as of the date hereof to the Base Building Shell Condition described on Exhibit H, including without limitation, the demolition of the core walls and doors on the eighth (8th) floor portion of the Demised Premises (the “Demolition Work”). The Base Building Shell Condition Work, Common Area Renovation Work and Demolition Work are collectively referred to as “Landlord’s Work”. Landlord shall substantially complete (1) the Demolition Work by the Delivery Date for the applicable portion of the Demised Premises, (2) the Seventh Floor Lobby Work and the Restroom Work by September 1, 2006 and (3) the Building Lobby Work and the Elevator Work with respect to a minimum of two (2) elevators by December 31, 2006, it being understood and agreed that Landlord shall use due diligence to complete the Elevator Work with respect to the remainder of the elevators as promptly as is practicable, in light of the necessity of providing continuous elevator service to the tenants of the Building. All work and materials over and above the Landlord’s Work (collectively, the “Leasehold Improvements”), including the design and architectural work required in connection with such Leasehold Improvements, shall be at Tenant’s sole cost and expense (subject to the application of the Allowance); provided, however, that in the event Tenant’s construction professionals determine, in the exercise of their professional judgment, that the concrete floor of the Demised Premises does not meet the levelness standard described in the Base Building Shell Condition Work (after application of the construction industry tolerance set forth therein), then Landlord shall reimburse Tenant for all costs reasonably incurred by Tenant in bringing the floor into compliance with such levelness standard, not to exceed a maximum of Forty Thousand Dollars ($40,000.00) in the aggregate (“Landlord’s Leveling Contribution”), upon receipt of an invoice evidencing such costs. The Leasehold Improvements that Tenant performs in accordance with the terms of this Section 43 shall be performed at Tenant’s cost and expense (subject to the application of the Allowance), in accordance with the terms and conditions of this Lease, including without limitation, Section 6.4 and this Section 43.
     43.2 Tenant shall cause the Leasehold Improvements to be performed by a contractor designated and employed by Tenant, subject to the following terms and conditions:
               (a) The architect, engineers, general contractor and major trade subcontractors designated by Tenant for the Leasehold Improvements shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves (i) Davis Carter & Scott as Tenant’s architect for the Leasehold Improvements, and (ii) any of Davis Construction, Rand Construction, Coakley & Williams, Peris Construction and HITT Construction as Tenant’s general contractor for the Leasehold Improvements.
               (b) All work performed by the general contractor so approved (“Tenant’s Contractor”) and its subcontractors shall be performed by contractors and subcontractors (i) licensed to do business in the Commonwealth of Virginia, (ii) in a good and workmanlike manner, and (iii) in accordance with all applicable laws, applicable standards of the American Insurance Association (formerly the National Board of Fire Underwriters), and Tenant’s Plans (as hereinafter defined) approved by Landlord, which approval shall be granted or withheld as set forth below.
               (c) Tenant, Tenant’s Contractor and all subcontractors employed by Tenant’s Contractor: (i) shall comply with the Construction Work Rules and Regulations attached hereto as Exhibit E, and such other reasonable work rules and regulations adopted by Landlord from time to time for the Building, which rules and regulations shall be provided to Tenant in advance of their applicability to Tenant; (ii) shall not interfere with, obstruct or delay the work of any other contractor or subcontractor with respect to any other work in the Building, it being agreed that Landlord and its contractors shall cooperate reasonably with Tenant’s contractors and provide Tenant’s contractors with reasonable access to the Demised Premises to perform the Leasehold Improvements in a commercially reasonable manner; (iii) shall submit to Landlord schedules of all work relating to the Leasehold Improvements; and (iv) shall schedule access to the Building and the Demised Premises and use of the Building’s loading docks and freight elevators through the Building’s property manager. Commencing on the Commencement Date, Landlord shall, subject to reasonable scheduling and coordination with Landlord, provide Tenant and Tenant’s Contractor with reasonable access to the Building’s loading dock and freight elevator.
     43.3 All final plans, working drawings and specifications relating to the Leasehold Improvements which are ready for permit (when approved by Landlord, the “Tenant’s Plans”) shall be prepared at Tenant’s expense by an architect and mechanical, electrical and plumbing engineer reasonably approved by Landlord in accordance with this Section and Section 3.1(a) of this Lease. Landlord shall provide to Tenant’s architect and MEP engineer electronically the Base Building Work CADD files and specifications manuals (collectively, the “Building Plans”) for use by Tenant, Tenant’s architect and MEP engineer at no charge. Tenant’s structural engineer shall be approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant’s architect, MEP engineer and Tenant’s Contractor shall verify, in the field, the conditions of the Demised Premises and, as it may relate to Tenant’s Leasehold Improvements outside of the Demised Premises, the Building.
               (a) Tenant’s Plans shall (i) be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord shall have the right to approve or disapprove, in its sole and absolute discretion, those elements of Tenant’s Plans which Landlord may approve or disapprove in its sole and absolute discretion pursuant to Section 6.4 of the Lease, (ii) conform with the Building Plans and (iii) comply with all laws. Landlord shall approve or disapprove Tenant’s Plans within ten (10) business days after Landlord’s receipt thereof, and, in the case of any disapproval, Landlord shall state with reasonable specificity its reasons therefor. Landlord shall approve or disapprove of any revisions to Tenant’s Plans within five (5) business days after Landlord’s receipt thereof. Tenant shall pay all fees directly incurred in connection with filing Tenant’s Plans, obtaining permits and obtaining final approval by governmental authorities (subject to the application of the Allowance). Landlord shall have no liability whatsoever to Tenant on account of any delay by applicable governmental authorities in issuing any required building permits or approvals; however, upon request by Tenant, Landlord shall, at no cost to Landlord, reasonably cooperate in connection with Tenant’s obtaining any such permits or approvals.
               (b) Notwithstanding the review of Tenant’s Plans by Landlord and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s architect, engineers or consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any inconsistencies, omissions or errors contained in Tenant’s Plans. Landlord’s approval of Tenant’s Plans shall in no way be deemed to be acceptance or approval of any element therein contained which is in violation of any laws. Landlord’s approval of Tenant’s Plans and the filing thereof shall not be construed or deemed to be a representation or warranty by Landlord that Tenant’s Plans comply with laws.
               (c) Notwithstanding anything to the contrary set forth in this Lease, Tenant hereby agrees that Landlord shall not be responsible for obtaining any permit or certificate of occupancy for the Demised Premises and that obtaining the same shall be Tenant’s sole responsibility; provided, however, Landlord shall reasonably cooperate with Tenant (at no cost to Landlord) in executing permit applications and performing other administrative acts reasonably necessary to enable Tenant to obtain such permits and certificate of occupancy.
     43.4 (a) The Allowance is being provided by Landlord, subject to and in accordance with the terms and conditions hereof, to help finance the costs associated with Tenant’s construction of the Leasehold Improvements actually installed in the Demised Premises, including without limitation, the costs incurred in connection with the purchase and installation of systems furniture for the Demised Premises (and to the extent permitted below in Section 43.4(d) but only to such extent, Tenant’s Soft Costs (all of the aforesaid costs, both the permitted amount of Tenant’s Soft Costs and Tenant’s other permitted costs incurred in connection with the Leasehold Improvements being collectively sometimes referred to as the “Allowable Costs”). Landlord shall have no obligation to advance any portion of the Allowance in excess of the component thereof comprised of the Design Allowance until: (i) Landlord has approved Tenant’s Plans,

Tenant’s Contractor and major trade subcontractors for the Leasehold Improvements as provided above; and (ii) Landlord has received from Tenant the insurance policies, the cost breakdown, and the other items required to be delivered by Tenant in accordance with the terms of this Lease.
               (b) In order to receive disbursement from the Allowance with respect to Allowable Costs, Tenant shall deliver to Landlord, not more frequently then once every thirty (30) days, a request for disbursement in a form reasonably approved by Landlord, which request shall be accompanied by: (i) a copy of the invoices for which reimbursement is being sought; (ii) for costs other than Tenant’s Soft Costs, as applicable, an approved payment application request from Tenant’s Contractor showing the schedule, by trade, of the percentage of completion of the Leasehold Improvements, detailing the portion of the Leasehold Improvements completed and the portion not completed, in such detail as is reasonably acceptable to Landlord; (iii) for costs other than Tenant’s Soft Costs, mechanics’ and materialmen’s lien releases for the Demised Premises and the Building from Tenant’s Contractor, all subcontractors and all materials suppliers for all work, labor, services and materials for which reimbursement is being sought, which lien releases shall be in form reasonably satisfactory to Landlord (but conditional upon receipt of payment); and (iv) all other information reasonably requested by Landlord with respect to the Leasehold Improvements and the costs for which reimbursement is being sought. Provided that, as applicable: (1) the foregoing information is delivered to Landlord; (2) for costs other than Tenant’s Soft Costs, the Leasehold Improvements for which reimbursement is being sought have been completed to the level delineated in the approved Contractor’s application for payment, and in accordance with Tenant’s Plans approved by Landlord; (3) the Leasehold Improvements for which reimbursement is being sought have been physically incorporated into the Demised Premises, free of any security interest, lien or encumbrance; and (4) Tenant is not in default of this Lease with respect to which a notice of default has been provided to Tenant, then Landlord shall deliver a check to Tenant for the Leasehold Improvements in an amount equal to the amount of Allowable Costs set forth in the request for disbursement. No such payment by Landlord shall be deemed Landlord’s approval or acceptance of the Leasehold Improvements furnished or materials supplied as are described in any request for disbursement of the Allowance submitted by Tenant. Landlord shall make payment from the Allowance (to the extent available) for all requisitions submitted in accordance with the terms and conditions of this Section 43.1 within thirty-five (35) days after receipt of all required materials.
               (c) Notwithstanding anything to the contrary set forth above in this Section, Landlord shall: (i) have the right to withhold as a retainage ten percent (10%) (reducing to 5% when the Leasehold Improvements are 50% complete) of each disbursement of the Allowance until all of the Leasehold Improvements have been completed; (ii) not be required to disburse any amount in excess of the Allowance; and (iii) have the right to apply portions of the Allowance to reasonable, third party, out-of-pocket costs and expenses incurred by Landlord in connection with the Leasehold Improvements and to the $25,000.00 supervision fee payable by Tenant to Landlord in connection with the Leasehold Improvements. In the event Landlord elects to withhold any portion of the Allowance in accordance with item (i) above, a check for the amount withheld shall be delivered by Landlord to Tenant following substantial completion of construction of the Leasehold Improvements provided that: (1) Tenant delivers to Landlord executed mechanics’ and materialmen’s lien releases for the Demised Premises and the Building, for all work with respect to which Landlord has not previously been furnished such releases, from Tenant’s Contractor, all subcontractors and all materials suppliers for all work, labor and services performed and all materials furnished in connection with the Leasehold Improvements (conditional upon receipt of final payment), which lien releases shall be in form reasonably satisfactory to Landlord; (2) Tenant is not in default under this Lease with respect to which a notice of default has been provided to Tenant; and (3) Tenant’s architect or engineer for the Leasehold Improvements delivers to Landlord a certificate, in form reasonably satisfactory to Landlord, certifying that the Leasehold Improvements have been substantially completed in accordance with the Tenant’s Plans approved by Landlord.
               (d) So long as no default then exists under this Lease for which a notice of default has been provided, at Tenant’s request Tenant shall have the right to use a portion of the Leasehold Improvements Allowance, up to a maximum amount equal to the product of Ten and 00/100 Dollars ($10.00) multiplied by the number of square feet of Rentable Area in the Demised Premises in total, toward the payment of architectural design and engineering expenses incurred in connection with the Leasehold Improvements (in addition to the Design Allowance that may be applied to such expenses), the cost of permitting fees and the cost of purchasing and installing telephone/data network cabling, telephone and security systems and attached furniture, consultant fees and costs to relocate to the Demised Premises (collectively, “Tenant’s Soft Costs”), at Tenant’s election, which election shall be in Tenant’s sole and absolute discretion and shall be made by December 31, 2006.
     43.5 Landlord will assist in a limited supervisory role with Tenant’s construction process, and Tenant shall pay to Landlord a supervision fee in connection therewith in an amount equal to Twenty-Five Thousand and 00/100 Dollars ($25,000.00). Said supervision fee shall be first deducted from the Allowance. Tenant shall coordinate and manage, or shall retain a third party to coordinate and manage, the design, permitting and construction of the Leasehold Improvements.
     43.6 (a) During the initial construction and move-in period, Tenant shall not be charged for the cost of the Building engineer, or other Building personnel who may be required to be present at the Building during normal business hours.
             (b) There shall be no charge to Tenant for the use of the Building’s freight elevator or loading dock or for electricity or temporary HVAC consumed by Tenant in connection with Tenant’s performance of the Leasehold Improvements. Landlord shall not restrict the hours of operations for these services for Tenant’s use; provided, however, that the use of such services shall be reasonably coordinated with the Building property manager or project manager in order to allow multiple tenants to work in concert.
     43.7 If there are any changes requested by Tenant that are more than de minimis in nature after Landlord’s approval of Tenant’s Plans (each, a “Change”), then, each such Change shall (a) be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, Landlord shall have the right to approve or disapprove, in its sole and absolute discretion, any proposed Change which Landlord may approve or disapprove in its sole and absolute discretion pursuant to Section 6.4 of the Lease, (ii) generally conform with the Building Plans, and (iii) comply with all laws. Tenant shall be responsible for all of Tenant’s architectural and engineering costs and related design expenses relating to such Changes (subject to application of the Allowance), and Landlord shall not be responsible for delay in occupancy by Tenant because of any such Changes, except to the extent of any Landlord Delay. Landlord shall approve or disapprove any proposed Change within five (5) business days after Landlord’s receipt thereof, and, in the case of any disapproval, Landlord shall state with reasonable specificity its reasons therefor.

     43.8 Tenant hereby designates Dale Martin of Trammell Crow Company (“Tenant’s Agent”), whose address is 1055 Thomas Jefferson Street, N.W., Washington, D.C. 20007, and whose telephone number is (202) 295-3302, who may act as its agent for purposes of authorizing and executing any and all documents, work orders or other writings and changes thereto needed to effectuate construction of the Leasehold Improvements, and any and all changes, additions or deletions to the work contemplated herein. Tenant’s Agent shall have full power and authority to bind Tenant to all actions taken with regard to the Leasehold Improvements and Landlord shall have the right to rely on any documents executed by such authorized party.
     43.9 Landlord hereby designates Phyllis Liebman (“Landlord’s Agent”), whose address is 2345 Crystal Drive, Arlington, Virginia 22202, and whose telephone number is (703) 842-2932, who may act as its agent for purposes of granting any approvals requested by Tenant, including approval of Tenant’s Plans and any change orders. Landlord’s Agent shall have full power and authority to bind Landlord to all actions taken with regard to the Leasehold Improvements and Tenant shall have the right to rely on any documents executed by such authorized party.
     43.10 For purposes of determining the Commencement Date, the Rent Start Date, and the Expiration Date set forth in Section 1.2 of this Lease, the following, collectively, shall constitute “Landlord Delay,” to the extent of any actual delay in the substantial completion of the Leasehold Improvements or the obtaining of any governmental approvals necessary for Tenant to lawfully occupy the Demised Premises, in either case by September 1, 2006, as a result of: (a) Landlord’s failure to tender possession of the Demised Premises (other than the GSA Space or the Cyprus Space) to Tenant in the condition required herein by January 1, 2006, or Landlord’s failure to tender possession to Tenant of that certain space currently leased to the General Services Administration comprised of approximately four thousand (4,000) square feet of rentable area on the eighth (8th) floor (the “GSA Space”) by March 1, 2006, or Landlord’s failure to tender possession to Tenant of that certain space currently leased to Cyprus Communications comprised of approximately six hundred forty-seven (647) square feet of rentable area on the 7th floor (the “Cyprus Space”) by April 1, 2006, (b) Landlord’s failure to comply with any deadline specified in this Section 43, (c) Landlord’s failure to pay when due any portion of the Allowance, for which Tenant has timely and properly submitted its request therefor pursuant to the provisions of this Lease, or (d)Landlord’s failure to perform its other obligations under this Section 43. Tenant shall notify Landlord’s Agent (in writing and with reasonable specificity) promptly upon Tenant’s becoming aware of the existence of any such delay and, notwithstanding the preceding sentence, if Tenant fails to so notify Landlord’s Agent, then any period of delay prior to such notice shall not constitute Landlord Delay; provided, however, that no notice shall be required with respect to any Landlord Delay caused by clauses (a) or (b) above. Tenant shall use good faith reasonable efforts to counter the effect of any Landlord Delay affecting the construction of the Leasehold Improvements; however, Tenant shall not be obligated to expend any additional amounts in such efforts (e.g., by employing overtime labor or by funding any portion of the Allowance in the case of a Landlord Delay pursuant to clause (c) above) unless Landlord agrees in advance to bear any incremental cost associated with such efforts (whether or not such efforts are ultimately successful).
44. RIGHT OF FIRST OFFER.
     44.1 If, following the initial leasing thereof hereafter to a third party, (i) any office space on the sixth (6th) floor of the Building becomes available prior to the date which is eighteen (18) months before the then-current scheduled expiration of the Lease Term (or becomes available during the last eighteen (18) months of the scheduled expiration of the initial Lease Term and Tenant has irrevocably exercised its right to renew the Lease Term pursuant to Section 38 above), and/or (ii) all or any portion of the Must Take Space (as defined in Section 45 below) on the seventh (7th) floor of the Building becomes available prior to the scheduled delivery date for the same pursuant to Section 45, and/or (iii) all or any portion of that certain retail space comprised of approximately four thousand (4,000) rentable square feet and located at the northwest corner of the Building (the “Retail Space”) becomes available prior to the date which is eighteen (18) months before the then-current scheduled expiration of the Lease Term (or becomes available during the last eighteen (18) months of the scheduled expiration of the initial Lease Term and Tenant has irrevocably exercised its right to renew the Lease Term pursuant to Section 38 above) (all such space described in clauses (i), (ii) and (iii) herein, “ROFO Space”), then Tenant shall have a first right to lease that portion of such ROFO Space as may, from time to time, constitute Available ROFO Space (as defined below), for the remainder of the Lease Term on the following terms and conditions:
               (a) At such time as Landlord reasonably anticipates any ROFO Space to become available (by way of example but not by way of limitation, at such time as the delivery window for any renewal election closes for an occupant of the ROFO Space or at such time as Landlord otherwise determines that the occupant of any ROFO Space will not be renewing its lease thereof), Landlord shall notify Tenant in writing (the “Landlord ROFO Availability Notice”) of the availability of any ROFO Space (each, “Available ROFO Space”) and the proposed base rent and other terms and conditions upon which Landlord desires to lease such space to Tenant. Tenant shall have ten (10) business days after receiving the Landlord ROFO Availability Notice to notify Landlord in writing (“Tenant’s ROFO Election Notice”) that Tenant desires to lease such ROFO Space. If Tenant fails to timely notify Landlord in writing (“Tenant’s ROFO Election Notice”) that Tenant desires to lease such ROFO Space, then Tenant’s rights to lease the particular ROFO Space pursuant to this Section shall lapse and be of no further force or effect. If Tenant timely provides Tenant’s ROFO Election Notice, then Tenant shall be irrevocably bound to lease the particular ROFO Space that was the subject of Tenant’s ROFO Election Notice, at a rental rate to be determined in accordance with the following. For a period of fifteen (15) business days after Landlord’s timely receipt of Tenant’s ROFO Election Notice, Landlord and Tenant shall attempt to agree on the base rent and all other terms and conditions for a lease of the Available ROFO Space, based on one hundred percent (100%) of the Prevailing Market Rate (as defined in Section 38.1 above, but substituting the then-remaining Lease Term for the Renewal Term referenced therein). If during such fifteen (15) business day period the parties agree on such Prevailing Market Rate for the Available ROFO Space, then Landlord and Tenant shall promptly execute an amendment to this Lease adding such Available ROFO Space, the term of which shall be coterminous with the then-remaining Lease Term, and stating such other terms including: (i) the amount of rentable square feet of space constituting the Demised Premises after the addition of the ROFO Space; (ii) the location of the ROFO Space by amending Exhibit A of this Lease; (iii) the amount of Base Annual Rent for the Demised Premises as increased by the ROFO Space; (iv) the adjustments to the percentages for determining Additional Rent; and, if the ROFO Space is comprised of the Retail Space, (v) such additional terms and conditions as are reasonably required by Landlord with respect to the use, operation and appearance of such Retail Space. If during such fifteen (15)-business day period the parties are unable for any reason whatsoever to agree on such Prevailing Market Rate, then Landlord and Tenant shall each deliver to the other its Final Written Offer of the Prevailing Market Rate for the Available ROFO Space not later than two (2) business days following the expiration of said fifteen (15) business day period. For a period of three (3) business days after such delivery, constituting the “Final Offer Negotiation Period”, Landlord and Tenant shall negotiate in good faith to determine the Prevailing Market Rate applicable to the Available ROFO Space. In the event Landlord and Tenant are unable to agree upon the Prevailing Market Rate applicable to such Available ROFO Space on or before the end of the Final Offer Negotiation Period, the Prevailing Market Rate applicable thereto shall be determined by a board of three (3) licensed real estate brokers using the Brokers Arbitration Process described in Section 38. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.
               (b) Tenant right to lease the ROFO Space under this Section is subject and subordinate to expansion, renewal and other rights of all tenants of the Building contained in any lease of the ROFO Space executed during the initial lease-up of such space after the date hereof. In addition to the foregoing, and notwithstanding anything in the Lease to the contrary, delivery of possession of such ROFO Space to Tenant and commencement of Tenant’s leasing thereof is and shall be subject to Landlord’s obtaining possession from any prior tenant or occupant who holds over beyond the applicable lease expiration date, it being agreed, however, that Landlord will exercise commercially reasonable efforts to cause such occupant to vacate the applicable ROFO Space, and Tenant shall have no claim against Landlord (for damages or otherwise) and Landlord shall have no obligation or liability for, on account of or with respect to any holdover in all or any portion of such ROFO Space. Tenant shall accept possession of such ROFO Space in its “as is,” but broom-swept and clean, condition and commence paying rent therefor on the date of such delivery by Landlord, subject to any agreement to the contrary in accordance with the determination of Prevailing Market Rate for the applicable ROFO Space pursuant to Section 38.1(b) above..
               (c) If a default exists under this Lease beyond any applicable notice and cure period on the date Tenant sends Tenant’s ROFO Election Notice or any time thereafter until possession of the ROFO Space is delivered to Tenant then, at Landlord’s election, Tenant’s rights pursuant to this Section shall lapse and be of no further force or effect.
               (d) [Intentionally Omitted]
               (e) If at any time sixty percent (60%) or more square feet of Rentable Area of the Demised Premises has been subleased or assigned to any person or entity other than an Affiliate of NCB, or if this Lease has been terminated with respect to any such portion, then Tenant’s rights pursuant to this Section shall lapse and be of no further force or effect.
               (f) Notwithstanding anything in this Lease to the contrary, Landlord shall have no obligation whatsoever to make any Alterations in or to any part of any ROFO Space or the Building with respect to the addition of the ROFO Space to the Demised Premises, subject to any agreement to the contrary in accordance with the determination of Prevailing Market Rate for the applicable ROFO Space pursuant to Section 38.1(b) above. No improvements or other allowance shall be applicable to the ROFO Space. Any and all Alterations made in or to the ROFO Space shall be performed by Tenant in accordance with Section 6.4 and all other applicable provisions of this Lease.
               (g) Tenant has the right under this Section to lease the entire ROFO Space identified in Landlord’s ROFO Availability Notice only. Tenant has no right to lease less nor more than the entire ROFO Space so identified.
45. MUST TAKE EXPANSION OPTIONS
     45.1 Tenant is obligated to lease each of the following expansion spaces (each, a “Must Take Space”), together constituting the balance of the rentable area on the seventh (7th) floor of the Building and totaling approximately ten thousand seven hundred ninety-four (10,794) rentable square feet, commencing on the applicable dates shown below (each a “Must Take Date”), subject to and in accordance with the terms and conditions of this Section 45:

OPTION	MUST TAKE SPACE	MUST TAKE DATE

Must Take Space I	Must Take Space I, defined as not less than approximately 4,000 and not more than approximately 6,000 rentable square feet (which range of rentable area shall be subject to a potential variance of 10%, larger or smaller) on the seventh (7th) floor of the Building.	Date selected by Landlord, not earlier than the sixtieth (60th) month and not later than the seventy-second (72nd) month after the Rent Start Date.

Must Take Space II	Must Take Space II, defined as the then-remaining balance of the rentable area on the seventh (7th) floor of the Building.	Date selected by Landlord, not earlier than the one hundred twentieth (120th) month and not later than the one hundred thirty-second (132nd) month after the Rent Start Date.
     45.2 Within thirty (30) days after Landlord leases each portion of the Must Take Space to a third party, Landlord shall notify Tenant in writing of size and location of such portion of the Must Take Space conforming to the requirements of Section 45.1 above, and the scheduled expiration date of such lease (the “Must Take Scheduled Commencement Date”), which shall be within the applicable delivery window set forth in Section 45.1 above. Tenant shall be required to lease all of each Must Take Space delivered to Tenant pursuant to this Section, and Tenant does not have the option to decline to lease the same.
     45.3 The terms and conditions for the lease of the Must Take Space shall be as follows: (a) the Must Take Space shall become a part of this Lease on the date possession of the Must Take Space is delivered to Tenant, in its then as-is condition (except that (i) Landlord will demolish the improvements in any Must Take Space to the Base Building Shell Condition prior to delivery thereof to Tenant if and to the extent that such Must Take Space has not been built out for a standard office use and (ii) Landlord will pull from the risers and telecommunications closets the existing cable from the prior occupant of any Must Take Space if and to the extent such prior occupant’s cabling renders the same too full for Tenant’s standard office use cabling), shall be coterminous with this Lease, as the Lease Term may be extended pursuant to Section 38, and shall be subject to all of the terms and conditions of this Lease, including, but not limited to, the parking ratio per square foot provided with respect to the initial Demised Premises; provided, however, that no abatements, allowances or other concessions shall apply to the Must Take Space except to the extent set forth below; (b) Base Annual Rent for the Must Take Space shall be the then fully escalated Base Annual Rent (on a per square foot basis) in effect for the Demised Premises on the date the Must Take Space is delivered to Tenant and thereafter shall be subject to annual escalations at the times and in the manner as provided in Section 2.1 of the Lease; (c) all provisions varying with square footage not specifically described herein (including, without limitation, Tenant’s pro rata share of increases in Real Estate Taxes and Operating Expenses) shall be amended to reflect the number of rentable square feet in the Must Take Space leased; (d) Tenant shall commence payment of monthly installments of Base Annual Rent with respect to the Must Take Space on the ninetieth (90th) day following the date possession of the Must Take Space has been delivered to Tenant, which ninety (90)-day period shall be extended on a day-for-day basis to the extent of any Landlord Delay, which, for purposes hereof, shall mean actual delay in the substantial completion of the improvements to be performed in the Must Take Space or the obtaining of any governmental approvals necessary for Tenant to lawfully occupy the Must Take Space, in either case by the last day of such ninety (90)-day period, as a result of the matters set forth in clauses (b), (c) and (d) of Section 43.10, and otherwise in accordance with the terms of Section 43.10; (e) any improvements Tenant desires for the Must Take Space shall be performed in accordance with the terms and condition of Section 43 above, except that Section 43.1 shall not be applicable thereto and, in lieu of the Allowance (which shall not be applicable with respect to the Must Take Space), Landlord shall make available to Tenant (I) an improvement allowance for Must Take Space I in an amount equal to Forty-Five and 00/100 Dollars ($45.00) per rentable square foot of Must Take Space I and (II) an improvement allowance for Must Take Space II in an amount equal to Twenty-Five Dollars ($25.00) per rentable square foot of Must Take Space II (as applicable, the “Must Take Allowance”), which Must Take Allowance shall be available to Tenant for the same purposes, and shall be disbursed in the same manner and subject to the same terms and conditions, as the Allowance for the initial Leasehold Improvements pursuant to Section 43, and no other improvement allowance or other improvement obligation on the part of Landlord shall be provided; and (f) Tenant shall have no right to renew or extend the Lease Term with respect to the Must Take Space except in connection with the renewal of the Lease Term for the entire Demised Premises pursuant to Section 38.
     45.4 Tenant shall accept the applicable Must Take Space in “as is” condition, broom clean and free of tenancies as of the date the same is delivered to Tenant and without any obligation on the part of Landlord to complete any alterations therein or to provide any improvements allowance therefor except as provided in Section 45.3 above. All work performed in the Must Take Space shall be performed by Tenant in accordance with the terms and provisions of this Lease. Tenant shall be solely responsible to obtain all construction and use and occupancy permits related to the Must Take Space.
     45.5 Within ten (10) days after Landlord delivers to Tenant an amendment to this Lease, Landlord and Tenant shall execute such amendment to set forth (a) the amount of rentable square feet of space constituting the Demised Premises after the addition of the applicable Must Take Space; (b) the location of the applicable Must Take Space by amending Exhibit A of this Lease; (c) the amount of Base Annual Rent for the Demised Premises as increased by the applicable Must Take Space; and (d) the adjustments to the percentages for determining Additional Rent.
     45.6 If a default exists under this Lease beyond any applicable notice and cure period on the date on which the applicable Must Take Space otherwise would have been delivered to Tenant then, at Landlord’s election, such Must Take Space shall not be made available to Tenant under this Section, and Landlord shall have the right to lease such Must Take Space to any other party on such terms and conditions as Landlord determines in its sole discretion.
     45.7 If Tenant leases any portion of the Must Take Space prior to the applicable Must Take Date, whether pursuant to Tenant’s right of first offer in Section 44 above or otherwise, then on the applicable Must Take Date, if any portion of the applicable Must Take Space has not been leased by Tenant, Tenant shall be obligated to lease the balance of the applicable Must Take Space pursuant to this Section.
     45.8 In the event the occupant of any Must Take Space fails to vacate such space by the scheduled expiration of the lease with respect thereto, then the Must Take Date with respect to the corresponding portion of the Must Take Space shall be extended to the date on which Landlord recovers possession of such Must Take Space. In such event, Landlord shall exercise commercially reasonable efforts to obtain possession of any such Must Take Space.
46. TELECOMMUNICATIONS
     46.1 As of the date of this Lease, Landlord has not entered into any agreement which would prohibit Tenant from selecting any particular telecommunications carrier with which to contract for Tenant’s telecommunications services within the Demised Premises and Landlord shall not require Tenant to use any particular telecommunications carrier, but any such carrier selected by Tenant shall be subject to Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant’s pro rata share of all Building riser facilities, closets, shafts and third party tenant spaces in core areas shall be made available for the non-exclusive use of Tenant at no cost to Tenant, except that Tenant shall pay all costs and expenses incurred in connection with installation of cabling from the points of supply, connection to and use of any voice-data-internet telecommunication equipment and facilities.
47. OFAC COMPLIANCE.
               (a) Tenant represents and warrants that (a) to the best of Tenant’s knowledge, without special inquiry, neither Tenant nor any entity owning more than 25% of the beneficial ownership interest in Tenant, nor any subsidiary or affiliate of Tenant is (i) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), or (ii) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (b) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

               (b) Tenant covenants and agrees (i) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (ii) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (iii) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.
               (c) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.
48. TENANT’S EXISTING LEASE
     48.1 Tenant represents and warrants that: (i) Tenant has delivered to Landlord a complete and correct copy of Tenant’s lease of certain space (the “1725 Eye Space”) in the office building located at 1725 Eye Street, N.W., Washington, D.C., including all amendments thereto (the “1725 Eye Lease”); and (ii) to the best of Tenant’s knowledge, no default exists, and Tenant is in compliance with all of its payment and performance obligations, under the 1725 Eye Lease (the “1725 Eye Lease Obligations”); and (iii) the expiration date of the 1725 Eye Lease is April 30, 2011 (the “1725 Eye Lease Expiration Date”); and (iv) the aggregate amount of monthly rent (including increases in taxes and operating charges) payable to the landlord under the 1725 Eye Lease (the “1725 Eye Landlord”) as of the date of this Lease is $203,532.77, comprised of $192,230.29 for base rent, $3,327.37 for estimated operating expenses, $1,258.89 for estimated char expenses, $5,308.72 for estimated real estate taxes, and $1,407.50 for storage rent; and (v) the monthly base rent under the 1725 Eye Lease is $201,362.86 per month during the period from April 1, 2006 through March 31, 2007, $205,381.18 per month during the period from April 1, 2007 through March 31, 2008, $209,480.59 per month during the period from April 1, 2008 through March 31, 2009, $213,661.37 per month during the period from April 1, 2009 through March 31, 2010, and $217,923.24 per month during the period from April 1, 2010 through April 30, 2011; and (vi) that certain modular furniture contained in the 1725 Eye Space as of the date hereof and identified on a list to be delivered to Landlord at the time, if at all, that Tenant delivers to Landlord Tenant’s election to have Landlord assume Tenant’s 1725 Eye Economic Obligation (in which event, such list shall be inserted on Exhibit I attached hereto and made a part hereof) (the “1725 Eye Furniture”) is available to be used by any subtenant of the 1725 Eye Space or assignee of the 1725 Eye Lease at no charge or fee through the 1725 Eye lease Expiration Date; and (vii) Tenant does not have any obligation to remove any improvements or alterations existing as of the Transfer Date in the 1725 Eye Space at the expiration or earlier termination of the 1725 Eye Lease. Landlord has delivered to Vornado Realty L.P. (“Vornado”), an affiliate of Landlord, the 1725 Eye Lease.
     48.2 If Tenant shall elect, upon written notice thereof to Landlord and Vornado, by March 1, 2006, that Vornado assume Tenant’s 1725 Eye Economic Obligation (as hereinafter defined), then commencing on the date (the “Transfer Date”) which is the latest of (a) the Rent Start Date, (b) the date Tenant has fully vacated the 1725 Eye Space and (c) September 1, 2006, Vornado shall begin to pay to Tenant, on a monthly basis, such portion of Tenant’s 1725 Eye Economic Obligation as Tenant makes to the 1725 Eye Street Landlord under the 1725 Eye Lease from and after such date until the 1725 Eye Lease Expiration Date, it being understood and agreed that Tenant shall not exercise, nor permit the exercise by any subtenant or assignee, of any extension of the term of the 1725 Eye Lease beyond the 1725 Eye Lease Expiration Date or any expansion of the premises leased under the 1725 Eye Lease as of the date of this Lease; provided, however, that Vornado’s obligation to so pay to Tenant the 1725 Eye Economic Obligation is subject to (1)Tenant’s obligation to timely make all payments of rent due under the 1725 Eye Lease directly to the 1725 Eye Street Landlord and to timely perform all other obligations of Tenant under the 1725 Eye Lease, such that there occurs no default by Tenant under the 1725 Eye Lease and (2) there existing no monetary or material non-monetary default by Tenant under this Lease beyond any applicable notice and cure period. Vornado’s payment shall be provided monthly, on or before the twenty-fifth (25th) day of the month immediately preceding the month to which such payment applies, in an amount equal to the applicable monthly payments of the 1725 Eye Economic Obligation payable by Tenant to the 1725 Eye Landlord. For purposes hereof, Tenant’s 1725 Eye Economic Obligation shall be deemed to mean Tenant’s 1725 Eye Rental Obligation (as hereinafter defined) and all other amounts paid by Tenant in connection with the 1725 Eye Lease to the extent the same accrue during the period commencing on the Transfer Date and ending on the 1725 Eye Lease Expiration Date (or such later date upon which any assignee of the 1725 Eye Lease or subtenant of the 1725 Eye Space surrenders possession of the 1725 Eye Space, it being agreed that in no event shall Tenant permit any extension of the term of the 1725 Eye Lease beyond the 1725 Eye Lease Expiration Date), expressly excluding (i) any obligations resulting from the acts or omissions of Tenant, its employees, agents or contractors and (ii) any obligations relating to periods prior to the Transfer Date (by way of example but not limitation, any deficiency in operating expense or real estate tax pass throughs under the 1725 Eye Lease with respect to any period prior to the Transfer Date, and any obligation to remove or restore any signage, or alterations or improvements existing as of the Transfer Date in the 1725 Eye Space at the 1725 Eye Lease Expiration Date or earlier termination of the 1725 Eye Lease). For purposes hereof, Tenant’s 1725 Eye Rental Obligation shall be deemed to mean all recurring monthly rental obligations under the 1725 Eye Lease, including base rent, increases in operating expenses, char expenses and real estate taxes and storage rent.
     48.3 From and after the Transfer Date, Vornado shall have the right (but not the obligation) (a) to negotiate with the 1725 Eye Street Landlord for any mitigation of obligations under the applicable Lease, and, at Vornado’s request, Tenant shall reasonably cooperate with Vornado in connection therewith, including without limitation, the right to require the reduction of economic obligations to the extent Vornado determines that the same are not reasonably necessary for the subleasing of the 1725 Eye Space or the assignment of the 1725 Eye Lease (by way of example but not limitation, the surrender to the landlord under the 1725 Eye Lease of any rooftop license space and/or a portion of the parking permits to which Tenant is entitled under the 1725 Eye Lease), and (b) to identify prospective subtenants and/or assignees for the 1725 Eye Space, and Tenant diligently and promptly shall exercise all commercially reasonable efforts to have the 1725 Eye Street Landlord approve such prospective subtenants and/or assignees and upon such approval, to enter into subleases or an assignment, as applicable, reasonably acceptable to Vornado with respect to the same, which subleases or assignment, as applicable, in addition to being subject to the prior written approval of Vornado, shall not expand the liability of the tenant under the 1725 Eye Lease from the liability existing thereunder as of the date of this Lease. From and after the Transfer Date, the 1725 Eye Furniture shall be surrendered with the

1725 Eye Space for the use of any subtenant or assignee under the 1725 Eye Lease, it being agreed that Tenant shall have no further rights with respect to any such 1725 Eye Furniture. Tenant shall reasonably and in good faith cooperate with Vornado and take all actions reasonably requested by Vornado (i) to accomplish any subleasing of the 1725 Eye Space or assignment of the 1725 Eye Lease, including without limitation, by executing any further documents reasonably acceptable to Vornado and Tenant to convey the 1725 Eye Furniture and by enforcing the terms of the 1725 Eye Lease with respect to the approval of any sublease or assignment thereunder and (ii) to mitigate Vornado’s obligations under this Section 48, including without limitation, interacting with any subtenant or assignee as requested by Vornado and enforcing the terms of any sublease or assignment as requested by Vornado, which enforcement shall include, without limitation, the undertaking of any eviction or other legal action that Vornado deems reasonably necessary, and Vornado shall reimburse Tenant for such costs upon receipt of reasonable evidence substantiating the amount thereof.
     48.4 Notwithstanding anything to the contrary contained herein, in the event that Tenant timely elects to have Vornado assume Tenant’s 1725 Eye Economic Obligation, then, during the period commencing on March 1, 2006 through and including August 31, 2006, Vornado shall provide notice to Tenant from time to time promptly upon request from Tenant as to any prospective sublessees or assignees Vornado may have located for all or any portion of the 1725 Eye Space. Tenant shall have the right, upon written notice thereof to Landlord and Vornado by August 31, 2006, to rescind its election to have Vornado assume the 1725 Rental Obligation (the “1725 Eye Rescission Notice”). In the event that either Tenant does not timely elect to have Vornado assume the 1725 Eye Economic Obligations or, after so electing, Tenant timely rescinds such election in accordance with the foregoing, then Vornado shall have no liability whatsoever with respect to the 1725 Eye Street Obligation, and the terms of this Lease shall remain in full force and effect as if such right to have Vornado assume the 1725 Eye Street Obligation never had been exercised, except that (a) the Abatement Expiration Date shall be extended in accordance with Section 1.3(d) above, (b) the amount of the Leasehold Improvements Allowance shall be increased in accordance with Section 1.4 above, and (c)Tenant shall reimburse Vornado for all costs incurred by Vornado in connection with Vornado’s leasing activities for the 1725 Eye Space within thirty (30) days after receipt of an invoice evidencing such costs.
     48.5 (a) In the event Tenant timely elects, pursuant to the terms of this Section 48, to have Vornado assume the 1725 Eye Economic Obligation and does not rescind such election pursuant to this Section 48, Tenant shall pay to Vornado in consideration therefor an annual amount (the “1725 Eye Street Payment”) equal to Four Hundred One Thousand Five Hundred and 00/100 Dollars ($401,500.00) (i.e., $5.29 per rentable square foot of the Demised Premises), payable in equal monthly installments of Thirty-Three Thousand Four Hundred Fifty-Eight and 33/100 Dollars ($33,458.33). The 1725 Eye Street Payment shall be payable, from and after the Transfer Date until the 1725 Eye Lease Expiration Date, on the first day of every month concurrently with Tenant’s monthly payment of Base Annual Rent, and otherwise shall be subject to all of the terms and conditions of this Lease applicable to the payment of rent; provided, however, that there shall be no escalations of the 1725 Eye Street Payment over the Lease Term. Such 1725 Eye Street Payment shall be made in accordance with the notice provisions of Section 24 above, to the following address:
PNC Bank Firstside Center
Lockbox Department
500 First Avenue
Pittsburgh, Pennsylvania 15219
Re: Vornado Realty L.P., Lockbox No. 642006
          (b) (i) Notwithstanding the foregoing, if (x) Vornado fails to make any payment of the 1725 Eye Economic Obligation as and when required pursuant to the terms of this Section 48 (the “Overdue 1725 Eye Economic Obligation”), following satisfaction of all applicable conditions to funding thereof, and (y) the Overdue 1725 Eye Economic Obligation is not paid within thirty (30) days following receipt of written notice from Tenant to Vornado (the “First 1725 Eye Set Off Notice”), and (z) the Overdue 1725 Eye Economic Obligation remains unpaid for five (5) business days after receipt of an additional written notice from Tenant to Vornado following the expiration of the period described in clause (y) above (the “Second 1725 Eye Set Off Notice”), then Tenant shall have the right to set off against the 1725 Eye Street Payment payable by Tenant to Vornado under Section 48.5(a) above an amount equal to the Overdue 1725 Eye Economic Obligation.
               (ii) The First 1725 Eye Set Off Notice and the Second 1725 Eye Set Off Notice each shall include a statement that Tenant intends to exercise this right to set off and shall identify in reasonable detail the basis for the set off. If Vornado disputes Tenant’s right to utilize the right to set off herein, then in the event Tenant does not prevail in such dispute, Tenant shall promptly pay to Vornado an amount equal to the sum of the amount so set off, if any, plus interest thereon at the Default Rate, plus Vornado’s costs and expenses incurred in connection with such dispute (including without limitation, reasonable attorneys’ fees, costs and disbursements).
               (iii) Notwithstanding anything to the contrary contained in this Lease, any set off that occurs under this Section 48.5 shall be Tenant’s sole remedy in connection with the Overdue 1725 Eye Economic Obligation so set off. Any set off that occurs or is permitted to occur under this Section 48.5 in accordance with the foregoing shall be nullified and of no further force and effect if and to the extent that, and at such time as, the applicable amount of the Overdue 1725 Eye Economic Obligation is paid to Tenant in full.
     48.6 Tenant shall indemnify and hold Landlord and Vornado harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorneys’ fees) suffered by or claimed against Landlord or Vornado, directly or indirectly, based on or arising out of the 1725 Eye Lease (other than the 1725 Eye Economic Obligation). The obligation of Vornado with respect to payment of the 1725 Eye Economic Obligation and the obligation of Tenant with respect to payment of the 1725 Eye Street Payment each shall survive the expiration or earlier termination of this Lease.
49. TENANT’S SET OFF RIGHT
     49.1 Except as expressly provided in this Section 49, in the event that at any time during the Lease Term Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any rent or other sums payable to Landlord hereunder, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord. Notwithstanding the foregoing, if (a) Landlord fails to make any payment of the applicable Must Take Allowance as and when required pursuant to the terms of Section 45 above (the “Overdue Must Take Allowance”), following satisfaction of all applicable conditions to funding thereof, and (b) the Overdue Must Take Allowance is not paid within thirty (30) days following receipt of written notice from Tenant to Landlord and Landlord’s mortgagee (the “First Set Off Notice”), and (c) the Overdue Must Take Allowance remains unpaid for five (5) business days after receipt of an additional written notice from Tenant to Landlord and Landlord’s mortgagee following the expiration of the period described in clause (b) above (the “Second Set Off Notice”), then Tenant shall have the right to set off against the rent payable by Tenant under this Lease with respect to the Must Take Space an amount equal to the Overdue Must Take Allowance.
     49.2 The First Set Off Notice and the Second Set Off Notice each shall include a statement that Tenant intends to exercise this right to set off and shall identify in reasonable detail the basis for the set off. If Landlord disputes Tenant’s right to utilize the right to set off herein, then in the event Tenant does not prevail in such dispute, Tenant shall promptly pay to Landlord an amount equal to the sum of the amount so set off, if any, plus interest thereon at the Default Rate, plus Landlord’s costs and expenses incurred in connection with such dispute (including without limitation, reasonable attorneys’ fees, costs and disbursements).
     49.3 Notwithstanding anything to the contrary contained in this Lease, any set off that occurs under this Section 49 shall be Tenant’s sole remedy in connection with the Overdue Must Take Allowance so set off. Any set off that occurs or is permitted to occur under this Section 49 in accordance with the foregoing shall be nullified and of no further force and effect if and to the extent that, and at such time as, the applicable amount of the Overdue Must Take Allowance is paid to Tenant in full.
50. LENDER APPROVAL AND SNDA DELIVERY CONTINGENCY
     50.1 This Lease shall be subject to and contingent upon Landlord’s receiving the approval of all of the terms and conditions contained herein by the holder of any mortgage encumbering the Building as of the date hereof and Tenant’s having been furnished a subordination, non-disturbance and attornment agreement substantially in the form of the Current Nondisturbance Agreement (the “SNDA”), executed by Landlord and the aforesaid holder, which Landlord represents is the holder of the only mortgage or ground lease encumbering the Building as of the date of this Lease. Landlord agrees to use its reasonable efforts to secure such approval and SNDA. If such approval and SNDA cannot be obtained on or before January 13, 2006, Landlord shall so notify Tenant (or, if Landlord fails to provide the substantiation described herein and fails to deliver notice thereof to Tenant, such failure shall be deemed to constitute notice of failure to obtain the approval and SNDA), in which event Landlord and Tenant each shall have the right to terminate this Lease upon prior written notice thereof to the other, such termination notice to be given, if at all, prior to the time when notice of such Lease approval and SNDA are provided to Tenant, and in all events, not later than thirty (30) days after the date of this Lease. If this Lease is terminated by Landlord or Tenant in accordance with the foregoing, all rights, obligations and liabilities of the parties hereunder shall be released and discharged.

EXHIBIT A
FLOOR PLANS — DEMISED PREMISES
EXHIBIT A

EXHIBIT A
FLOOR PLANS — DEMISED PREMISES
EXHIBIT A

EXHIBIT B
DESCRIPTION OF LAND
Parcel 5, containing 137,272 square feet, as shown on plat attached to Dee of Vacation, Rededication, Resubdivision and Easement recorded in Deed Book 2354, Page 428, among the Land records of Arlington County, Virginia.

EXHIBIT C
BUILDING RULES AND REGULATIONS
1.	Tenant shall not obstruct or interfere with the rights of other tenants of the Building or the Complex, or of persons having business in the Building or the Complex, or in any way injure or annoy such tenants or persons. Tenant will not conduct any activity within the Demised Premises which will create excessive traffic or noise anywhere in the Building or the Complex. Tenant shall not bring or keep within the Building any animal, bicycle, motorcycle, or type of vehicle except as required by law.

2.	Tenant shall promptly report to Landlord’s Agent all accidents and incidents occurring on or about the Demised Premises, the Building and/or the Complex which involve or relate to the security and safety of persons and/or property.

3.	Tenant shall use and occupy the Demised Premises only for the purposes specified in Section 1.8 of the Lease and for no other purpose whatsoever, and shall comply, and cause its employees, agents, contractors, invitees and other users of the Demised Premises to comply, with applicable zoning and other municipal regulations, including but not limited to smoking regulations. Canvassing, soliciting and peddling in the Building or anywhere in the Complex are prohibited, and Tenant shall cooperate to prevent such activities.

4.	All office equipment and any other device of any electrical or mechanical nature shall be placed by Tenant in the Demised Premises in settings approved by Landlord, so as to absorb or prevent any vibration, noise, or annoyance. Tenant shall not construct, maintain, use or operate within the Demised Premises or elsewhere in the Building or outside of the Building any equipment or machinery which produces music, sound or noise, which is audible beyond the Demised Premises. Tenant shall not cause objectionable noises, vibrations or odors within the Building.

5.	Tenant shall not deposit any trash, refuse, cigarettes, or other substances of any kind within or out of the Building, except in the refuse containers provided therefor. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of office building trash and garbage without being in violation of the Lease or any law or ordinance governing such disposal. Tenant shall be charged the cost of removal for any items left by Tenant that cannot be so removed. All garbage and refuse disposal shall be made only through entry ways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall not introduce into the Building any substance which might add an undue burden to the cleaning or maintenance of the Demised Premises or the Building. Tenant shall exercise its best efforts to keep the sidewalks, entrances, passages, courts, lobby areas, garages or parking areas, elevators, escalators, stairways, vestibules, public corridors and halls in and about the Building (hereinafter “Common Areas”) clean and free from rubbish. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

6.	Tenant shall use the Common Areas only as a means of ingress and egress, and Tenant shall permit no loitering by Tenant’s agents, employees, visitors or invitees upon Common Areas or elsewhere within the Building. Tenant shall comply, and cause its employees, agents, contractors, invitees and other users of the Demised Premises to comply, with all rules and regulations adopted by Landlord governing the use of the Common Areas. The Common Areas and roof of the Building are not for the use of the general public, and Landlord shall in all cases retain the right to control or prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation or interests of the Building and its tenants. Tenant shall not enter or install equipment in the mechanical rooms, air conditioning rooms, electrical closets, janitorial closets, or similar areas or go upon the roof of the Building without the prior written consent of Landlord. Tenant shall not install any radio or television antenna, loudspeaker, or other device on the roof or exterior walls of the Building. Tenant shall not, nor shall Tenant’s agents, employees or contractors, enter or install equipment in or at the equipment room(s) or closet(s), inside telecommunications and/or data transmission wire space and/or conduits or the telephone wire demarcation point in the Building without Landlord’s prior consent.

7.	Without limitation upon any of the provisions of the Lease, Tenant shall not mark, paint, drill into, cut, string wires within, or in any way deface any part of the Building, without the prior written consent of Landlord, and as Landlord may direct. Upon removal of any wall decorations or installations or floor coverings by Tenant, any damage to the walls or floors shall be repaired by Tenant at Tenant’s sole cost and expense. Tenant shall not lay linoleum or similar floor coverings so that the same shall come into direct contact with the floor of the Demised Premises and, if linoleum or other similar floor covering is to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other materials soluble in water. The use of cement or other similar adhesive material is expressly prohibited. Floor distribution boxes for electric and telephone wires must remain accessible at all times.

8.	Tenant shall not install or permit the installation of any awnings, shades, mylar films or sunfilters on windows. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system of the Building by closing drapes and other window coverings when the sun’s rays fall upon windows of the Demised Premises. Tenant shall not obstruct, alter or in any way impair the efficient operation of the Systems, nor shall Tenant tamper with or change the setting of any thermostat or temperature control valves in the Building (this is not applicable in VAV buildings). Tenant shall not cover induction units.

9.	Tenant shall not use the washrooms, restrooms and plumbing fixtures of the Building, and appurtenances thereto, for any purpose other than the purpose for which they were constructed, and Tenant shall not deposit any sweepings, rubbish, rags, or toxic or flammable products, or other improper substances, therein. Tenant shall not waste water by interfering or tampering with the faucets or otherwise. If Tenant or Tenant’s employees, agents, contractors, jobbers, licensees, invitees, guests or visitors cause any damage to such washrooms, restrooms, plumbing fixtures or appurtenances, such damage shall be repaired at Tenant’s expense, and Landlord shall not be responsible therefor.

10.	Subject to applicable fire or other safety regulations, all doors opening onto Common Areas and all doors upon the perimeter of the Demised Premises shall be kept closed and, during non-business hours, locked, except when in use for ingress or egress. If Tenant uses the Demised Premises after regular business hours or on non-business days, Tenant shall lock any entrance doors to the Building or to the Demised Premises used by Tenant immediately after using such doors. Tenant shall cooperate with energy conservation by limiting use of lights to areas occupied during non-business hours.

11.	Employees of Landlord shall not receive or carry messages for or to Tenant or any other person, nor contract with nor render free or paid services to Tenant or Tenant’s employees, contractors, jobbers, agents, invitees, licensees, guests or visitors. In the event that any of Landlord’s employees perform any such services, such employees shall be deemed to be the agents of Tenant regardless of whether or how payment is arranged for such services, and Tenant hereby indemnifies and holds Landlord harmless from any and all liability in connection with any such services and any associated injury or damage to property or injury or death to persons resulting therefrom.
12.	All keys to the exterior doors of the Demised Premises shall be obtained by Tenant from Landlord, and Tenant shall pay to Landlord a reasonable deposit determined by Landlord from time to time for such keys. Tenant shall not make duplicate copies of such keys. Tenant shall, upon the termination of its tenancy, provide Landlord with the combinations to all combination locks on safes, safe cabinets, and other key-controlled mechanisms therein, whether or not such keys were furnished to Tenant by Landlord. In the event of the loss of any key furnished to Tenant by Landlord, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such a change. The word “key” as used herein shall refer to keys, keycards, and all such means of obtaining access through restricted access systems.

13.	No signs, advertisements or notes shall be painted or affixed on or to any windows, doors or other parts of the Building visible from the exterior (other than as expressly permitted by the terms of the Lease), or to any Common Area or public area of the Building.

14.	Landlord will provide and maintain a directory board for the Building, in the main lobby of the Building, and no other directories shall be allowed.

15.	All contractors, contractors’ representatives and installation technicians tendering any service to Tenant shall be referred by Tenant to Landlord for Landlord’s supervision, approval and control before the performance of any contractual service. This provision shall apply to all work performed in the Building.

16.	After initial occupancy, movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any bulky material, merchandise or material which requires use of elevators shall be restricted to the use of freight elevators only. Absolutely no carts or dollies are allowed through the main entrances or on passenger elevators. All items not hand carried must be delivered via the appropriate loading dock and freight elevator, if any.

17.	No portion of the Demised Premises shall at any time be used or occupied as sleeping or lodging quarters.

18.	Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment, which shall in all cases, to distribute weight, stand on supporting devices approved by Landlord. All damages done to the Building by taking in or putting out any property of Tenant, or done by Tenant’s Property while in the Building, shall be repaired at the expense of Tenant.

19.	For purposes hereof, the terms “Landlord”, “Landlord’s Agent”, “Tenant”, “Complex”, “Building”, “Demised Premises”, “Tenant’s Property” and “Systems” are defined in the Lease to which these rules and regulations are attached. Wherever these terms appear in the rules and regulations they shall have the same meaning as defined in the Lease.

20.	These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the agreements, covenants, conditions and provisions of any lease of any premises in the Building.

EXHIBIT D
MINIMUM CLEANING SPECIFICATIONS BY LANDLORD
1. CUSTODIAL RESPONSIBILITIES
Clean all areas of the building, including entrance lobby, basement areas, loading platforms, public halls, stairwells, lavatories, passageways, and elevator cabs. Areas not normally included are retail areas, garages, elevator shafts, elevator pits, mechanical rooms, or electrical rooms. It is the intent of these specifications to ensure the building is maintained in a first-class manner. Frequencies are provided as minimum requirements and should be adjusted if necessary to maintain a first-class appearance.
2. RESTROOMS-DAILY/WEEKLY/MONTHLY
Clean all mirrors. Clean hand basins and bright work with a non-abrasive cleaner. Thoroughly clean urinals, toilet seats, and sanitary napkin receptacles with a non-abrasive cleaner. Damp-mop floors with an approved disinfectant solution and maintain a streak-free condition. Walls and partitions are to be damp wiped clean and free of handprints and dust. The partition and ventilating louvers are to be damp wiped weekly. Machine scrub floors with approved germicidal detergent solution on a monthly basis. Replenish hand soap, towels, tissues, toilet seat covers where applicable, and feminine supplies.
A toilet brush shall be used on toilet bowls, and care shall be given to clean flush holes under the rim of bowls and passage traps. Bowl cleaner shall be used at least once each month, and more often, if necessary.
The intent of this specification is that restrooms shall be maintained in a spotlessly clean and odor free condition at all times.
3. OFFICES AND HALLWAYS (CORRIDORS)
     (a) Dusting-Weekly
All unobstructed furniture, office equipment and appliances, windowsills, etc. shall be dusted with a treated cloth or static duster. This shall include all horizontal surfaces up to 84 inches high. Enough vertical surfaces shall be completed daily to complete all vertical surfaces each week. Desks and tables not cleared of paper and work materials shall only be dusted where the desktop is exposed. Equipment such as computers, calculators, telephones, printers, etc., shall not be dusted.
     (b) Dust Mopping
All non-carpet floor areas shall be dust mopped with a treated yarn dust mop, with special attention being given to areas under desks and furniture to prevent accumulation of dust and dirt. Dust mopping shall be performed after furniture has been dusted.
     (c) Wastepaper/Ashtrays — Daily
Wastepaper baskets are to be emptied daily and ashtrays are to be wiped clean daily. Wastebaskets shall be damp-wiped as necessary. Plastic liners shall be used and changed as needed.
     (d) Vacuuming-Daily/Weekly
     All rugs and carpets in office areas, as well as public spaces, shall be vacuumed daily in all traffic areas. Hard to reach places, such as under desks and chairs, shall be vacuumed weekly. Contractor is to provide a complete and thorough vacuuming at least once per week.
     (e) Spot Cleaning Carpets — Daily
     All carpeted areas shall be inspected daily for spots and stains. All spots and stains shall be removed, if possible, as soon as possible. Where difficult spots are encountered, a notation shall be left with the Management Office.
     (f) Wet Mopping
     When the floors require wet mopping, they shall be left in a streak free condition. Care shall be exercised in all mopping to as to avoid splashing walls or furniture. Transporting of water and other liquids over carpets areas shall be accomplished in such a manner as to avoid spillage.
     (g) Tile Floors — As Necessary
All tile floors shall be refinished, buffed, and kept in a consistently clean condition at all times. Since some tile areas require more attention than others, refinishing and buffing shall be done on an as needed basis. Transporting of floor finish and other liquids over carpeted areas shall be accomplished in such a manner as to avoid spillage.
Care shall be executed in applying finish so as to keep it off furniture and walls. Floor machines shall be used in a careful manner to avoid damage to the walls, baseboards, and furniture.
     (h) Special Floor Covering —As Necessary
Parquet, quarry, ceramic, raised computer floors, and other special floor coverings shall be treated with appropriate methods. Additional cost as determined by Management, will be reimbursed by Tenant.
     (i) Water Coolers-Daily
All water coolers shall be cleaned and polished daily.

     (j) Spot Cleaning-Daily As Needed
All hand prints and spots shall be removed from doors and light switches daily. Walls, woodwork, and interior glass shall be spot cleaned as needed.
     (k) High Dusting-Quarterly
Ledges, molding, picture frames, etc. shall be cleaned quarterly, or more frequently, if necessary.
     (l) Venetian Blinds-Periodic
A sufficient number of venetian blinds shall be dusted daily, so that all blinds are dusted every 90 days. The Contractor shall maintain a Schedule of frequency.
     (m) Air Conditioning Grilles-Monthly
Damp wipe all areas around air conditioning supply and return grilles once a month or more often, if necessary, to maintain in a streak free condition.
4. STAIRWAYS & LANDINGS-WEEKLY/DAILY
All stairways and landings shall be monitored daily. They shall be damp mopped as necessary but no less than every two weeks. Spot cleaning of walls and doors shall be performed as necessary, but no less than every two weeks. Handrails, fire points, and other miscellaneous hardware shall be cleaned periodically.
The intent of this specification is that all stairways and landings are maintain in a neat and clean condition at all times.
5. ENTRANCE LOBBY — DAILY
Entrance lobbies shall be cleaned and dusted daily. All exterior door tracts shall be polished as necessary, but no less than two (2) times per week. Directory board glass shall be damp-cleaned and wiped. Lobby walls up to 84 inches shall be dusted and kept free from finger marks, smudges, etc. Lobby floors and entranceways are to be dust mopped thoroughly nightly, damp mopped as needed and buffed and refinished as necessary to maintain a clean and lustrous appearance. Management reserves the right to modify method of marble maintenance.
6. POLISHED — AS NECESSARY
All doorplates, kick plates, and brass and metal fixtures within the building shall be polished as necessary and residue from floor maintenance cleaned as necessary.
7. ELEVATORS — DAILY
The elevator carpet and tracks should be vacuumed and cleaned nightly. Carpet shall be spot cleaned as necessary. All metal shall be cleaned nightly. Elevator buttons, panes and elevator doors shall be cleaned nightly. Ceilings, overhead Plexiglas, and/or special light fixtures shall be cleaned as necessary, through arrangement with the Management Office.
8. LIGHT FIXTURES-QUARTERLY
The exterior of all light fixtures shall be dusted.
9. CARPET CLEANING — AS NECESSARY
Contractor shall shampoo common corridors and elevator carpets with an extractor as necessary. Common corridors shall be extractor cleaned no less than semi-annually and elevator carpets shall be extractor cleaned at least every other month. Contractor shall also use the extractor in tenant areas where regular spot cleaning is unsuccessful.
10. RESTROOM PRODUCTS
Contractor will provide restroom products of first-class quality including the following:
Hand Towels
Toilet Tissue
Hand Soap
Seat Covers
11. MARBLE FLOOR CARE
Contractor shall damp mop the floor nightly to remove sand, dirt and other abrasives.
12. CLEANING SEQUENCE
Tenant may designate sequence of floors for cleaning.
13. CLEANING HOURS
Cleaning to be performed after 6:00 p.m. but before 6:00 a.m.

EXHIBIT E
CONSTRUCTION WORK RULES AND REGULATIONS
POLICY
The Building Work Rules & Regulations establish a specific standard of performance to which all contractors, consultants and vendors working in the Building must comply. No additional enforcement notifications will be given. Any party deviating from the Building Work Rules & Regulations will be subject to removal from the Building, and/or subject to damages.
GENERAL
These Building Work Rules & Regulations are access and construction rules to be followed by contractors, designers and vendors who require access to the Building or who will design or install work in the Building.
Any references to Charles E. Smith Commercial Realty (“CESCR”) or Building Management refer to the Property Manager or in some cases, CESCR’s Tenant Construction Coordinator (“TCC”).
Contractor means general contractor, construction manager and/or its subcontractors and suppliers performing construction or related work in the Building either directly for the Building Owner, CESCR or for the Property Manager or Tenant.
Information concerning the Building’s Operation (i.e. Building Manager, normal business hours, etc.) is listed on the attached Building Information Sheet.
All Contractor activities must be conducted in a professional manner. All individuals must keep in mind that CESCR’s Building Management is responsible for providing quality service to all customers, tenants and visitors of the building. Poor conduct reflects unfavorably on the Contractor’s job performance and CESCR’s Management Staff.
BUILDING WORK RULES & REGULATIONS
1.	PRE-JOB WALK-THROUGH — A pre-job walk-through shall be arranged by the Contractor with the TCC and the Property Manager, and all on-site staging areas must be approved in writing by the Property Manager. Progress meetings will be held on a regular basis. The Contractor shall conduct and issue minutes for progress meetings, which will be attended by CESCR representatives.

2.	PERMIT, SCHEDULE, INSPECTIONS & CONTRACTOR LIST — A copy of the construction permit, the construction schedule and a list of subcontractors shall be submitted to the TCC and Property Manager prior to construction. During construction, copies of all inspection approvals shall be submitted to the TCC and the Property Manager. At the completion of construction, copies of all final approvals shall be submitted to the TCC and the Property Manager.

3.	AS-BUILT DRAWINGS — Architectural, mechanical, plumbing, sprinkler, fire alarm and electrical as-built drawings on CD-ROM must be forwarded to the TCC at the completion of the project. As-builts shall be accompanied by an air balance report, confirming the HVAC system balanced within 10% of design criteria, a copy of the re-labeled electrical panel schedule and all other record documentation required by the Contract Documents.

4.	CHANGE ORDERS — CESCR must give written approval for all activities and changes that may result in a cost to the Building Owner or CESCR prior to the cost being incurred. Claims for additional costs for activities or changes not previously approved by CESCR will be disqualified and rejected without payment.

5.	SUBCONTRACTORS — The Contractor shall be held responsible for its subcontractors’ actions in all cases. The TCC, Property Manager or other CESCR personnel will not be responsible for directing subcontractors or liable for any acts or omissions of a subcontractor in the event some direction is given in the absence of the Contractor.

6.	CONTRACTOR APPROVAL — All contractors and subcontractors must be approved by CESCR prior to work commencement.

7.	HAZARDOUS MATERIALS – The building may or may not contain hazardous materials. Contractor shall contact the Property Manager to obtain a copy of the Hazardous Materials O&M plan and shall follow the procedures outlined in the plan.

8.	HAZARDOUS MATERIAL DELIVERIES — Before any hazardous materials are utilized or delivered into the Building, Contractor shall notify and seek the approval in writing from the TCC and the Property Manager. All required paperwork must be submitted to the Property Manager to be kept on file at the Building. Storage locations will be approved by the Property Manager in advance of delivery. Contractor is responsible for providing information (MSDS) to workers regarding all hazardous or suspected hazardous materials and substances used or introduced by the Contractors, including their potential hazards. At the conclusion of the work requiring hazardous materials, the hazard materials shall be removed from the property

9.	AFTER HOUR AUTHORIZATION — All requests for authorization to perform after hours work that affect the building systems and equipment will be sent in writing to the Building Management at least 1 week in advance. No-call in requests for authorization will be accepted. Use the attached form for all requests. If after-hours work requires that Building Management provide supervision or personnel to monitor building systems, in Building Management’s sole discretion, then all costs associated with said personnel shall be borne by the Contractor.

10.	CERTIFICATE OF OCCUPANCY — Upon receipt, a copy of the tenant’s Certificate of Occupancy shall be delivered to the TCC and the Property Manager.

11.	PROTECTION OF FINISHES — Contractor shall protect all finishes including but not limited to elevator doors, frames and cabs, flooring, wall surfaces, doors, door frames, hardware with durable materials during demolition and during the movement of materials to the space under construction. Carpeted areas shall be protected until such time as the carpet has been installed in the space under construction.

12.	DAMAGE — Any damage caused to the property or building by the Contractor, including but not limited to the doors and freight elevators will be repaired by the Contractor as directed by CESCR. CESCR reserves the right to remedy the defects at the Contractor’s expense if the work is not acceptably corrected within one week of written notification.

13.	PUNCH LIST — The Contractor shall notify CESCR at least 48 hours in advance of completion of construction. A walk-through and punch list shall be made on each project before final payment will be considered.

14.	NEW EQUIPMENT — All new, existing and relocated equipment and devices shall be easily accessible (i.e., not blocked by new or existing construction).

15.	HOT WORK — Hot work includes work that produces sparks, heat or uses an open flame. Many rooftop repairs on roofing, drains, HVAC and signs involve hot work. Other hot work examples include cutting, welding, brazing, soldering, grinding and the thawing of pipe. Prior to proceeding with hot work, Contractor must evaluate all other alternatives and choose a safer option such as bolting, hydraulic shears or reciprocal saw, mechanical clamps, threaded pipe or tube connections, non-torch applied roofing systems and filing. If no alternative exists except for hot work, Contractor must:
•	Pre-screen all subcontractors, review their safety and loss records and confirm that they carry the contract required insurance coverages and limits

•	Select a fire safety supervisor to coordinate hot work operations and monitor safety

•	Notify the TCC and/or Property Manager through the use of the attached Hot Work Permit

•	Follow the precautions checklist on the attached Hot Work Permit to ensure hot work is effectively managed throughout the process
16.	KEYS & LOCKS — Whenever it is deemed necessary by Tenant or Building Management to temporarily issue any key to the contractor, the contractor will be responsible for controlling possession and use of same until returned daily to the issuing party. All lock changes shall require prior written notification by the Contractor to Building Management and must comply with established building standard specifications. (See Chief Engineer for lockset specifications).

17.	COMMON AREA FINISHES — The Contractor shall coordinate the timing of installation of common area finishes with the Property Manager and due respect shall be given to the convenience of tenants on the floor.

18.	WIRING — No contractor shall lay wiring on ceiling grid. All wiring, including communications, shall be laid in wireways, strapped or wire tied to the deck above in compliance with the applicable code. Under no circumstance may wire be strapped to sprinkler piping or other building piping, conduit or ductwork. No wiring of any kind shall penetrate fire dampers. All penetrations in rated walls shall be firestopped.

19.	LIGHTING — The lamps in all fluorescent fixtures shall follow the Building Standard in color and wattage unless previously approved by the Property Manager.

20.	SLAB PENETRATIONS — For all slab penetrations required for new work, the slab shall be x-rayed to locate reinforcing bars, post-tensioning cables, piping, conduits, etc. All components shall be clearly marked on the slab surface prior to drilling, coring, etc. Contractor shall not cut reinforcing bars, cables, etc., without prior written authorization from the TCC and shall repair any damage caused by slab penetrations in violation of this paragraph. All slab penetrations shall be firestopped.

21.	ACCESS — The Contractor must provide the Property Manager with written notification 1 week prior to needing access to an occupied area. The Property Manager will notify the Tenant and then provide direction to the Contractor. The Contractor will only be allowed access to the floors and/or suites on and in which they are working. Access to adjacent suites and to other floors in the Building is prohibited without the Property Manager’s prior written approval.

22.	ODOR & NOISE — No odor causing activities or activities causing excessive noise, vibrations etc.(i.e., core drilling, drilling, shooting track, spray painting, any paint using an oil base or lacquer, etc.) will be performed during the hours of operation of the building. After-hours work will be allowed with the Property Manager’s consent and prior written notification. The Contractor shall verify in advance that after-hours work can be done. The Contractor shall notify the Property Management 1 week prior to commencing any work which may cause objectionable noise or odors so that management can notify surrounding tenants in an appropriate amount of time, even if work is performed after regular business hours. The Contractor is responsible for controlling and for keeping noise levels to a minimum. Voices, machinery, tools and radios heard in the common areas or in adjacent occupied spaces will not be allowed, and all such activities will be suspended at the direction of the Property Manager at his/her sole reasonable discretion. When contractors are working above an occupied suite, ladders must be picked up to be moved or proper noise dampening padding should be attached to the feet of the ladder.

23.	SERVICING OF MECHANICAL EQUIPMENT — No walls shall be installed over or in front of so as to inhibit the access to an induction unit, VAV or other HVAC distribution device. The unit shall be relocated and an additional unit shall be installed on the opposite side of the cabinets. No walls shall be constructed across a ceiling light fixture so as to inhibit changing of lamps or servicing the light fixtures when necessary.

24.	DUCT WORK —The duct work shall be no less than 22 gauge metal and maximum allowable length of flex duct from the diffuser to the metal duct shall be a maximum of 10 feet.

25.	AIR BALANCE REPORT — Supply/return air shall be balanced by the Contractor and shall not affect entry or interior door operation. A copy of the Air Balance Report must be forwarded to the TCC and the Property Manager. Inspection of the HVAC work shall be scheduled through the Building Engineer and shall take place with the attendance of the HVAC contractor’s air balance engineer and the Building Engineer. All diffusers will be balanced within 10% of design criteria.

26.	CONDENSATE DRAIN LINES — Condensate drain lines from tenant A/C units must be piped to a wet stack and not to a sink.

27.	ISOLATION VALVES — Proper isolation valves shall be installed on all tenant A/C units, new plumbing fixtures, appliances or other equipment, to facilitate maintenance and also to allow the item to be removed without interfering with the building operation.

28.	PIPING — All piping for sinks, kitchen units, water closets, and condensate piping, used to install a tenant packaged A/C unit, should be copper (use of plastic pipe in plenum ceilings is prohibited).

29.	EXISTING BUILDING EQUIPMENT AND FIXTURES — Contractor shall be responsible for repairing any existing building equipment and fixtures damaged by the Contractor or subcontractors. Contractor must notify the TCC and the Property Manager immediately of damage or discovery of existing damage.

30.	TRASH & DEBRIS — The Contractor must provide for the daily removal of all trash and debris created during the course of construction. All contractors must schedule the delivery and location of trash containers with the Property Manager. At no time are the Building trash compactors and/or dumpsters to be used by the Contractor. The Property Manager assumes no responsibility for the Contractor’s trash containers. Trash shall be contained within the Contractor’s trash containers and emptied on a regular basis and never allowed to overflow or otherwise remain outside of the required container. All areas the Contractor or its subcontractors work in must be kept clean. All suites that Contractors work in shall have construction dirt, dust and debris removed prior to completion inspection. This final cleaning includes cleaning of all carpet, windowsills, inside of perimeter windows, window blinds or drapes, light diffusers, HVAC grilles, cabinets, sinks, etc. The clean up of construction tools and equipment will be confined only to the janitor closet. All janitorial, electrical and telephone closets utilized by construction should be kept clean throughout the work period and clean and free from construction debris after the construction is complete. No paints, thinners, or hazardous material will be poured down the drain. The Contractor must leave the constructed space completely clean, including but not limited to the cleaning of the inside of all exterior windows and sills, all interior windows and sill, window blinds or drapes, all light fixture lenses, all HVAC grills, cabinets and sinks. The Contractor must also vacuum the floor, including edge vacuuming, as a part of its work.

The Contractor shall maintain cleanliness throughout the Building, and no cluttering or blocking of hallways, exits, elevator lobbies, electrical closets or loading docks is allowed. All carpets are to be kept clean at all times, ESPECIALLY CARPET IN COMMON LOBBIES AND CORRIDORS. Contractor will be required to reimburse the building management for a thorough carpet cleaning at the completion of the construction job, if such cleaning is deemed necessary in the sole judgment of the Building Management.

31.	OSHA SIGNAGE & BARRICADES — The Contractor is responsible for ensuring job site safety. This includes safety for the work force as well as anyone entering the construction area. The Contractor shall provide protection and barricades and signage as required to ensure the safety of their personnel, CESCR employees, building tenants, visitors, etc. and shall strictly comply with OSHA minimum standards.

32.	LOADING DOCK — Use of the loading dock will be limited to the building hours of operation outlined on the Building Information Sheet or unless otherwise coordinated with the Property Manager.

33.	ELEVATORS — The designated freight elevator is the only elevator to be used for moving materials and construction personnel and shall be properly protected with temporary plywood protection and elevator pads. Use of freight elevator will be limited to the building hours of operation or unless otherwise coordinated with the Property Manager and will be restricted by the scheduling restraints place by the Property Manager’s Office. Contractors shall not use passenger elevators, without prior written approval of the Property Manager.

34.	STORAGE — Construction materials and equipment shall not be staged or stored in any area without prior written approval of the Property Manager.

35.	RESTROOMS — Restroom use by Contractor personnel is restricted to the floor on which work is being performed or as designated by the Property Manager. The Contractor must clean and repair existing restrooms as part of the final clean up. Restrooms on multi-tenant floors shall daily be kept clean and free of construction debris and dirt by the Contractor during construction.

36.	FOOD — Food and related such debris shall not be left in the suite under construction or anywhere else in the Building at any time.
CONTRACTOR SHALL PROVIDE FOR THE FOLLOWING:
•	Parking for Contractor’s and Contractor’s employees’ vehicles.

•	Security service as may be required to perform work.

•	Protection, using durable materials, and restoration of all finished surfaces to remain (i.e. carpet, glass, aluminum, ceilings, wall covering, paint, hardware, etc.).

•	Written notice to the Property Manager and written approval obtained from the Property Manager at least 1 week prior to any interruption of building services. The Contractor will be responsible for damages arising out of loss of Building services, including power, due to its actions and the actions of its subcontractors.

•	All work, including demolition, on Building Life Safety Systems (smoke detectors, sprinklers, and fire pull stations, fire doors) will be completed by a contractor approved by the Property Manager and be monitored by the Building Engineer. All tie-ins to the fire alarm panel shall be completed by ___ only. Prior to occupancy, the Contractor will demonstrate to the Engineer’s and/or Property Manager’s satisfaction that the Life Safety Systems are functioning properly. Contractor shall provide keys, operational manuals and instructional training to the building staff on the operation of new fire panels or control devices.

•	All work that may activate, deactivate or alter any smoke detector(s), fire door(s), sprinklers, electronics, fire protection, life safety or security systems shall require prior written notification to the Property Manager. Such work shall not commence until Property Manager’s written approval has been obtained for both timing and scope of work. Failure to receive authorization before commencing this work shall result in a $500.00 fine in addition to any fee, penalty, or fine assessed by jurisdictional authority.

•	Protection of all drains to prevent clogging and the cleaning of all drains which have become clogged during construction.

•	All HVAC work will be inspected by the Property Manager and/or the Building Engineer.
THE FOLLOWING PROCEDURES SHALL BE OBSERVED BY THE CONTRACTOR:
•	Walk off mats are to be provided at public corridor side of entrance doors.

•	During construction, Contractor shall raise venetian blinds and protect existing draperies so as not to soil or damage them.

•	All HVAC units within the construction area will be turned off during the construction period or protected to prevent dust or debris from entering.

•	Continuous protection and filtration of HVAC return air to include but not be limited to covering main HVAC return with filter material.

•	Contractors are not to sit or stand on building equipment.

•	Contractor will reimburse Landlord for filter changes and evaporator cleaning at the end of the job.

•	A preliminary inspection of the HVAC work in progress shall be scheduled through the Property Manager prior to the installation or re-installation of the ceiling grid.

•	The Building Engineer and TCC will inspect the construction on a periodic basis.

•	The location of all thermostats and diffusers shall be verified with Building Engineer prior to their installation or relocation.

•	The Contractor shall verify furniture plans and be responsible for mounting thermostats and switches away from file cabinets, shelves, etc. to allow good airflow and clear access.

•	Electrical panel schedules must be completely replaced and dated, identifying all new circuits. All new panel schedules shall be typewritten.

•	All electrical outlets and lighting circuits shall be properly identified. Outlets shall be labeled on the backside of the cover plate.

•	Doors to suite, equipment and electrical rooms shall not be left open when the Contractor is not present. No door shall be propped open or the closer arm detached. Any electrical closet that is open with the panel exposed must have qualified Contractor personnel present at all times.

•	The Contractor must contact the Property Manager for identification of any conduit to be removed or relocated as a part of the work.
ADDITIONAL RULES APPLY TO ALL CONTRACTORS & SUBCONTRACTORS.
              Hard hats and safety glasses are to be worn at all times
              No smoking
       No eating or coffee breaks are allowed in public areas or occupied tenant space. The only approved area for eating or coffee breaks is within the contracted work area (if not occupied) or space designated by the Property Manager.
       No congregating in public areas especially entrances within the building or the building’s premises. Meetings, lunches and breaks are to be within the contracted work areas.
       Professional behavior is required. Appearance and professionalism are important to our customers, visitors and tenants when Contractors and their employees are within the building. Congregations in public areas reflect unfavorably on the entire job, CESCR, Building Management and the contracting firm. Serious offenses which will result in immediate dismissal from the premises or closing down of the job include:
•	Core drilling, hammer drilling, shooting track or work resulting in excessive noise (unless approved by the Property Manager) between lease hours listed on the Building Information Sheet attached.

•	Drinking or drug use while on the property, or showing up at the property under the influence of alcohol or drugs.

•	Possessing or consuming drugs or illegal substances while on the property.

•	Violating Local, State or Federal Statutes or Regulations while on the property.

•	Physically or verbally abusing any individual who works in or visits the building.

•	Duplicating any keys or illegal entrance into any restricted space within the property.

•	Gambling

•	Sleeping on the job.

•	Behaving in a disorderly manner.

•	Playing of radios to be heard in the common areas or any occupied tenant space.

•	Use of foul and/or vulgar language or gestures.

•	Clothing or language that is offensive or vulgar.

I hereby agree with the terms and conditions set forth above in the Building Work Rules & Regulations:

CONTRACTOR:	CHARLES E. SMITH COMMERCIAL REALTY:

(signature)	(signature)

(title)	(title)

(date)	(date)

LIEN WAIVER AND AFFIDAVIT

Contractor/Subcontractor

S.S. or Federal Tax ID:

Original Contract Amount:

Approved Change Orders:

Adjusted Contract Amount:

Completed To Date:

Retention:

Total Earned: (Less Retention)

Previous Payments:

Current Payment:

Contract Balance:
The UNDERSIGNED being duly sworn states that he is the                      of                                          , which has a contract with                                                              for work and/or materials for the real property located in the County of                                         , State of , and more particularly described as follows:                     .
The UNDERSIGNED, for and in consideration of receipt of the sum of $                                         and other good and valuable consideration, the receipt of which is hereby acknowledged, does hereby waive, release and quitclaim in favor of                                                              and each and every party making a loan on said real estate or insuring title thereto, any and all lien rights upon said land and improvements thereon, and on monies or other consideration due or to become due on account of labor or services, materials, fixtures or apparatus heretofore furnished or which may be furnished at any time hereafter.
The UNDERSIGNED respectfully warrants that the contract status set forth above is accurate, and no other sums are claimed. I have not assigned my claims for payment, nor my right to perfect a lien against said property, and I have the right to execute this Lien Waiver and Affidavit on behalf of                                                              as its authorized                                         . All laborers, subcontractors, and suppliers employed by me have been paid all sums previously due, and will be paid all current sums due out of this payment. None of such laborers, subcontractors or suppliers is or will be entitled to claim or assert any claim against the above described real estate or the improvements thereon for labor or materials furnished to or for the account of the undersigned.
Signed this                      day of                     , 200                     .

Contractor/Supplier/Sub-Contractors

By:

WITNESS
Signed and sworn to before me this day of                                          , 200                    .

Notary Public
My Commission Expires:

BUILDING INFORMATION SHEET

BUILDING OWNER:	FIRST CRYSTAL PARK ASSOCIATES LIMITED PARTNERSHIP

BUILDING ADDRESS:	2011 Crystal Drive, Arlington, VA 22202
PROPERTY MANAGER:

Contact:	David Forster, Property Manager
Phone Number:	703-769-5577
E-mail	dforster@vno.com
Assistant:	Christy Barber, Administrative Assistant
Fax Number:	706-769-1318
Emergency Number:	(703) 769-1250
OPERATIONS MANAGER:
Contact:
Phone Number:
E-mail

•	LOADING DOCK LOCATION:

•	FREIGHT ELEVATOR LOCATION:	Elevator #

The Freight Elevator May Be Taken Out Of Service With
Prior Approval From The Property Manager.

•	DEBRIS BOXES LOCATION: Must Be Scheduled With Management Office

•	HOURS OF OPERATION:
•
	BUILDING:	8:00 A.M. — 6:00 P.M. Monday-Friday
8:00 A.M. — 1:00 P.M. Saturday
	MANAGEMENT OFFICE:	8:30 A.M. — 5:00 P.M. Monday-Friday
	EMERGENCY CONTROL CENTER:	24 hours — 7 days a week

ONE CRYSTAL PARK
2011 Crystal Drive
Arlington, VA 22202
AFTER HOUR AUTHORIZATION REQUEST

Requested By:

Company:

Phone Number:

Work Start Date:

Work Hours:

Date of Issue:

Expiration Date:

Issued By:

Description:

Floor:

Location:

Summary of Work:

Contractor Signature:	X

Smith Building Management Use:

TENANT CONSTRUCTION COORDINATOR:		X

CONSOLIDATED ENGINEERING SIGNATURE:			X

EXHIBIT F
FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
     THIS AGREEMENT (herein so referred to), dated as of the                      day of                     , 2005, is by and among LaSalle Bank National Association, as Trustee for the Registered Holders of Deutsche Mortgage & Asset Receiving Corporation Commercial Pass-Through Certificates, Series COMM 2000-C1 (“Noteholder”), whose notice address is c/o ORIX Capital Markets, LLC, 1717 Main Street, 10th Floor, Dallas, Texas 75201, Attn: John Sanborn; and                                         ,whose notice address is                                          (“Tenant”); and                                         , whose notice address is                                          (“Landlord”).
W I T N E S S E T H:
     WHEREAS, Landlord and Tenant entered into that certain Lease dated                     , 2005 (the “Lease”), for certain premises (the “Demised Premises”) in an office building located on real property known as One Crystal Park in Arlington, Virginia, with such Demised Premises constituting approximately                      square feet of area (the land and improvements at which the Demised Premises is located is herein sometimes referred to as the “Property”); and
     WHEREAS, Noteholder is the beneficiary under a certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated as of                     , recorded on                     , in the Official Records of                      County,                     , as Instrument No.                      (the “Mortgage”) constituting a first and prior lien on the Property, securing a promissory note (the “Note”) which is described in the Mortgage; and
     WHEREAS, Noteholder has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and of the sum of Ten and No/100 Dollars ($10.00) by each party in hand paid to the other, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
     1. Tenant agrees that the title and priority of the Lease shall at all times continue to be subject and subordinate in all respects to the Mortgage and to the lien thereof and to all renewals, modifications, spreaders, consolidations, replacements and extensions thereof (the term “Mortgage” shall hereinafter include all such renewals, increases, modifications, spreaders, considerations, replacements and extensions) and to all sums secured and to be secured thereby.
     2. Noteholder agrees that if any action or proceeding is commenced by Noteholder for the foreclosure of the Mortgage or the conveyance or other transfer of the Property, Tenant shall not be named as a party therein, and the conveyance or other transfer of the Property in any such action shall be made without disturbance of the rights of Tenant under the Lease, provided that at the time of any such conveyance or other transfer, Tenant shall not be in default, after the passage of applicable curative periods, under any of the terms, covenants or conditions of the Lease on Tenant’s part to be observed or performed.
     3. Tenant and Noteholder agree that if Noteholder shall become the owner of the Property by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, the Lease shall not be terminated thereby, but shall continue in full effect as a direct lease between Noteholder and Tenant upon all of the terms set forth in the Lease and that Tenant, upon receipt of written notice from Noteholder of its ownership of the Property, shall attorn to Noteholder and Noteholder agrees to accept such attornment. The Noteholder, upon becoming the owner of the Property by reason of foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, shall not be (i) liable for any act or omission of Landlord occurring prior to Noteholder’s ownership; provided, however, that if a contractual default of Landlord has occurred under the Lease which is continuing and not personal in nature, such as, but not necessarily limited to, a continuing failure to satisfy an obligation to repair a portion of the Demised Premises, or to furnish building services, or to deliver “Must Take Space” to be incorporated into the Demised Premises, then this subparagraph (i) shall not be construed to relieve Noteholder of its obligation in respect of such continuing default after Noteholder becomes the landlord under the Lease, provided that Noteholder shall be entitled to the notice and curative period prescribed in the Lease, if any, (ii) bound by any modification or amendment to the Lease that would reduce or shorten any economic obligations of Tenant under the Lease or materially impair Landlord’s rights under the Lease, or by any attempted voluntary termination of the Lease by Landlord and Tenant, without the written approval of same by Noteholder in its sole discretion, (iii) bound to honor any purchase option or purchase right of first refusal in favor of Tenant to purchase all or any part of the Property, (iv) bound by any rent paid more than one (1) month in advance, or obligated for any security deposit which Noteholder has not actually obtained.
     4. Tenant shall look only to Noteholder’s estate and property in the land and the buildings comprising the Property (or the proceeds thereof) and out of the rents and profits therefrom for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Noteholder in the event of any default by Noteholder as landlord under the Lease, and no other property or assets of Noteholder shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease.
     5. Tenant will notify Noteholder of any default by Landlord that would entitle Tenant to cancel the Lease or abate the rents or other sums payable thereunder, and Noteholder will be afforded the same opportunity to cure any such default as is afforded to Landlord under the terms of the Lease.
     6. All notices, consents and other communications under this Agreement shall be in writing and shall be personally delivered (with provision for receipt) or sent by overnight express delivery service or sent by registered or certified mail (delivery and/or postage charges prepaid) and addressed to the addressees at the addresses first above stated. Each party may designate a change of address by notice to the other party, given at least fifteen (15) days before such change of address is to become effective. Notices personally delivered or delivered by overnight express carrier shall be deemed effective upon receipted delivery; notices sent by certified or registered mail shall be deemed effective upon the date of receipt or rejection by the addressee. Notwithstanding the foregoing, any notice pertaining to a change of address of a party shall be deemed effective only upon receipt or rejection by the party to whom such notice is sent.

     7. Noteholder acknowledges and agrees that Tenant’s inventory, equipment, trade fixtures and other personal property in the Demised Premises are not subject to the lien of Noteholder’s Mortgage and that removal of said personalty is governed by the terms of the Lease. Noteholder agrees that, except as pursuant to its rights as landlord under the Lease in the event of a foreclosure, Noteholder shall acquire no interest in any of Tenant’s personalty.
     8. As between Landlord and Tenant, Landlord and Tenant covenant and agree that nothing contained herein or anything done pursuant to the provisions hereof shall be deemed or construed to modify the Lease. As between Landlord and Noteholder, Landlord and Noteholder covenant and agree that nothing contained herein or anything done pursuant to the provisions hereof shall be deemed or construed to modify the Mortgage.
     9. If Noteholder sends written notice to Tenant to direct its rent payments under the Lease to Noteholder instead of Landlord, then Tenant agrees to follow the instructions set forth in such written instructions and deliver rent payments to Noteholder; however, Landlord and Noteholder agree that Tenant shall be credited under the Lease for any rent payments sent to Noteholder pursuant to such written notice, and that Landlord shall not further pursue Tenant for such payments made to Noteholder.
     10. This Agreement shall be binding upon and inure to the benefit of Noteholder, Tenant and Landlord and their respective successors and assigns.
     11. The term “Noteholder” as used herein shall include the successors and assigns of Noteholder and any person, party or entity which shall become the owner of the Property by reason of a foreclosure of the Mortgage or the acceptance of a deed or assignment or other conveyance in lieu of the foreclosure. The term “Tenant” as used herein shall include the present Tenant under the Lease and Tenant’s assigns and successors in interest under the Lease. The term “Landlord” as used herein shall mean and include the present Landlord under the Lease and such Landlord’s predecessors and successors in interest under the Lease. The term “Property” as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Mortgage.
     12. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.
     13. This Agreement shall be governed by and construed under the Laws of the State of                     .
     14. This Agreement may be executed in separate counterparts with signature pages assembled to make an enforceable document.
     IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first above written.

“NOTEHOLDER”
Deutsche Mortgage & Asset Receiving Corporation Commercial Pass-Through Certificates, Series COMM 2000-C1

				By:		,

ORIX Capital Markets, LLC as Servicer,

Name:	,	Witness

“TENANT”

By:

Name:	,	Witness	Name:

Title:

“LANDLORD”

By:

Name:	,	Witness

EXHIBIT G
LICENSE AGREEMENT FOR ROOF TOP ANTENNAE AND SATELLITE DISHES
     THIS LICENSE AGREEMENT FOR ROOF TOP ANTENNAE AND SATELLITE DISHES (this “Agreement”) is made as of this ___ day of                     , 200___, by and between FIRST CRYSTAL PARK ASSOCIATES LIMITED PARTNERSHIP, a Virginia limited partnership (“Licensor”) and NATIONAL CONSUMER COOPERATIVE BANK, a federally chartered institution, d/b/a National Cooperative Bank (“Licensee”).
RECITALS:
A. This Agreement is attached to and made a part of that certain lease dated                                         , by and between Licensee, as Tenant, and Licensor, as Landlord (the “Lease”) for the lease by Licensee of certain office space (the “Demised Premises”) in the building located at 2011 Crystal Drive, Arlington, Virginia (known herein and in the Lease as the “Building”), all as more particularly described in the Lease.
B. 1[Licensor has entered into a Management Agreement (the “Rooftop Management Agreement”) with                                          (“Rooftop Manager”) pursuant to which the Rooftop Manager has been engaged to perform certain services with respect to the use, operation, installation, maintenance and removal of communications transmission and receiving equipment (“Rooftop Communications Equipment”) located on the roof of the Building and the licensing of space on the roof of the Building for the location and operation of Rooftop Communications Equipment.]
C. [Notwithstanding the Rooftop Management Agreement, Licensor represents to Licensee that Licensor has the right to use or permit the use of all or any portion of the roof of the Building.] Pursuant to Section 41 of the Lease, Licensee desires to use a portion of the roof space of the Building to maintain and operate thereon one (1) antenna or satellite dish and related equipment as more particularly described in Schedule I attached hereto and incorporated herein by reference (“Antenna”).
D. Licensor and Licensee desire to provide the terms and conditions for Licensee’s use of the roof space as a location for the Antenna.
NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee intending to be legally bound, hereby agree as follows:
1. Integration of Recitals. The foregoing recitals are hereby incorporated and made a part hereof by this reference. All terms which are capitalized herein but not defined in this Agreement shall have the same meaning as set forth in the Lease.
2. Antenna and Equipment; Uses Permitted. Licensee, at the sole cost of Licensee, may install, maintain and operate the Antenna on the roof of the Building in the location designated on Schedule 2 attached hereto and incorporated hereby for the entire Lease Term (including any and all permitted renewals thereof). The height of any satellite dish permitted hereunder shall not exceed eight (8) feet and height of any antenna permitted hereunder shall not extend more than ten (10) feet above the tallest Building structure. The Antenna shall be deemed to be the Tenant’s Personal Property. The Antenna shall be for the exclusive and sole use of Licensee in the conduct of Licensee’s customary business being operated in the Demised Premises. Licensee’s right to install, operate, maintain and use the Antenna is exclusive to the location designated on Schedule 2 and does not confer upon Licensee the right to use of the other roof areas of the Building, it being understood that Licensor may, from time to time, grant similar rights to other tenants of the Building [and the Rooftop Manager may from time to time grant similar rights to others]. Any additional equipment necessary for the operation of the Antenna shall be installed in the Demised Premises or at the location described in Schedule 2 (as opposed to elsewhere in the Building or on the roof), except wiring and cabling and other similar connection devices which run between the Demised Premises and the location described in Schedule 2, which shall run only in such other locations as are approved in writing by Landlord.
3. Licensor’s Prior Approval; Operation.
     (a) Subject to the following, Landlord hereby approves Tenant’s right to install, operate and maintain the Antenna described on Schedule 1 attached hereto. Licensor may approve or reasonably reject the installation and operation of the Antenna within a reasonable time (not to exceed 10 business days) after Licensee submits to [the Rooftop Manager] all of the documentation required pursuant to Sections 5.6 and 6.4 of the Lease, including without limitation (1) plans and specifications for the Antenna (including size, location, height, weight and color) and specifications for installation thereof; (2) copies of all required governmental and quasi-governmental permits, licenses, special zoning variances, and authorizations, all of which Licensee shall obtain at its own cost and expense, which may be provided subsequent to Licensor’s initial approval, in which event approval may be conditioned upon receipt of such permits, licenses, special zoning variances and authorizations; (3) a policy or certificate of insurance evidencing such insurance coverage as may reasonably be required by Licensor for the installation, operation, use and maintenance of the Antenna. Licensor shall not be required to maintain any insurance on the Antenna, or any other Rooftop Communications Equipment. Licensor may withhold its approval of the Antenna if the installation, operation, use or removal of the Antenna may damage the structural integrity of the Building, interfere with any service provided by Licensor to tenants in the Building, interfere with any tenant’s business operation in the Building (including without limitation, the rights of such tenants to use the rooftop for their existing rooftop and related communications equipment), cause the violation of any law, ordinance, rule or regulation of any applicable governmental authority or other governmental regulation (including without limitation, any zoning ordinances, historic preservation laws, ordinances, rules or regulations, any restrictive covenants encumbering the Building, the requirements of the Federal Aviation Administration or the Federal Communications Commission, or applicable building or fire codes), or reduce the amount of leaseable space in the Building. Licensee shall not be entitled to rely on any such approval as being a representation by Licensor that such installation and operation is permitted by or in accordance with any governmental or quasi-governmental entity, authority or regulation. Upon request, Licensor, at no cost to Licensor, shall reasonably cooperate with Licensee in connection with Licensee’s obtaining any required approvals for the Antenna.
     (b) The Antenna shall not interfere in any way with the Building’s existing engineering, window washing or other maintenance functions. The Antenna must be properly secured and installed so as not to be affected by high winds or other elements. The Antenna must be properly grounded. The color and other aesthetics of the Antenna shall be reasonably approved by Licensor. The weight of the Antenna shall not exceed the load limits of the Building. In no event shall the Antenna or any appurtenant wiring or cabling interfere with or otherwise adversely affect the electrical, mechanical, structural, life safety or other systems of the Building. Tenant shall be responsible for repairing any damage to the roof of the Building and maintaining the same as the same relates to roof penetrations performed in connection with Licensee’s Antenna. Licensee shall operate the Antenna subject to the requirements of all

x1	Bracketed language to be inserted if there is a separate manager for the rooftop.

laws, ordinances, rules and regulations of any applicable governmental or quasi-governmental authority, including without limitation, zoning and historic preservation laws, ordinances, rules and regulations, as well as any restrictive covenants encumbering the Building.
     (c) [Under the Rooftop Management Agreement, the Rooftop Manager has been engaged, among other things, to review, on behalf of Licensor, the plans and specifications for the installation and maintenance of the Rooftop Communications Equipment and to supervise and monitor, on behalf of Licensor, all activities on the roof of the Building relating to the use, operation, installation, maintenance, repair, alteration and removal of Rooftop Communications Equipment. Licensee shall have no obligation to pay to Rooftop Manager or to Landlord any fees, costs or expenses relating to this Agreement, except as otherwise expressly herein provided.]
4. Installation; Expenses. Installation and maintenance of the Antenna shall be performed solely by Licensee’s contractors as approved by Licensor, in its sole but reasonable discretion. Licensee shall bear all costs and expenses incurred in connection with the installation, operation, use and maintenance of the Antenna. If operation of the Antenna shall require more than de minimis electrical power, Licensor may, at its sole option, install a separate meter, at Licensee’s sole expense. Licensee shall pay the actual cost of all electricity used as determined by such meter or, if no such meter is installed, as allocated by Licensor in its reasonable discretion. Licensee shall pay for any necessary (in Licensor’s reasonable discretion) alterations to the base Building, including without limitation, the roof structure and membrane, in connection with the installation, maintenance, operation and/or use of the Antenna. Licensee shall meet all of the conditions and terms of Section 6.4 of the Lease concerning Alterations in connection with the installation and removal of the Antenna.
5. No Payments. Licensee shall pay no rental fee, premium fee or similar cost or expense payable to Licensor or those claiming through or under Licensor to Licensor for the use of the rooftop space for the Antenna, except for any payments in accordance with paragraph 4, if applicable.
6. Licensee’s Indemnification. Licensee covenants and agrees that the installation, operation, use and removal of the Antenna will be at its sole risk. Licensee agrees to indemnify, defend and hold Licensor, its partners, employees and agents harmless from and against all claims, actions, damages, liability, judgments, settlements, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with the loss of life, personal or bodily injury, damage to property or business or any other loss or injury suffered by or claimed against Licensor, its partners, employees or agents, directly or indirectly, based on or arising out of the installation, operation, use, maintenance or removal of the Antenna, except to the extent caused by the negligence or willful misconduct of Licensor[, the Rooftop Manager or any of their respective employees, agents or contractors]. Licensor shall not be obligated or responsible for, and Licensee alone shall be responsible for, any damage, theft or vandalism of the Antenna and for any and all expenses resulting from any such damage, theft or vandalism.
7. Removal of Antenna. At the expiration or earlier termination of the Lease Term, Licensee, at Licensee’s sole cost, shall remove the Antenna. All damage and injury to the Building caused by any such removal by Licensee shall be promptly repaired by Licensee, at Licensee’s sole expense.
8. Time of the Essence. Time shall be of the essence with respect to Licensee’s obligations hereunder.
9. Entire Agreement. This Agreement and the Lease contain the entire agreement of the parties and neither Licensor nor any agent or representative of Licensor has made or is making, and Licensee, in executing and delivering this Agreement, is not relying upon, any warranties, representations, promises or statements whatsoever. No waiver or modification of any provision of this Agreement shall be effective unless expressed in writing and signed by all parties hereto.
10. Successors and Assigns. The rights permitted Tenant under this Agreement are personal to NCB, and shall be available solely to NCB (and any Affiliate of NCB), but shall not be available to any other transferee, sublessee or assignee of NCB. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties under Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
11. Notices. All notices hereunder shall be given in the manner described in the Lease, and shall be deemed delivered upon receipt or refusal to accept delivery, addressed as provided in the Lease.
12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.
13. Mechanic’s Liens. In the event any mechanic’s liens shall at any time be filed against the Building by reason of work , labor, services or materials performed for or furnished to Licensee in connection with the Antenna, Licensee shall cause the lien to be discharged or record or bonded off to the satisfaction of the Licensor, in accordance with the terms of the Lease applicable thereto.
14. Recordation. Licensee agrees not to record this Agreement or any memorandum thereof.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LICENSOR:

FIRST CRYSTAL PARK ASSOCIATES LIMITED PARTNERSHIP

By:	CESC Park One Manager L.L.C.,
General Partner
	By:	(SEAL)

Mitchell N. Schear
Executive Vice President
LICENSEE:

NATIONAL CONSUMER COOPERATIVE BANK,
a federally chartered institution, d/b/a National Cooperative Bank

By:		(SEAL)

Name:

Title:

EXHIBIT H
BASE BUILDING SHELL CONDITION
Finishes
•	Elevator Lobby/Common Corridors/Public Area: Finished walls, elevator doors and frames primed and finished; thresholds, call buttons, lights, code-required signage and the elevator lobby fire and life safety systems on multi-tenant floors.

•	Men’s and Women’s Restrooms: Completely finished and operational, with ceramic tile wet walls and ceramic tile floor and granite counter tops. Existing restrooms will undergo the following renovations: new sink counter tops, new tile floor, new mirrors, new paint and wall covering.

•	Window treatments: Existing window treatments are adjustable horizontal mini-binds installed on all exterior windows throughout the Premises, rolled up and protected. Damaged mini-blinds will be repaired or replaced.

•	Interior side of exterior walls, and interior side of demising walls and exterior wall columns. Any wall surface beneath or above exterior windows and all columns are delivered in their as is condition.

•	Existing doors and frames: All core entrance doors, frames and hardware on multi-tenant floors to remain.

•	Concrete Flooring: All concrete flooring level, complete and ready to accept carpet or VCT in accordance with standard construction industry tolerances for levelness (1/4” per 10’, non cumulative). Notwithstanding the foregoing, Landlord will contribute up to $40,000 to meet the level standard contained herein, if required.

•	Core partitions: As is, finished on one side on multi-tenant floors.

•	The Building lighting standard is for: 2x2 or 2x4, deep cell parabolic fixtures (T8).
Mechanical, Electrical and Plumbing
•	Electrical Power: Building shall have the capacity to support the following tenant usage within each electrical closet (exclusive of HVAC).

A minimum of 5 watts/USF for Tenant general power and distribution of 120/208 V.

A minimum of 2watts/USF for Tenant lighting at 120/208 V.

All panel boards, breakers, and transformers required for this service are installed.

•	Energy Management Systems: The building is equipped with an energy management system that operates the mechanical systems.

•	Plumbing tie-ins: The building has available on each floor the following: water taps and sanitary sewer.

•	Heating, Ventilation and Air Conditioning (HVAC): Heating, ventilating, and air conditioning systems should be capable of maintaining room conditions not in excess of 75° dry bulb and 20 — 60% relative humidity when outside conditions do not exceed 95°F and not less than 70°F dry bulb and 20% relative humidity when outside conditions are not less than 0°F dry bulb.

•	Existing slot diffusers will be stacked on the floor for Tenant’s use. Zones for VAV boxes shall not be greater than 1,000 SF/box (dependent on their design). Landlord will provide the VAV boxes that currently exist. If Tenant needs more to meet its requirement, Tenant will need to purchase out of TI allowance. The primary means for ventilation and air-conditioning is provided by two centrally located air handling units in the penthouse. These air handling units serve the interior and exterior zones through ceiling mounted VAV boxes that supply air distribution diffusers. Heating for the exterior zone is provided by ceiling mounted hydronic fan coil units that supply ceiling mounted diffusers along the perimeter window areas.
The building has the capacity to meet ASHRAE 62-2001, 20FCM/person by operating at 14.5% minimum OA.
Tenant’s proportionate share of condenser water from the Building commercial cooling tower is available for Tenant to use for its supplemental HVAC for a 1,000 square foot LAN/Computer Room/Computer Lab on a 24 by 7 basis.
Tenant’s proportionate share of condenser water from the Building commercial cooling tower is available for 24-hour service with a minimum of 5 tons capability per floor.
Tenant’s internal design heat load: Lights and equipment: 7 watts/SF usable (2 watt/SF light, 5 watts/SF power). People: 1 person/150 sq. ft. usable space.
•	Telephone: A telephone room in the core of each floor complete with sleeves on the floor. 4’ x 6’ plywood sheet on walls for each sleeve.
Life Safety/Security
•	Sprinkler system: Installed in accordance with current applicable code for shell space.

•	Fire Systems: The Premises will be demolished in anticipation of Tenant constructing its improvements. There is no county code requirement for delivery of the space that will be built by Tenant. Fire alarm riser in the core for future tenant use.

•	Code: The building shall meet all local building codes.

•	ADA: The building shall meet all applicable ADA requirements, including but not limited to the accessible route from parking lot to building entrance, accessible route through the building to the tenant space and all public accommodations including toilet rooms and drinking fountains.

•	Security: Building and elevator access card reader security system capable of letting Tenant tie into system.
Tenant shall have the option of running a 100-pair cable from the basement demarcation directly to Tenant’s computer room.
Additional Demolition and System Maintenance
•	Demo all improvements on 7th floor equivalent to that done on 8th floor.

•	Demo the cove ceiling and the marble cladding of the elevator lobby on the 8th floor.

•	Demo balance of corridor walls and finishes not yet done.

•	Clean the exterior windows on all faces of the glass including the inside faces of the storm window units upon completion of Tenant’s construction.

•	Remove old self-contained air conditioning units including piping back to the riser stack.

•	Remove existing PDU units sitting on the floor.

•	Remove the crumbling adhesive for the floor slab. Slab should be in a razor scrape condition.

•	Remove vinyl wall coverings from the core walls of the 7th and 8th floors.

•	Landlord to inspect all VAV boxes to confirm that all controllers and seals are in good working order. It is much easier to do this when the ceiling is opened up in the demo state and the units are original to the building and many of the wear components could need replacement.

•	Confirm the re-heat units are in good working order.

EXHIBIT I
1725 EYE FURNITURE
[To be attached if and at time Tenant exercises election
pursuant to Section 48 of Lease.]

EXHIBIT J
FORM OF FINAL WRITTEN OFFER FOR RENEWAL
[Letterhead of Landlord or Tenant, as applicable]
[Date]
This offer is provided pursuant to that certain Office Building Lease between National Consumer Cooperative Bank, d/b/a National Cooperative Bank, as Tenant, and First Crystal park Associates Limited Partnership, as Landlord, dated                     , as such lease may have been amended (the “Lease”).
Pursuant to Section 38.1 of the Lease, this notice shall constitute the undersigned’s final offer of the Prevailing Market Rate for the Renewal Term.
FINAL OFFER OF PREVAILING MARKET RATE FOR RENEWAL
TERM:                                                                                                    .
[FOR LANDLORD’S FINAL WRITTEN OFFER]
IMPORTANT REMINDER: THIS SHALL CONSTITUTE NOTICE TO TENANT THAT, IF THE PARTIES FAIL TO AGREE ON THE PREVAILING MARKET RATE FOR THE RENEWAL TERM BY                     [INSERT DATE THAT IS 3 BUSINESS DAYS AFTER THAT DATE WHICH IS 2 BUSINESS DAYS FOLLOWING THE END OF THE 30 DAY NEGOTIATION PERIOD], THEN TENANT’S RIGHT TO RESCIND ITS ELECTION TO RENEW THE LEASE TERM FOR THE RENEWAL TERM MUST BE EXERCISED, IF AT ALL, BY WRITTEN NOTICE TO LANDLORD NOT LATER THAN                      [INSERT DATE THAT IS 2 BUSINESS DAYS AFTER DATE IN PRECEDING BLANK]. FAILURE TO TIMELY DELIVER SUCH RESCISSION NOTICE IN ACCORDANCE WITH THE FOREGOING WILL RESULT IN A WAIVER OF TENANT’S RIGHT TO SO RESCIND ITS RENEWAL ELECTION.
[Signature of Landlord or Tenant, as applicable]

EXHIBIT K
LANDLORD WORK SPECIFICATIONS

Main Lobby Renovation
New solid surface flooring and walls
New ceiling and lighting
Reclad elevator doors and frames

Elevator Renovation
New wall and floor finishes
New ceiling and lighting
New car operating panels

Restroom Finishes
New wall and floor tile
New wallcovering and/or paint
New carpet
New stone countertops and underhung sinks
New stone purse shelves
New mirrors
New faucets and soap dispensers
New downlights
New plumbing
New urinal screens
Enlarged handicapped restrooms
New toilet accessories

Common Area Finishes
New 2x2 ceiling tile in existing grid
New 2x2 deep cell parabolic light fixtures
Wall covering
New carpet

EXHIBIT L
EXCLUSIVE EXTERIOR SIGNAGE AREA